   As filed with the Securities and Exchange Commission on February 12, 2002
                                                      Registration No. 333-75514

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  PRE-EFFECTIVE

                             AMENDMENT NO. 2 TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      PARTNERS TRUST FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Federal                        6712              (To be applied for)
(State or Other Jurisdiction of      (Primary Standard        (I.R.S. Employer
Incorporation or Organization)  Industrial Classification) Identification Number)

                               233 Genesee Street
                              Utica, New York 13501
                                 (315) 738-4750
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                John A. Zawadzki
                      President and Chief Executive Officer
                      Partners Trust Financial Group, Inc.
                               233 Genesee Street
                              Utica, New York 13501
                                 (315) 738-4750
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              John J. Gorman, Esq.
                                Alan Schick, Esq.
                   Luse Lehman Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015
                            Telephone: (202) 274-2000
                            Facsimile: (202) 362-2902


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                                            CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                              Proposed           Proposed
        Title of each class of              Amount to be      maximum            maximum           Amount of
     securities to be registered             registered     offering price      aggregate         registration
                                                              per share       offering price (1)      fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share    6,589,500 shares     $10.00           $65,895,000 (2)     $14,848 (3)

=====================================================================================================================

_________________________
(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Includes 191,928 shares to be contributed to a charitable foundation as part of the offering transaction.
(3) $14,284 fee was previously submitted for shares valued at $59,765,000. An additional $564.00 fee has been transmitted in connection with this filing in order to register 612,979 additional shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[LOGO]
                                            PARTNERS TRUST FINANCIAL GROUP, INC.
                                           Proposed Holding Company for SBU Bank

                                            5,563,125 Shares of common stock
================================================================================

     Partners Trust Financial Group is a federal corporation being organized by SBU Bank in connection with its reorganization into the mutual holding company structure. The shares offered represent 45.0% of the outstanding common stock of Partners Trust Financial Group. Depositors of SBU Bank will have a priority right to purchase these shares. In addition, up to 166,894 shares, or 1.35% of the shares to be outstanding, will be issued to a charitable foundation established by SBU Bank. Partners Trust, MHC is being organized as a federally chartered mutual holding company, and will own 53.65% of the outstanding common stock of Partners Trust Financial Group upon completion of the reorganization. We expect that the common stock of Partners Trust Financial Group will be quoted on the Nasdaq National Market under the symbol "PRTR." Partners Trust Financial Group intends to pay an annual cash dividend of $0.20, payable quarterly at $0.05 per share.
================================================================================

                              TERMS OF THE OFFERING
                             Price: $10.00 per share


                                                                 Minimum       Maximum
                                                               ------------  ------------
Number of shares ..........................................      4,111,875     5,563,125
Underwriting commissions and other expenses ...............    $ 1,618,293   $ 1,751,808
Net proceeds to Partners Trust Financial Group ............    $39,500,457   $53,879,442
Net proceeds per share to Partners Trust Financial Group...    $      9.61   $      9.69


                  We may sell up to 6,397,594 shares because of
      regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.

                            _________________________

 This investment involves a degree of risk, including the possible loss of principal.


                Please read the "Risk Factors" beginning on page 16


     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     We are offering the common stock on a best efforts basis, subject to certain conditions. Sandler O'Neill & Partners, L.P will assist us in our selling efforts. Sandler O'Neill & Partners, L.P. is not obliged to purchase any shares in the offering. Purchasers will not pay commissions in connection with the sale of common stock in the offering. If we do not receive orders for the minimum number of shares offered, the offering will be terminated. This offering is expected to terminate on March 18, 2002. We may extend this expiration date without notice to you, until May 2, 2002, unless the Office of Thrift Supervision approves a later date. The minimum number of shares that you may purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond May 2, 2002. If the offering is extended beyond May 2, 2002, subscribers will have right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at SBU Bank and will bear interest at our passbook savings rate. If the offering is terminated, subscribers will have their funds returned promptly, with interest.
                          ----------------------------
                        Sandler O'Neill & Partners, L.P.
                          ----------------------------

                                February __, 2002

                                TABLE OF CONTENTS


SUMMARY ..................................................................     4
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA ...........................    14
RECENT DEVELOPMENTS ......................................................    16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS ..............    18
RISK FACTORS .............................................................    22
FORWARD LOOKING STATEMENTS ...............................................    28
SBU BANK .................................................................    29
PARTNERS TRUST FINANCIAL GROUP, INC ......................................    29
PARTNERS TRUST, MHC ......................................................    29
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING ......................    30
OUR POLICY REGARDING DIVIDENDS ...........................................    31
MARKET FOR THE COMMON STOCK ..............................................    32
REGULATORY CAPITAL COMPLIANCE ............................................    33
CAPITALIZATION ...........................................................    34
PRO FORMA DATA ...........................................................    35
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE
  FOUNDATION .............................................................    43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ..................................................    46
BUSINESS OF PARTNERS TRUST FINANCIAL GROUP, INC ..........................    61
BUSINESS OF SBU BANK .....................................................    62
FEDERAL AND STATE TAXATION ...............................................    84
REGULATION ...............................................................    86
MANAGEMENT ...............................................................    95
THE REORGANIZATION AND OFFERING ..........................................   108
RESTRICTIONS ON ACQUISITION OF PARTNERS TRUST FINANCIAL GROUP ............   131
DESCRIPTION OF CAPITAL STOCK .............................................   134
TRANSFER AGENT AND REGISTRAR .............................................   135
LEGAL AND TAX MATTERS ....................................................   135
CHANGE IN ACCOUNTANTS ....................................................   135
EXPERTS ..................................................................   136
REGISTRATION REQUIREMENTS ................................................   136
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION ..............................   136

                                      [MAP]

                                     SUMMARY

     You should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

The Reorganization and Stock Offering

     SBU Bank is a federally chartered mutual savings bank headquartered in Utica, New York. We are reorganizing into the mutual holding company structure. As part of the reorganization, Partners Trust Financial Group is offering for sale 5,563,125 shares to the public, representing 45.0% of its outstanding common stock. In addition, up to 166,894 shares, or 1.35% of the shares to be outstanding, will be issued to a charitable foundation to be established by us. Partners Trust, MHC, a federally chartered mutual holding company, will own 53.65% of the outstanding common stock of Partners Trust Financial Group. After the reorganization, Partners Trust Financial Group will own 100% of stock of SBU Bank.

     This chart shows our new structure after the reorganization:

         -------------------------                Public Stockholders
            Partners Trust, MHC                      (including the
                                                 charitable foundation)
         -------------------------

 53.65% of Partners Trust                               46.35% of Partners Trust
        Financial Group's                               Financial Group's common
             common stock                               stock

                            ------------------------
                                 Partners Trust
                              Financial Group, Inc.
                            ------------------------

                                         100% Ownership

                          -----------------------------
                                    SBU Bank

                          -----------------------------


     The reorganization has been structured as a tax-free reorganization under federal and state tax law. For further information regarding the tax-free nature of the reorganization, see "The Reorganization and Offering - Federal and State Tax Consequences of the Reorganization."

The Mutual Holding Company Structure

     The mutual holding company structure differs in significant respects from the holding company structure used in a standard mutual to stock conversion. A savings bank converting to the stock form using the mutual holding company structure sells only a minority of its shares to the public. Following our reorganization, Partners Trust, MHC will hold a majority of the shares of Partners Trust Financial Group's common stock. The same directors and officers who manage SBU Bank will manage Partners Trust Financial Group and Partners Trust, MHC. We are utilizing the mutual holding company structure to achieve the benefits of a stock company without the risk of loss of control that we believe is associated with a complete conversion from mutual to stock form.

The Companies

SBU Bank

     Formerly known as The Savings Bank of Utica, we are a federally chartered mutual savings bank, headquartered in Utica, New York. Established in 1839 as a New York chartered mutual savings bank, we converted to a federal savings bank to conduct our mutual holding company reorganization and related stock offering.

     At September 30, 2001, we had total assets of $985.7 million, total deposits of $609.8 million, and equity of $99.2 million. We are a community and customer oriented savings bank operating nine full-service branch offices in the New York counties of Oneida, Herkimer and Onondaga, which we consider our primary market area. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets.

The following are highlights of SBU Bank's operations:

     . a 162 year history of providing financial products and services to individuals, families and small business customers in central New York State;

     .     the largest deposit market share in Oneida County, New York;

     .     a diversified lending portfolio;

     .     capital strength;

     . a new management team with considerable commercial banking experience; and

     . a strategy designed to capitalize on our historical roots by expanding our banking relationships with customers and diversifying our revenue stream.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy."

Partners Trust Financial Group, Inc.

     Partners Trust Financial Group has not engaged in any business to date. Partners Trust Financial Group will be formed effective upon completion of the reorganization and will own all of the common stock of SBU Bank. Purchasers in the offering will own 45.0% of Partners Trust Financial Group's common stock, the charitable foundation will own 1.35% of the shares of Partners Trust Financial Group common stock, and Partners Trust, MHC will own 53.65% of the shares of Partners Trust Financial Group common stock. See "Business of Partners Trust Financial Group."

Partners Trust, MHC

     Partners Trust, MHC has not engaged in any business to date. Partners Trust, MHC will be formed effective upon completion of the reorganization. As long as we operate in the mutual holding company structure, Partners Trust, MHC must own at least a majority of the outstanding common stock of Partners Trust Financial Group. We do not expect that Partners Trust, MHC will engage in any business activity other than owning a majority of the common stock of Partners Trust Financial Group.

Reasons for the Reorganization

     The primary purpose of the reorganization is to establish a structure that
(1) will enable us to compete and expand more effectively in the financial services marketplace, and (2) will enable our depositors, employees, management and Directors to obtain an equity ownership interest in, and thereby participate in the future success of, the bank.

     Our new structure will permit Partners Trust Financial Group to issue capital stock, which is a source of capital not available to a mutual savings bank. Because only a minority of the common stock will be sold in the reorganization, our current mutual form of ownership and our ability to remain an independent and community oriented savings bank will be preserved.

     The reorganization into a mutual holding company is intended to provide the following benefits:

     . greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions,

     .     greater flexibility to diversify into other financial services,

     . broader investment opportunities through the holding company structure, and

     . better capital management tools, including the ability to pay cash dividends and repurchase shares of our common stock.

     In addition, the reorganization will allow Partners Trust Financial Group to establish stock benefit plans for management and employees, including stock option plans, stock award plans and an employee stock ownership plan, in order to allow us to retain and attract qualified personnel.

     The Board of Directors of SBU Bank unanimously approved the reorganization as being in the best interests of the bank, our depositors and the communities we serve.

Terms of the Offering

     We are offering between 4,111,875 and 5,563,125 shares of common stock of Partners Trust Financial Group to qualifying depositors, tax-qualified employee plans and possibly to the public. The maximum number of shares that we sell in the offering may increase by up to 15%, to 6,397,594 shares, as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. The increase in the offering range may also occur to fill the purchase order of our employee stock ownership plan. Unless the number of shares to be issued is increased to more than 6,397,594, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Sandler O'Neill & Partners, L.P., our marketing advisor in connection with the reorganization, will use its best efforts to assist us in selling our stock. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

     We are offering the shares of common stock of Partners Trust Financial Group in a "subscription offering" in the order of priority listed below:

     (1) Depositors with accounts at SBU Bank with aggregate balances of at least $50 on September 30, 2000;

     (2) The tax-qualified employee benefit plans of SBU Bank (including the employee stock ownership plan), which will provide retirement benefits to our employees;

     (3) Depositors with accounts at SBU Bank with aggregate balances of at least $50 on December 31, 2001; and

     (4) Other depositors of SBU Bank on January 31, 2002, the voting record date for the special meeting of depositors, who do not already have subscription rights in the above priorities.

     The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with preference to natural persons residing in Herkimer, Onondaga, Madison and Oneida Counties, New York. Shares may also be offered to the general public. The direct community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicate of brokers in a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share

     The offering range is based on an independent valuation prepared by RP Financial, LC, an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive a fee of $35,000 for preparing the independent appraisal.

     The appraisal incorporated an analysis of a peer group of publicly-traded mutual holding company institutions that RP Financial considered to be comparable to Partners Trust Financial Group. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group's fully-converted pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Partners Trust Financial Group and the peer group, to Partners Trust Financial Group's pro forma earnings and book value to derive the estimated pro forma market value of Partners Trust Financial Group.

     RP Financial has estimated that as of January 25, 2002 the pro forma market value of Partners Trust Financial Group ranged from a minimum of $91,375,000 to a maximum of $123,625,000, with a midpoint of $107,500,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by Partners Trust Financial Group will range from 9,137,500 shares to 12,362,500 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of mutual savings banks. Partners Trust Financial Group is offering 45.0% of these shares, or between 4,111,875 shares and 5,563,125 shares, to depositors and the public. In addition, we will issue 1.35% of such shares, or between 123,356 shares and 166,894 shares (together with cash), to the charitable foundation. The establishment of the charitable foundation had the effect of reducing the valuation of Partners Trust Financial Group. See "Comparison of Valuation and Pro Forma Information With and Without The Foundation."

     The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Partners Trust Financial Group on a fully-converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Partners Trust Financial Group's pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 4.1% on a price-to-earnings basis and a discount of 31.0% on a price-to-book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization.

                                     Fully Converted         Fully Converted
                                   Equivalent Pro Forma    Equivalent Pro Forma
                                         price to              price to book
                                     earnings multiple          value ratio
                                     -----------------          -----------

Partners Trust Financial Group

Maximum                                    17.59x                  60.40%
Minimum                                    13.19                   51.51

Valuation of peer group companies
as of 1/25/02
Averages                                        18.35x                87.51%
Medians                                         18.03                 88.00


The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Partners Trust Financial Group as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

     The independent appraisal will be updated before we complete the offering and reorganization. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. The estimated pro forma market value of Partners Trust Financial Group may be increased by up to 15%, to up to $142,168,750. If this occurs, the maximum number of shares sold to depositors and the public, and the number of shares issued to the foundation, will increase proportionately. See "Pro Forma Data."

Limits on Your Purchase of the Common Stock

     The minimum purchase is $250 (25 shares). No individual or individuals, through a single account, may purchase more than $200,000 (20,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $300,000:

     .     relatives of you or your spouse living in your house

     .     accounts registered to the same address

     . companies, trusts or other entities in which you have an interest or hold a position

     .     other persons who may be acting together with you


     We may increase or decrease the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. The employee stock ownership plan ("ESOP") is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations. For example, the ESOP may purchase up to 328,950 and 445,050 shares of common stock, respectively, at the minimum and maximum of the offering range. For additional information on these purchase limitations see "The Reorganization And The Offering -- Limitations On Purchases of Common Stock."

How You May Pay for Your Shares

     In the subscription offering and the direct community offering you may pay for your shares only by:

     (1)   personal check, bank check or money order; or

     (2) authorizing us to withdraw money from your deposit accounts maintained with SBU Bank.

     SBU Bank cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualifying account is so registered.


 Deadline for Orders of Common Stock

     If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by SBU Bank no later than 5:00 p.m., New York time, on March 18, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order forms to one of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond May 2, 2002.

Termination of the Offering

     The subscription offering will terminate at 5:00 p.m., New York time, on March 18, 2002. We expect that the direct community offering would terminate at the same time. We may extend this expiration date without notice to you, until May 2, 2002, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond May 2, 2002, we will be required to resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond March 28, 2004.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

     If we do not receive orders for at least 4,111,875 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the May 2, 2002 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering. See "The Reorganization And The Offering--Limitations On Purchases of Common Stock."

Our Contribution of Stock and Cash to The Charitable Foundation

     To further our commitment to our local community, we intend to establish a charitable foundation as part of the reorganization. We will make a contribution to the foundation in the form of shares of common stock and cash. The number of shares of common stock to be contributed to the foundation will equal 3.0% of the shares sold in the offering, or between 123,356 and 166,894 shares, having an initial market value of between $1,233,560 and

$1,668,940. The balance of the contribution will consist of $200,000 in cash. As a result of the contribution of cash and stock to the charitable foundation, Partners Trust will record a pre-tax expense of between $1.4 million and $1.9 million. The foundation will be dedicated exclusively to supporting charitable causes and community development activities. During the years ended December 31, 2000, 1999 and 1998, our tax-deductible charitable contributions totaled $141,000, $144,000 and $186,000, respectively.

     The issuance of these additional shares of common stock to the foundation will:

     . dilute the voting interests of purchasers of Partners Trust Financial Group common stock in this offering, and

     . result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made.

     See "Risk Factors - The Contribution of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Income in 2002," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "The Reorganization and Offering - Establishment of the Charitable Foundation."

Market for the Common Stock

     We expect to receive conditional approval for the common stock of Partners Trust Financial Group to be quoted on the Nasdaq National Market under the symbol "PRTR". Sandler O'Neill & Partners, L.P. currently intends to make a market in the common stock but it is under no obligation to do so. See "Market For The Common Stock."

How We Intend to Use the Proceeds We Raise from the Offering

     Assuming we sell 5,563,125 shares in the offering, we intend to distribute the net proceeds as follows:

     .     $26.9 million will be contributed to SBU Bank;

     . $4.5 million will be loaned to the ESOP to fund its purchase of common stock; and

     .     $22.5 million will be retained by Partners Trust Financial Group.

     Partners Trust Financial Group intends to use the net proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other financial service businesses to pay dividends and for other general corporate purposes, including possibly the repurchase of shares of common stock. SBU Bank may use the proceeds it receives to make loans, to purchase securities, to expand its retail banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend To Use The Proceeds From The Offering." Neither SBU Bank nor Partners Trust Financial Group is considering any specific acquisition or expansion transaction at this time.

Our Policy Regarding Dividends

     Partners Trust Financial Group intends to pay an annual cash dividend per share of $0.20, payable quarterly at the rate of $0.05 per share. The payment of dividends is expected to commence in the third quarter of 2002. For a discussion of Partners Trust Financial Group's anticipated dividend policy, including restrictions on its ability to pay dividends, see "Our Policy Regarding Dividends."

Our Directors, Officers and Employees Will Receive Additional Compensation and Benefit Programs After the Reorganization

     In order to align the interests of our officers, Directors and employees more closely to our stockholders' interests, we intend to establish certain benefit plans that use our common stock as compensation. Accordingly, we are adding new benefit plans for our officers and employees at no cost to them, including an employee stock ownership plan. We also plan to adopt a stock option plan and recognition and retention plan following the reorganization. The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Employee Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity" and "Management-Future Stock Benefit Plans."

     The following table summarizes the benefits that our directors, officers and employees may receive as a result of the reorganization, at the midpoint of the offering range:


                                                                                      Value of Shares
                                    Individuals Eligible          % of               Based on Midpoint
         Plan                         to Receive Awards         Shares Sold          of Offering Range
-------------------------           --------------------        -----------      -------------------------
Employee stock ownership plan         All employees                   8%            $3,870,000

Recognition and retention plan        Directors and officers          4%            $1,935,000

Stock option plan                     Directors and officers         10%                    --/(1)/


______________
/(1)/ Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

Possible Conversion of Partners Trust, MHC to Stock Form

     In the future, Partners Trust, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, depositors of SBU Bank would have subscription rights to purchase shares of Partners Trust Financial Group and the stockholders of Partners Trust Financial Group would be entitled to exchange their shares of common stock for shares of the converted Partners Trust, MHC in a manner that is fair and reasonable to the shareholders. The exchange ratio for the public shareholders would be based on the pro forma market valuation of Partners Trust Financial Group at the closing of the second-step conversion. The exchange ratio would be determined based upon numerous factors, including the financial condition and results of operations of Partners Trust Financial Group at the time of the second step transaction, market conditions then prevailing in general and with respect to financial institutions in particular, and regulatory review. A higher pro forma market valuation in a second-step conversion increases the exchange ratio that would be received by the public shareholders. Partners Trust Financial Group's public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. See "Regulation--Holding Company Regulation--Conversion of Partners Trust, MHC to Stock Form." The Board of Directors has no current plan to undertake a "second-step conversion" transaction.


  We Believe That Subscription Rights Have No Value, But The Internal Revenue Service May Disagree

     Tax counsel, Luse Lehman Gorman Pomerenk & Schick, PC., believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. Whether or not the subscription rights in fact have value for tax purposes is dependent upon all of the facts and circumstances that occur. If the Internal revenue Service determines that subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Partners Trust Financial Group could recognize gain on such distribution. See "The Reorganization and Offering--Federal and State Tax Consequences of the Reorganization."

  How You May Obtain Additional Information Regarding the Reorganization

     If you have any questions regarding the reorganization, please call the Conversion Center at (877) 890-9657, Monday through Friday between 10:00 a.m. and 4:00 p.m., New York time.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of SBU Bank. The information presented as of September 30, 2001, and for the nine months ended September 30, 2001 and 2000 is unaudited, but in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results for these periods. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

                                           September                           December 31,
                                                      -------------------------------------------------------------
                                           30, 2001       2000        1999         1998         1997        1996
                                         -----------  -----------  ----------   ----------  ----------   ----------
                                         (Unaudited)                          (In thousands)
                                         -----------
Selected Financial Condition Data:
 Total assets .........................  $  985,733    $1,017,344  $  973,362   $  893,638   $ 939,075   $  904,410
 Loans, net(1) ........................     597,171       604,210     568,887      551,331     618,451      657,886
 Securities ...........................     312,587       344,221     321,164      283,367     265,134      200,930
 Deposits .............................     609,757       640,966     636,300      641,352     685,029      672,039
 Borrowings(2) ........................     263,511       271,899     240,354      160,481     162,440      148,983
 Equity ...............................      99,154        89,911      81,624       79,321      78,125       71,390

                                            Nine Months Ended
                                              September 30,                      Year Ended December 31,
                                          --------------------  -----------------------------------------------------
                                             2001       2000       2000      1999       1998       1997       1996
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (Unaudited)                            (In thousands)
                                              -----------
Selected Operating Data:
  Interest income .....................   $  52,292  $  53,010  $  71,261  $  66,883  $  68,807  $  72,864  $  70,702
  Interest expense ....................      30,442     31,504     42,972     35,022     35,842     36,912     35,125
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income .................      21,850     21,506     28,289     31,861     32,965     35,952     35,577
  Provision for loan losses ...........       1,293        195      1,097         --      7,510      3,296      5,145
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
 Net interest income after provision
    for loan losses ...................      20,557     21,311     27,192     31,861     25,455     32,656     30,432
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Non-interest income .................       5,542      5,333      6,822      5,613      5,789      5,905      4,870
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Non-interest expense ................      19,514     19,429     26,056     27,747     30,153     28,378     26,697
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income tax expense ....       6,585      7,215      7,958      9,727      1,091     10,183      8,605
  Income tax expense ..................       1,764      2,441      2,547      3,601        395      3,968      3,595
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income ..........................   $   4,821  $   4,774  $   5,411  $   6,126  $     696  $   6,215  $   5,010
                                          =========  =========  =========  =========  =========  =========  =========


_____________________________
(1) Loans are shown net of allowance for loan losses, net deferred fees and costs, and unearned discounts.
(2)      Includes mortgagors' escrow funds.

                                                         At or For the Nine
                                                            Months Ended
                                                           September 30,               At or For the Year Ended December 31,
                                                        ---------------------  ----------------------------------------------------
                                                         2001(1)     2000(1)     2000       1999       1998       1997       1996
                                                        ---------   ---------  --------   --------   --------   --------   --------
Selected Financial and Other Data:(2)
Performance:
  Return on average assets ..........................        0.65%      0.64%      0.54%      0.65%      0.08%      0.66%      0.56%
  Return on average equity ..........................        6.74       7.57       6.34       6.94       0.88       8.07       7.20
  Interest rate spread information:
   Average during period ............................        2.74       2.73       2.65       3.20       3.44       3.72       3.85
   End of period ....................................        2.78       2.67       2.74       2.79       3.47       3.54       3.85
  Net interest margin(3) ............................        3.14       3.09       3.03       3.61       3.82       4.07       4.21
  Average interest-earning assets to
   average interest-bearing liabilities .............      109.23     107.96     108.01     110.49     109.28     108.37     108.51
  Non-interest expense to average total assets ......        2.62       2.61       2.61       2.96       3.31       3.03       3.01
  Efficiency ratio(4) ...............................       72.38      72.75      74.56      74.11      77.88      68.81      66.02

  Asset Quality Ratios:
  Non-performing loans to total loans ...............        0.82%      1.20%      1.46%      1.78%      2.72%      3.08%      3.13%
  Non-performing assets to total assets .............        0.52       0.73       0.89       1.07       1.83       2.31       2.41
  Allowance for loan losses to
   non-performing loans .............................      150.86     116.82      84.83      90.75      66.39      50.39      51.24
  Allowance for loan losses to total loans ..........        1.24       1.40       1.24       1.61       1.81       1.55       1.61

  Capital Ratios:
  Average equity to average assets ..................        9.60%      8.48%      8.54%      9.42%      8.71%      8.23%      7.84%
  Leverage capital(5) ...............................        9.49       8.86       8.82       8.52       8.70       8.22       7.87
  Total risk-based capital(5) .......................       19.59      18.26      17.86      18.39      18.24      17.38      15.18

  Other Data:
  Number of full-service offices ....................           9         12         13         12         12         11          9
  Full time equivalent employees ....................         220        278        263        298        328        313        309

__________________________
(1)   Ratios for the nine-month periods have been annualized.
(2)   Averages presented are daily averages.
(3)   Net interest income divided by average interest-earning assets.
(4) Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Leverage capital ratios are presented as a percentage of tangible assets. Risk-based capital ratios are presented as a percentage of risk-weighted assets.

                               Recent Developments

         The selected financial condition and operating data presented below as of December 31, 2001 and September 30, 2001, for the three months ended December 31, 2001 and 2000, and for the year ended December 31, 2001 is unaudited. In the opinion of management, the unaudited selected data contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results of such periods. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in this prospectus. The selected data, as of and for the year ended December 31, 2000, is derived from the audited consolidated financial statements of SBU Bank and subsidiaries.

                                                        December 31, 2001        September 30, 2001      December 31, 2000
                                                        -----------------        ------------------      -----------------
                                                           (Unaudited)               (Unaudited)
                                                           -----------               -----------
                                                                                   (In thousands)
Selected Financial Condition Data:
 Total assets .......................................      $       983,405         $       985,733         $     1,017,344
 Loans, net(1) ......................................              596,271                 597,171                 604,210
 Securities .........................................              309,035                 312,587                 344,221
 Deposits ...........................................              604,969                 609,757                 640,966
 Borrowings(2) ......................................              262,193                 263,511                 271,899
 Equity .............................................              100,148                  99,154                  89,911

                                                        Three Months Ended December 31,          Year Ended December 31,
                                                        -------------------------------       ----------------------------
                                                             2001             2000                2001           2000
                                                        --------------  ---------------       ------------  --------------
                                                          (Unaudited)     (Unaudited)         (Unaudited)
                                                                                    (In thousands)
Selected Operating Data:
  Interest income ...................................    $    16,237       $    18,251         $    68,529     $    71,261
  Interest expense ..................................          8,420            11,468              38,862          42,972
                                                        ------------      ------------        ------------    ------------
  Net interest income ...............................          7,817             6,783              29,667          28,289
  Provision for loan losses .........................            379               902               1,672           1,097
                                                        ------------      ------------        ------------    ------------
  Net interest income after provision
    for loan losses .................................          7,438             5,881              27,995          27,192
                                                        ------------      ------------        ------------    ------------
  Non-interest income ...............................          1,591             1,489               7,133           6,822
                                                        ------------      ------------        ------------    ------------
  Non-interest expense ..............................          6,644             6,627              26,158          26,056
                                                        ------------      ------------        ------------    ------------
  Income before income tax expense ..................          2,385               743               8,970           7,958
  Income tax expense ................................            565               106               2,329           2,547
                                                        ------------      ------------        ------------    ------------
  Net income ........................................    $     1,820       $       637         $     6,641     $     5,411
                                                        ============       ===========         ===========     ===========

__________________________
(1) Loans are shown net of allowance for loan losses, net deferred fees and costs, and unearned discounts.
(2)   Includes mortgagors' escrow funds.

                                                                   At or For the Three Months           At or For the Year
                                                                    Ended December 31,                  Ended December 31,
                                                             ------------------------------------  ----------------------------
                                                                 2001(1)           2000(1)           2001             2000
                                                             ----------------  ------------------  ------------  --------------
Selected Financial and Other Data:(2)
Performance:
  Return on average assets ...............................              0.73%           0.25%            0.67%          0.54%
  Return on average equity ...............................              7.17            2.87             6.85           6.34
  Interest rate spread information:
   Average during period .................................              3.00            2.45             2.80           2.65
   End of period .........................................              3.20            2.74             3.20           2.74
  Net interest margin(3) .................................              3.37            2.84             3.20           3.03
  Average interest-earning assets to average
   interest-bearing liabilities ..........................            110.36%         108.17%          109.51%        108.01%
  Non-interest expense to average total assets ...........              2.68            2.60             2.63           2.61
  Efficiency ratio(4) ....................................             71.36           80.43            72.12          74.56

  Asset Quality Ratios:
  Non-performing loans to total loans ....................              1.51%           1.46%            1.51%          1.46%
  Non-performing assets to total assets ..................              0.95            0.89             0.95           0.89
  Allowance for loan losses to non-performing loans ......             86.85           84.83            86.85          84.83
  Allowance for loan losses to total loans ...............              1.31            1.24             1.31           1.24

  Capital Ratios:
  Average equity to average assets .......................             10.23%           8.72%            9.76%          8.54%
  Leverage capital(5) ....................................              9.86            8.82             9.86           8.82
  Total risk-based capital(5) ............................             20.39           17.86            20.39          17.86

  Other Data:
  Number of full-service offices .........................                 9              13                9             13
  Full time equivalent employees .........................               224             263              224            263

_______________________
(1)      Ratios for the three-month periods have been annualized.
(2)      Averages presented are daily averages.
(3)      Net interest income divided by average interest-earning assets.
(4) Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.
(5) Leverage capital ratios are presented as a percentage of tangible assets. Risk-based capital ratios as presented as a percentage of risk-weighted assets.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at December 31, 2001 and December 31, 2000

         Total assets decreased by $33.9 million, or 3.3% to $983.4 million at December 31, 2001, from $1.0 billion at December 31, 2000. The decrease reflects a reduction in loans and securities.

         Total loans decreased $7.6 million, or 1.2% to $604.6 million at December 31, 2001 compared to $612.3 million at December 31, 2000. Residential real estate loans increased $26.6 million or 7.4% during the period as low market interest rates resulted in increased levels of originations. This increase was more than offset, however, by reductions in all other loan categories. Commercial real estate loans and commercial loans declined $15.5 million or 10.8% and $14.2 million or 30.4%, respectively. The decrease in our commercial real estate and commercial loan portfolios reflects changes in our pricing of such loans in 2001 that, when combined with declining market interest rates and aggressive pricing by our competitors, resulted in fewer originations of commercial loan products. Our portfolio of such loans decreased as existing loans were repaid or refinanced. We also selectively reduced credit exposure on an account by account basis through participations and the loan renewal process.



         Non-performing loans totaled $9.1 million at December 31, 2001 compared with $5.0 million and $8.9 million at September 30, 2001 and December 31, 2000, respectively. The increase in non-performing loans of $4.2 million from September 30, 2001 is primarily attributable to a $4.9 million loan relationship that was placed on non-accrual status in December 2001. The relationship is secured by commercial real estate and was 30 days past due at December 31, 2001. However management's assessment of the ultimate collectibility of all principal and interest indicated the loan is impaired and the accrual of interest should cease. A $550,000 impairment allowance was created for this loan. This allowance was created from the provision for loan losses for the quarter and partially from allocation of balances from the commercial real estate allowance.

     Additionally, there were $1.4 million in commercial loans outstanding to a local manufacturer that were one month past maturity at December 31, 2001. These loans were not recorded as non-performing because the loans were not contractually past due ninety days or more and were not considered impaired based on our evaluation of the collateral.



         Securities decreased $35.2 million to $309.0 million at December 31, 2001 compared to $344.2 million at December 31, 2000. The decrease in our securities occurred primarily in our mortgage-backed securities portfolio which decreased $27.5 million, or 18.3%, to $122.6 million from $150.1 million. Maturities and paydowns on securities were used to fund the deposit outflow discussed below.

         Total deposits decreased $36.0 million, or 5.6% to $605.0 million at December 31, 2001 compared to $641.0 million at December 31, 2000. Time accounts declined $38.2 million, or 11.6%. Included in this amount was $19.8 million of matured brokered certificates of deposit that were not renewed by us because lower cost funding was available through the Federal Home Loan Bank of New York's advance program. The remaining reduction in time accounts occurred as we reduced our time account pricing in response to declining yields on loans and investments. The decline in pricing resulted in rates for our time accounts being less than the rates offered by much of our competition.

         Our borrowings decreased to $262.2 million at December 31, 2001 from $271.9 million at December 31, 2000.

         Total equity increased $10.2 million, or 11.4% to $100.1 million from $89.9 million at December 31, 2000, as a result of net income of $6.6 million for the year ended December 31, 2001, and an increase of $3.6 million in the after-tax net unrealized gain on our available-for-sale securities.

Comparison of Operating Results for the Three Months Ended December 31, 2001 and December 31, 2000

         General. Net income for the three months ended December 31, 2001 was $1.8 million, an increase of $1.2 million or 185.7% from $637,000 for the three months ended December 31, 2000. Increases in net interest income and non-interest income and a reduction in the provision for loan losses were partially offset by an increase in income tax expense.

         Net Interest Income. Net interest income for the last three months of 2001 totaled $7.8 million, an increase of 15.2% over $6.8 million for the three months ended December 31, 2000. The net interest spread, or the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities, for the three month period was 3.00%, compared to 2.45% for the same period of 2000. The net interest margin for the three months ended December 31, 2001 and 2000 was 3.37% and 2.84%, respectively. The improvement in the net interest margin resulted from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities. This ratio was 110.36 % for the three months ended December 31, 2001, compared with 108.17% for the same period in 2000. The increase occurred as the growth in our equity was invested in earning assets.

         Interest income decreased by $2.0 million, which was attributable to a reduction in the yield on earning assets caused by the decline in market interest rates and a reduction in average earning assets. The average balance of interest earning assets was $919.2 million for the three months ended December 31, 2001, a reduction of $30.1 million, or 3.2%, from the fourth quarter of 2000. The average balance of securities decreased to $301.6 million from $345.1 million, and the average balance of federal funds and interest-bearing deposits increased to $21.5 million from $2.0 million. Yields on earning assets for the period decreased to 7.01% from 7.66% during the comparative period. Interest expense decreased by $3.0 million, reflecting the decline in market rates, as well as a decrease in average interest-bearing deposits and borrowings to $832.9 million from $877.6 million. Rates paid on interest-bearing liabilities decreased to 4.01% in the fourth quarter of 2001 from 5.21% for the same period in 2000.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

         We recorded a provision for loan losses of $379,000 for the three months ended December 31, 2001, compared to $902,000 for the same period of 2000. The decrease resulted from a $1.7 million decrease in gross charge-offs during the three-month period ended December

31, 2001 to $500,000, as compared to $2.2 million for the same period in 2000. We used the same general methodology in assessing the adequacy of the allowance for both periods. The allowance for loan losses was $7.9 million, or 1.31% of loans outstanding at December 31, 2001, as compared with $7.6 million, or 1.24% of loans outstanding at December 31, 2000 and $7.5 million, or 1.24% of loans outstanding at September 30, 2001. The balances of our loan portfolio at December 31, 2001 was $596.3 million, compared to $597.2 million at September 30, 2001 and $604.2 million at December 31, 2000. Non-performing loans were 1.51% of total loans at December 31, 2001, as compared to 0.82% and 1.46% at September 30, 2001 and December 31, 2000, respectively.

         Non-Interest Income. Non-interest income is comprised primarily of fee income derived from bank services and increases in the cash surrender value of bank-owned life insurance.

         Non-interest income increased $102,000, or 6.9% to $1.6 million for the three months ended December 31, 2001, compared to $1.5 million for the same period in 2000.

         Non-Interest Expense. Non-interest expense remained essentially unchanged at $6.6 million for the three months ended December 31, 2001 and 2000.

         Income Tax Expense. Income tax expense was $565,000 for the three month period ended December 31, 2001 compared to income tax expense of $106,000 for the three month period ended December 31, 2000. The increase in tax expense is primarily attributed to the increase in income before taxes.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

         General. Net income for the year ended December 31, 2001 was $6.6 million, which was $1.2 million higher than 2000. Increases in net interest income and non-interest income were partially offset by increases in the provision for loan losses and non-interest expenses.

         Net Interest Income. Net interest income for 2001 totaled $29.7 million, an increase of 4.9% over the $28.3 million for 2000. The net interest spread for 2001 was 2.80% compared to 2.65% for 2000. The net interest margin for 2001 and 2000 was 3.20% and 3.03%, respectively. The improvement in the net interest margin resulted from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities. This ratio was 109.51% for 2001 compared with 108.01% for 2000. The increase occurred as the growth in our equity was invested in earning assets.

         Interest income decreased by $2.7 million, which was attributable to a reduction in the yield on earning assets caused by the decline in market interest rates and a reduction in the average balance of interest-earning assets. The average balance of interest-earning assets declined $7.6 million, or 0.8%, to $927.1 million in 2001, compared to $934.7 million in 2000. The average balance of loans increased to $600.0 million from $587.5 million, the average balance of securities decreased to $317.7 million from $346.1 million, and the average balance of federal funds and interest-bearing deposits increased to $9.5 million from $1.2 million. Yields on earning assets for 2001 decreased to 7.39% from 7.62% for 2000. Interest expense decreased by $4.1 million, reflecting the decline in market rates, as well as a decrease in average interest-bearing deposits and borrowings to $846.6 million from $865.4 million. Rates paid on interest-bearing liabilities decreased to 4.59% for 2001 from 4.97% for 2000.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

         We recorded a provision for loan losses of $1.7 million for 2001, compared to $1.1 million in 2000. The increase resulted from weaknesses in our market area reflecting the national economic slowdown and an increase in non-performing loans. We used the same general methodology in assessing the adequacy of the allowance for both periods. The allowance for loan losses was $7.9 million, or 1.31% of loans outstanding at December 31, 2001, as compared with $7.6 million, or 1.24% of loans outstanding at December 31, 2000. Non-performing loans were 1.51% of total loans at December 31, 2001, as compared to 1.46% at the end of 2000.

         Non-Interest Income. Non-interest income is comprised primarily of fee income derived from bank services and increases in the cash surrender value of bank-owned life insurance.

         Non-interest income increased $311,000, or 4.6% to $7.1 million for 2001 compared to $6.8 million for 2000. The increase is due to a $753,000 increase in income on bank-owned life insurance mainly attributable to the $724,000 excess of a death benefit received on a deceased employee over the cash value of the policy. This increase was partially offset by decreases in service fees and other income.

         Non-Interest Expense. Non-interest expense remained essentially unchanged at $26.2 million and $26.1 million for 2001 and 2000, respectively. Excluding a $1.5 million impairment charge recorded on two properties owned by us, which properties had been used by us in our banking operations, non-interest expense for 2001 decreased by 5.5% to $24.6 million. The impairment charge related to properties that had book values in excess of their estimated net fair market value. We are seeking to sell both properties. Salaries and employee benefits expense decreased $803,000, or 6.0% to $12.5 million for 2001, reflecting the results of our cost containment initiative implemented in February 2001. There were 224 full time equivalent employees at December 31, 2001 compared to 263 a year earlier. All other non-interest expense, consisting of occupancy and equipment, marketing, professional services, technology expense and other expenses, decreased $634,000 or 5.0% primarily as a result of bank-wide efforts to control operating expenses.

         Income Tax Expense. Income tax expense was $2.3 million on income before taxes of $9.0 million for 2001, resulting in an effective tax rate of 26.0% compared to income tax expense of $2.5 million on income before taxes of $8.0 million for 2000, resulting in an effective tax rate of 32.0%. The decrease in the effective tax rate primarily reflects the impact of the tax free receipt of the proceeds on bank-owned life insurance in 2001.

                                  RISK FACTORS

--------------------------------------------------------------------------------
           You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------

The Future Price Of The Common Stock May Be Less Than The Purchase Price In The Offering

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

There is No Guarantee That an Active Trading Market for Your Stock Will Develop, Which May Hinder Your Ability to Sell Your Common Stock

         Because Partners Trust Financial Group has never issued stock, there is no current trading market for the common stock. Consequently, Partners Trust Financial Group cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither Partners Trust Financial Group nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice.

Our Commercial Real Estate, Commercial and Consumer Loans Expose Us To Increased Lending Risks

         At September 30, 2001, our portfolio of commercial real estate loans totaled $132.3 million, or 21.9% of total loans, our portfolio of commercial loans totaled $38.2 million, or 6.3% of total loans, and our portfolio of consumer loans totaled $62.1 million, or 10.3% of total loans. Commercial real estate, commercial and consumer loans expose a lender to a greater risk of loss than one- to four-family residential loans. Commercial real estate and commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan. See "Business of SBU Bank - Lending Activities."

If Our Allowance For Loan Losses Is Not Sufficient To Cover Actual Loan Losses, Our Earnings Could Decrease

         Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on an allowance valuation model that considers a review of loans, our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and financial condition.

If Economic Conditions Deteriorate, Our Results Of Operations And Financial Condition Could Be Adversely Impacted As Borrowers' Ability To Repay Loans Declines And The Value Of The Collateral Securing Our Loans Decreases

         Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

         In addition, substantially all of our loans are to individuals and businesses in Oneida, Herkimer and Onondaga Counties, New York. Consequently, any decline in the economy of these market areas could have an adverse impact on our earnings.

Our Local Economy has Limited Growth Potential and This May Hurt Our Ability to Generate Profits and Grow our Franchise

         The success of our business depends on our ability to generate profits and grow our franchise. Our primary market area in central New York has experienced a decline in population during the 1990s, reflecting a decrease in the manufacturing sector, and the loss of major employers during the past decade. Moreover, economic and population growth in central New York is expected to be limited for the foreseeable future. As a result of the relatively stagnant economy, we experienced flat asset levels over the past five years. The relatively weak economy will make it more difficult for us to grow our earnings and to generate internal asset growth following the stock offering.

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition

     Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At September 30, 2001, our available-for-sale securities portfolio totaled $299.7 million. Unrealized gains and losses on securities available-for-sale are reported as a separate component of equity. Decreases in the fair value of securities available-for-sale therefore could have an adverse affect on stockholders' equity.

     We are also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Our Return On Equity Will Be Low Compared To Other Companies. This Could Hurt The Trading Price Of Our Common Stock

     Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by increased equity from the offering and increased expenses due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock.

Investors Who Purchase Stock in the Offering Will Not Exercise Voting Control Of Partners Trust Financial Group

     A majority of the voting stock of Partners Trust Financial Group will be owned by Partners Trust, MHC. Partners Trust, MHC will be controlled by its Board of Directors, who initially will consist of those persons who are members of the Board of Directors of Partners Trust Financial Group and SBU Bank. Partners Trust, MHC will elect all members of the board of directors of Partners Trust Financial Group, and as a general matter, will control the outcome of all matters presented to the stockholders of Partners Trust Financial Group for resolution by vote, except for matters that require a vote greater than a majority vote. Consequently, Partners Trust, MHC, acting through its Board of Directors, will be able to control the business and operations of Partners Trust Financial Group and will be able to prevent any challenge to the ownership or control of Partners Trust Financial Group by stockholders other than Partners Trust, MHC. There is no assurance that Partners Trust, MHC will not take actions that the public stockholders believe are against their interests.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity

     We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the offering, with funds borrowed from Partners Trust Financial Group. The cost of acquiring the employee stock ownership plan shares will be between $3,289,500 at the minimum of the offering range and $5,118,080 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

     We also intend to implement a recognition and retention plan after the reorganization. Under this plan, our officers and directors could be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. The recognition and retention plan cannot be implemented until at least six months after the reorganization, and if it is adopted within twelve months after the reorganization, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $1,644,750 at the minimum of the offering range and $2,559,040 at the adjusted maximum of the offering range. In the event that a portion of the shares used to (i) fund the recognition and retention plan or
(ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

The Implementation Of Stock-Based Benefit Plans May Dilute Your Ownership
Interest

     We intend to adopt a stock option plan and recognition and retention plan following the reorganization. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the recognition and retention plan.

The Contribution of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Income in 2002

     We intend to establish a charitable foundation in connection with the reorganization. We will make a contribution to the foundation in the form of shares of common stock and cash. The number of shares of common stock to be contributed to the foundation will equal 3.0% of the shares sold in the offering. The balance of the contribution will consist of $200,000 in cash. As a result of the contribution of cash and stock to the charitable foundation, Partners Trust will record a pre-tax expense of between $1.4 million and $1.9 million. Persons purchasing shares in the offering will have their ownership and voting interests in Partners Trust Financial Group diluted by 2.9% due to the issuance of additional shares of common stock to the foundation,.

     The aggregate contribution will also have an adverse impact on Partners Trust Financial Group's reported net income for the quarter and year in which the contribution to the foundation is made. The after-tax expense of the contribution will reduce net income to be reported by Partners Trust Financial Group in 2002 by approximately $995,000 at the midpoint of the offering range.


Strong Competition Within Our Market Area May Limit Our Growth and Profitability

     Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

Our Ability to Grow May Be Limited If We Cannot Make Acquisitions

     In an effort to fully deploy the capital we raise in the offering, we intend to expand our banking franchise, internally and by acquiring other financial institutions or branches and other financial services providers. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating such institutions or branches. We cannot assure prospective purchasers of common stock that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches into Partners Trust Financial Group. We currently have no specific plans, arrangements or understandings regarding any such expansions or acquisitions, nor have we established criteria to identify potential acquisition candidates.

We Have Broad Discretion In Allocating The Proceeds of The Offering. Our Failure To Effectively Utilize Such Proceeds Could Hurt Our Profits

     We intend to contribute approximately 50% of the net proceeds of the offering to SBU Bank. Partners Trust Financial Group will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds as a possible source of funds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. SBU Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could hurt our profits.

We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Laws And Regulations

     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. As federally chartered holding companies, Partners Trust Financial Group and Partners Trust, MHC also will be subject to regulation and oversight by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on SBU Bank, Partners Trust Financial Group, and our operations.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering Is Terminated or Extended Beyond May 2, 2002

     Funds submitted in connection with a purchase of common stock in the offering will be held by Partners Trust Financial Group until the termination or completion of the reorganization, including any extension of the expiration date. Because completion of the reorganization will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the reorganization. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds and/or shares of common stock unless the stock offering is terminated, or extended beyond May 2, 2002.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

     .    statements of our goals, intentions and expectations;

     . statements regarding our business plans and prospects and growth and operating strategies; and

     . statements regarding the asset quality of our loan and investment portfolios; and

     .    estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     . significantly increased competition among depository and other financial institutions;

     . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     . general economic conditions, either nationally or in our market areas, that are worse than expected;

     .    adverse changes in the securities markets;

     .    legislative or regulatory changes that adversely affect our business;

     . our ability to enter new markets successfully and capitalize on growth opportunities;

     .    changes in consumer spending, borrowing and savings habits;

     . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

     .    changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in "Risk Factors" beginning on page 22.

                                    SBU BANK

     Formerly known as The Savings Bank of Utica, we are a federally chartered savings bank, headquartered in Utica, New York. Established in 1839 as a New York-chartered mutual savings bank, we converted to a federal savings bank, effective February 8, 2002, to conduct our mutual holding company reorganization and related stock offering. For a period of three years following completion of the reorganization, we must maintain a charter that subjects us to Office of Thrift Supervision jurisdiction. Our deposits are insured by the FDIC, through the Bank Insurance Fund. We are examined and regulated by the Office of Thrift Supervision and the FDIC.

     We are a community oriented bank providing retail and small business customers with a wide range of financial products and services. We operate through our executive offices and nine retail banking offices located in Oneida, Herkimer and Onondaga Counties, New York. Based on FDIC-published data, as of June 30, 2000 (the most recent date information is available), we had the largest market share of deposits in Oneida County, New York (21.6%) and the fourth largest market share of deposits in Herkimer County, New York (9.5%). At September 30, 2001, we had total assets of $985.7 million, loans of $605.1 million, deposits of $609.8 million and equity of $99.2 million.

     Our executive offices are located at 233 Genesee Street, Utica, New York, and our telephone number is (315) 768-3000. For further information on our operations and financial condition, see "Business of SBU Bank."

                      PARTNERS TRUST FINANCIAL GROUP, INC.

     Partners Trust Financial Group is a federal corporation being organized for the purpose of serving as the holding company of SBU Bank following the reorganization. Partners Trust Financial Group has not engaged in any business to date. Partners Trust Financial Group will be a savings and loan holding company registered with the Office of Thrift Supervision. Upon completion of the reorganization, Partners Trust Financial Group will have no significant assets other than shares of common stock of SBU Bank and an amount equal to 50% of the net proceeds of the offering, including the loan to the ESOP, and will have no significant liabilities. Upon completion of the reorganization, Partners Trust, MHC will own approximately 53.65% of Partners Trust Financial Group's outstanding common stock. Partners Trust Financial Group's executive offices are located at 233 Genesee Street, Utica, New York, and our telephone number is
(315) 768-3000.

                               PARTNERS TRUST, MHC

     As part of our reorganization, we will organize Partners Trust, MHC as a federally chartered mutual holding company registered with the Office of Thrift Supervision. Persons who had membership rights with respect to SBU Bank as of the date of the reorganization will continue to have membership rights solely with respect to Partners Trust, MHC. See "The Reorganization And Offering--Effects Of The Reorganization." Partners Trust, MHC's executive offices are located at 233 Genesee Street, Utica, New York, and its telephone number is (315) 768-3000.

     Partners Trust, MHC's principal assets will be the common stock of Partners Trust Financial Group it receives in the reorganization, and $100,000 in cash it receives as its initial capitalization. At the present time, we expect that Partners Trust, MHC will not engage in any business activity other than its investment in a majority of the common stock of Partners Trust Financial Group. Federal law and regulations require that as long as Partners Trust, MHC is in existence it must own a majority of Partners Trust Financial Group's common stock. Federal law, regulations, and the plan of reorganization permit Partners Trust, MHC to convert to the stock form of organization. For additional information regarding a stock conversion of Partners Trust, MHC, see "Regulation--Holding Company Regulation--Conversion of Partners Trust, MHC to Stock Form."

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $39.5 million and $53.9 million, or $62.1 million if the offering is increased by 15%.

     Partners Trust Financial Group intends to distribute the net proceeds from the offering as follows:


                                                   Minimum              Maximum          Adjusted Maximum
                                               ---------------      ---------------      ----------------
                                                                     (In thousands)
Offering proceeds .........................    $        41,119      $        55,631      $         63,976
Less: offering expenses ...................              1,619                1,752                 1,829
                                               ---------------      ---------------      ----------------
Net offering proceeds .....................             39,500               53,879                62,147
Less:
   Proceeds contributed to SBU Bank .......             19,750               26,940                31,074
   Proceeds used for loan to ESOP .........              3,290                4,451                 5,118
                                               ---------------      ---------------      ----------------
Proceeds retained by Partners Trust
  Financial Group .........................    $        16,460      $        22,488      $         25,955
                                               ===============      ===============      ================


     The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Partners Trust Financial Group and SBU Bank or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of SBU Bank's deposits.

     We are undertaking the reorganization and offering at this time in order to have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management Strategy." The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer.

Partners Trust Financial Group may use the proceeds it retains from the offering:

     . to finance the expansion of its operations through the acquisition of financial institutions or their assets, or through diversification into related financial services businesses, such as insurance agency, financial planning and investment management companies, although no transactions are specifically being considered at this time;

     .     to pay dividends to stockholders;

     .     to invest in securities; and

     .     for general corporate purposes.

     Following the reorganization, we may also implement stock repurchase programs. However, under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the reorganization, except when extraordinary circumstances exist and with prior regulatory approval.

SBU Bank may use the proceeds it receives from the offering:

     . to fund new loans, including residential and commercial mortgage loans, commercial business loans and consumer loans;

     . to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no transactions are specifically being considered at this time;

     .     to invest in securities; and

     .     for general corporate purposes.


                         OUR POLICY REGARDING DIVIDENDS

     Upon completion of the reorganization, the board of directors of Partners Trust Financial Group will have the authority to declare dividends on the common stock. Partners Trust Financial Group intends to pay an annual cash dividend of $0.20 per share, payable quarterly at the rate of $0.05 per share. The payment of dividends is expected to commence in the third quarter of 2002. The actual payment of dividends will be subject to the determination by the Board of Directors, which will take into account, among other factors, our financial condition and results of operations, tax considerations, economic conditions and regulatory restrictions that affect the payment of dividends by SBU Bank to Partners Trust Financial Group.

     If Partners Trust Financial Group pays dividends to its stockholders, it will be required to pay dividends to Partners Trust, MHC, unless Partners Trust, MHC elects to waive dividends. We currently anticipate that Partners Trust, MHC will waive dividends paid by Partners Trust Financial Group. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, in any second step conversion of Partners Trust, MHC waived dividends will not be considered in determining an appropriate exchange ratio and therefore public stockholders would not be diluted because of dividends previously waived by Partners Trust, MHC. See "Regulation--Holding Company Regulation--Waivers of Dividends by Partners Trust, MHC."

     Partners Trust Financial Group will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. The source of payment of any dividends paid will initially come from Partners Trust Financial Group's proceeds retained in the offering. Our ability to pay dividends will also depend on how many shares of common stock we repurchase and on the amount of funds available from SBU Bank, which must provide the Office of Thrift Supervision with 30 days notice of its intention to make a capital distribution to Partners Trust Financial Group. Office of Thrift Supervision regulations imposes limitations on the amount of dividends that can be paid by SBU Bank. See "Regulation--Federal Banking Regulation--Capital Distributions."

                           MARKET FOR THE COMMON STOCK

     Partners Trust Financial Group is being formed and has never issued capital stock. SBU Bank, as a mutual institution, has never issued capital stock. Partners Trust Financial Group expects to receive conditional approval to have its common stock quoted on the Nasdaq National Market under the symbol "PRTR" subject to the completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. We will seek to encourage at least three market makers to make a market in our stock. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock following the reorganization, but it is under no obligation to do so. While we anticipate that before completion of the offering we will obtain a commitment from at least two other broker-dealers to make a market in our common stock, there can be no assurance that this will occur.

     The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

     At September 30, 2001, SBU Bank exceeded all regulatory capital requirements. Set forth below is a summary of our compliance, as of September 30, 2001, with the regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the bank of 50% of the net proceeds. For a discussion of the applicable capital requirements, see "Regulation--Federal Banking
Regulation--Capital Requirements."



                                                     Pro Forma at September 30, 2001, Based Upon the Sale at $10.00 per Share of
                                                    ------------------------------------------------------------------------------
                                  Historical at                                                                   6,397,594
                                September 30, 2001   4,111,875 Shares    4,837,500 Shares    5,563,125 Shares       Shares(1)
                                ------------------  ------------------  ------------------  ------------------  ------------------
                                          Percent             Percent            Percent             Percent             Percent
                                            of                  of                 of                  of                  of
                                 Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)
                                -------- ---------  -------- ---------  -------- ---------  -------- ---------  -------- ---------
                                                                      Dollars in thousands)
GAAP capital .................. $ 99,154     10.06% $113,970     11.39% $116,694     11.63% $119,417     11.87% $122,550     12.14%


Leverage capital:
  Capital level(3) ............ $ 94,533      9.49% $109,349     10.81% $112,073     11.05% $114,796     11.29% $117,929     11.56%
  Requirement(4) ..............   39,866      4.00    40,458      4.00    40,567      4.00    40,676      4.00    40,802      4.00

     Excess ................... $ 54,667      5.49% $ 68,891      6.81% $ 71,506      7.05% $ 74,120      7.29% $ 77,127      7.56%


Risk-based capital:
  Tier 1 capital level(3)(4) .. $ 94,533     18.34% $109,349     21.09% $112,073     21.59% $114,796     22.10% $117,929     22.67%
  Requirement .................   20,620      4.00    20,738      4.00    20,760      4.00    20,782      4.00    20,807      4.00

     Excess ................... $ 73,913     14.34% $ 88,611     17.09% $ 91,313     17.59% $ 94,014     18.10% $ 97,122     18.67%


  Total capital level(3)(5) ... $100,973     19.59% $115,788     22.33% $118,513     22.83% $121,236     23.34% $124,369     23.91%
  Requirement .................   41,239      8.00    41,476      8.00    41,520      8.00    41,564      8.00    41,614      8.00

     Excess ................... $ 59,734     11.59% $ 74,312     14.33% $ 76,993     14.83% $ 79,672     15.34% $ 82,755     15.91%

______________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of average tangible assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.
(3) Pro forma capital levels assume receipt by SBU Bank of 50% of the net proceeds from the offering. These levels assume funding by SBU Bank of the recognition and retention plan equal to 4% of the common stock sold in the offering through purchases in the open market, and funding of the employee stock ownership plan ("ESOP") to enable the ESOP to purchase 8% of the common stock sold in the offering.
(4) The current leverage capital requirement is 3% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 4% to 5%.
(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to 20%.

                                 CAPITALIZATION

         The following table presents our historical capitalization at September 30, 2001, and the pro forma consolidated capitalization of Partners Trust Financial Group after giving effect to the reorganization, including the issuance of shares to the foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."


                                                     Pro Forma at September 30, 2001, Based Upon the Sale at $10.00 per Share of
                                                    ------------------------------------------------------------------------------
                                                                                                                      6,397,594
                                                                  4,111,875         4,837,500        5,563,125          Shares
                                                                    Shares            Shares           Shares          Adjusted
                                             Bank Historical      (Minimum)         (Midpoint)        (Maximum)       Maximum)(1)
                                                                             (Dollars in thousands)
Deposits(2) ................................ $       609,757   $       609,757   $       609,757   $       609,757  $       609,757
Borrowings(3) ..............................         263,511           263,511           263,511           263,511          263,511
                                             ---------------   ---------------   ---------------   ---------------  ---------------
Total deposits and borrowings .............. $       873,268   $       873,268   $       873,268   $       873,268  $       873,268
                                             ===============   ===============   ===============   ===============  ===============
Stockholders' equity
   Preferred stock, $0.10 par value,
     5,000,000 shares authorized; none to
     be issued ............................. $            --   $            --   $            --   $            --  $            --
  Common stock, $0.10 par value,
     35,000,000 shares authorized, shares
     to be issued as reflected(4) ..........              --               914             1,075             1,236            1,422
   Additional paid-in capital(4) ...........              --            39,820            47,065            54,312           62,644
  Retained earnings(5) .....................          94,553            94,453            94,453            94,453           94,453
  Accumulated other comprehensive income ...           4,601             4,601             4,601             4,601            4,601
Less:
  Expense of contribution to foundation ....              --            (1,434)           (1,651)           (1,869)          (2,119)
Plus:
  Tax benefit of contribution to
  foundation(6) ............................              --               569               656               742              841
Less:
  Common stock acquired by the ESOP(7) .....              --            (3,290)           (3,870)           (4,451)          (5,118)
  Common stock acquired by the recognition
     and retention plan(8) .................              --            (1,645)           (1,935)           (2,225)          (2,559)
                                             ---------------   ---------------   ---------------   ---------------  ---------------
Total stockholders' equity ................. $        99,154   $       133,988   $       140,394   $       146,799  $       154,165
                                             ===============   ===============   ===============   ===============  ===============

___________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock, which would reduce pro forma deposits by the amount of such withdrawals.
(3)    Borrowings include mortgagors' escrow funds.
(4) Includes shares to be issued to depositors and the public in the offering, as well as shares to be issued to Partners Trust, MHC and the foundation. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan to be adopted by Partners Trust Financial Group and presented for approval of stockholders following the offering. The stock option plan would provide for the grant of stock options to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the offering.
(5) The retained earnings of SBU Bank will be substantially restricted after the offering. Assumes that Partners Trust, MHC will be capitalized by the bank with $100,000.
(6) Represents the tax effect of the contribution to the foundation based on a 39.7% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Partners Trust Financial Group's annual taxable income, subject to the ability of Partners Trust Financial Group to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7) Assumes that the ESOP will purchase 8% of the shares sold in the offering and that the funds used to acquire the ESOP shares will be borrowed from Partners Trust Financial Group. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Pro Forma Data" for further information regarding the ESOP purchase.
(8) Assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock sold in the offering is purchased by the recognition and retention plan through open market purchases at $10.00 per share. The actual purchase price per share may be more or less than $10.00. The common stock to be purchased by the recognition and retention plan is reflected as a reduction to stockholders' equity. See "Pro Forma Data" for further information regarding the purchase of shares by the recognition and retention plan.

                                 PRO FORMA DATA


         We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $39.5 million and $53.9 million, or $62.1 million if the offering range is increased by 15%, based upon the following assumptions:

         . we will sell all shares of common stock in the subscription offering;

         . 206,500 shares of common stock will be purchased by our executive officers and directors, and their immediate families;

         . our ESOP will purchase 8% of the shares of common stock sold in the offering with a loan from Partners Trust Financial Group. The loan will be repaid in substantially equal principal payments over a period of ten years;

         . we will make a contribution to the charitable foundation consisting of 3.0% of the shares sold in the offering and $200,000 in cash;


         . we will pay Sandler O'Neill & Partners, L.P. fees and expenses of approximately $551,000 at the maximum offering range. No fee will be paid with respect to shares of common stock issued to the charitable foundation and shares purchased by the ESOP and by our officers, directors and employees, and their immediate families;


         .     we will capitalize Partners Trust, MHC with $100,000; and


         . total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P., will be approximately $1.2 million.


         We calculated the pro forma consolidated net income and stockholders' equity of Partners Trust Financial Group for the nine months ended September 30, 2001 and for the year ended December 31, 2000, as if the common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.49% for the nine months ended September 30, 2001 and at 5.34% for the year ended December 31, 2000. We chose these yields because they represent the yields on one-year U.S. Government securities for the corresponding periods. We believe these rates more accurately reflect pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest-earning assets and cost of deposits for these periods. We assumed a tax rate of 39.7% for both periods. This results in an annualized after-tax yield of 1.50% for the nine months ended September 31, 2001 and 3.22% for the year ended December 31, 2000.

         We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

                                      (35)

         The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approval, the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of stock are granted under the plan in awards that vest over five years.

         As discussed under "How We Intend to Use the Proceeds from the Offering," Partners Trust Financial Group intends to contribute 50% of the net proceeds from the offering to SBU Bank, make a loan to the ESOP, and retain the rest of the proceeds for future use.

         The pro forma table does not give effect to:

         .     shares to be reserved for issuance under the stock option plan;

         . withdrawals from deposit accounts for the purpose of purchasing common stock in the offering;

         . Partners Trust Financial Group, Inc.'s results of operations after the reorganization; or

         . changes in the market price of the common stock after the reorganization.


         The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of SBU Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                      (36)

                                                                 At or For the Nine Months Ended September 30, 2001
                                                        ------------------------------------------------------------------------
                                                                                                                   6,397,594
                                                            4,111,875         4,837,500         5,563,125       --------------
                                                        --------------     ---------------   ---------------      Shares Sold at
                                                         Shares Sold at     Shares Sold at     Shares Sold at   $10.00 per share
                                                        $10.00 per share   $10.00 per share  $10.00 per share      (Adjusted
                                                           (Minimum)          (Midpoint)        (Maximum)          Maximum)(8)
                                                        ---------------    ---------------   ---------------    ---------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds....................................      $        41,119    $        48,375   $        55,631    $        63,976
Plus: shares issued to foundation.................                1,234              1,451             1,669              1,919
                                                        ---------------    ---------------   ---------------    ---------------
Pro forma market capitalization...................      $        42,353    $        49,826   $        57,300    $        65,895
                                                        ===============    ===============   ===============    ===============

Gross proceeds....................................      $        41,119    $        48,375   $        55,631    $        63,976
Less: expenses....................................               (1,619)            (1,686)           (1,752)            (1,829)
                                                        ---------------    ---------------   ---------------    ---------------

Estimated net proceeds............................               39,500             46,689            53,879             62,147
Less: cash contribution to foundation.............                 (200)              (200)             (200)              (200)
      common stock purchased by ESOP..............               (3,290)            (3,870)           (4,451)            (5,118)
      common stock purchased by recognition
        and retention plan........................               (1,645)            (1,935)           (2,225)            (2,559)
                                                        ---------------    ---------------   ---------------    ---------------

Estimated net proceeds, as adjusted...............      $        34,365    $        40,684   $        47,003    $        54,270
                                                        ===============    ===============   ===============    ===============

Consolidated net income(1):
   Historical.....................................      $         4,821    $         4,821   $         4,821    $         4,821
   Pro forma income on net proceeds, as
     adjusted.....................................                  386                457               528                610
   Pro forma ESOP adjustment(2)...................                 (149)              (175)             (201)              (231)
   Pro forma recognition and retention
     plan adjustment(3)...........................                 (149)              (175)             (201)              (231)
                                                        ---------------    ---------------   ---------------    ---------------

Pro forma net income(1)...........................      $         4,909    $         4,928   $         4,947    $         4,969
                                                        ===============    ===============   ===============    ===============

Per share net income(1):
   Historical.....................................      $          0.55    $          0.46   $          0.40    $          0.35
   Pro forma income on net proceeds, as
     adjusted.....................................                 0.04               0.04              0.04               0.04
   Pro forma ESOP adjustment(2)...................                (0.02)             (0.02)            (0.02)             (0.02)
   Pro forma recognition and retention
     plan adjustment(3)...........................                (0.02)             (0.02)            (0.02)             (0.02)
                                                        ---------------    ---------------   ---------------    ---------------

Pro forma net income per share(1)(4)..............      $          0.55    $          0.46   $          0.40    $          0.35
                                                        ===============    ===============   ===============    ===============

Stockholders' equity:
Historical........................................      $        99,154    $        99,154   $        99,154    $        99,154
Estimated net proceeds............................               39,500             46,689            53,879             62,147
  Less: capitalization of Partners Trust, MHC                      (100)              (100)             (100)              (100)
   Plus: shares issued to foundation..............                1,234              1,451             1,669              1,919
   Less:shares contributed to foundation..........               (1,234)            (1,451)           (1,669)            (1,919)
                                                        ---------------    ---------------   ---------------    ---------------
   Less: cash contributed to foundation...........                 (200)              (200)             (200)              (200)
                                                        ===============    ===============   ===============    ===============
   Plus:tax benefit of contribution to
     foundation...................................                  569                656               742                841
   Less:common stock acquired by ESOP(2)..........               (3,290)            (3,870)           (4,451)            (5,118)
   Less: common stock acquired by.................
     recognition and retention plan(3)............               (1,645)            (1,935)           (2,225)            (2,559)
                                                        ---------------    ---------------   ---------------    ---------------

Pro forma stockholders' equity (3)(4)(5)..........      $       133,988    $       140,394   $       146,799    $       154,165
                                                        ===============    ===============   ===============    ===============


                                      (37)


                                                                  At or For the Nine Months Ended September 30, 2001
                                                         -----------------------------------------------------------------------
                                                                                                                    6,397,594
                                                                                                                    ------------
                                                              4,111,875       4,837,500          5,563,125        Shares Sold at
                                                         ---------------    -------------     --------------     ---------------
                                                          Shares Sold at     Shares Sold at    Shares Sold at    $10.00 per share
                                                         $10.00 per share   $10.00 per share  $10.00 per share     (Adjusted
                                                            (Minimum)          (Midpoint)        (Maximum)          Maximum (8)
                                                         ----------------   ----------------  ----------------   ---------------
                                                                         (Dollars in thousands, except per share amounts)
                                                                          ----------------------------------------------
(continued from previous page)


Stockholders' equity per share(6):
Historical..........................................     $      10.85       $       9.22      $     8.02         $     6.97
Estimated net proceeds..............................             4.32               4.34            4.36               4.37
Capitalization of Partners Trust, MHC...............            (0.01)             (0.01)          (0.01)             (0.01)
   Plus: shares issued to foundation................             0.13               0.14            0.14               0.14
   Less: shares contributed to foundation...........            (0.13)             (0.14)          (0.14)             (0.14)
   Less: cash contributed to foundation.............            (0.02)             (0.02)          (0.02)             (0.01)
   Plus: tax benefit of contribution to
         foundation.................................             0.06               0.06            0.06               0.06
   Less: common stock acquired by ESOP(2)...........            (0.36)             (0.36)          (0.36)             (0.36)
         common stock acquired by
         recognition and retention plan(3)..........            (0.18)             (0.18)          (0.18)             (0.18)
                                                         ------------       ------------      ----------         ----------

Pro forma stockholders' equity per
   share(3)(4)(5)...................................     $      14.66       $      13.05      $    11.87         $    10.84
                                                         ============       ============      ==========         ==========

Offering price to pro forma net income
   per share(7).....................................            13.64x             16.30x          18.75x             21.43x

Offering price as a percentage of pro forma
  stockholders' equity per share(6).................            68.21%             76.63%          84.25%             92.25%

____________________________________
(1) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the charitable foundation. Partners Trust Financial Group will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $865,000, $995,000, $1.1 million and $1.3 million at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. Per share net income data is based on 8,833,221, 10,392,025, 11,950,829 and 13,743,453 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the reorganization, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.
(2) It is assumed that 8% of the shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Partners Trust Financial Group. The amount to be borrowed is reflected as a reduction to stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 2001, and was made at the end of the period; (ii) that 24,671, 29,025, 33,379 and 38,386 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the nine months ended September 30, 2001, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3) Gives effect to the recognition and retention plan expected to be adopted by Partners Trust Financial Group following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering or 164,475, 193,500, 222,525 and 255,904 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Partners Trust Financial Group, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by SBU Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Partners Trust Financial Group's common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.8%.

                                      (38)

(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Partners Trust Financial Group following the reorganization. Under the stock option plan, an amount equal to 10% of the common stock sold in the offering, or 411,188, 483,750, 556,313 and 639,759 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 4.3%.

(5) The retained earnings of SBU Bank will continue to be substantially restricted after the reorganization.

(6) Stockholders' equity per share data is based upon 9,137,500, 10,750,000, 12,362,500 and 14,216,875 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the reorganization, shares purchased by the ESOP and the recognition and retention plan, and shares contributed to the foundation.

(7) Based on pro forma net income for the nine months ended September 30, 2001 that has been annualized.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                                      (39)

                                                                           At or For the Year Ended December 31, 2000
                                                         ---------------------------------------------------------------------------
                                                                                                                      6,397,594
                                                              4,111,875           4,837,500          5,563,125       Shares Sold at
                                                            Shares Sold at      Shares Sold at    Shares Sold at   $10.00 per share
                                                           $10.00 per share    $10.00 per share  $10.00 per share     (Adjusted
                                                               (Minimum)           (Midpoint)       (Maximum)         Maximum)(8)
                                                           ----------------   ----------------   ----------------  ----------------
Gross proceeds .....................................        $        41,119    $        48,375   $        55,631    $        63,976
Plus: shares issued to foundation ..................                  1,234              1,451             1,669              1,919
                                                            ---------------    ---------------   ---------------    ---------------
Pro forma market capitalization ....................        $        42,353    $        49,826   $        57,300    $        65,895
                                                            ===============    ===============   ===============    ===============

Gross proceeds .....................................        $        41,119    $        48,375   $        55,631    $        63,976
Less: expenses .....................................                 (1,619)            (1,686)           (1,752)            (1,829)
                                                            ---------------    ---------------   ---------------    ---------------

Estimated net proceeds .............................                 39,500             46,689            53,879             62,147
Less: cash contribution to foundation ..............                   (200)              (200)             (200)              (200)
      common stock purchased by ESOP ...............                 (3,290)            (3,870)           (4,451)            (5,118)
      common stock purchased by recognition and
       retention plan ..............................                 (1,645)            (1,935)           (2,225)            (2,559)
                                                            ---------------    ---------------   ---------------    ---------------

Estimated net proceeds, as adjusted ................        $        34,365    $        40,684   $        47,003    $        54,270
                                                            ===============    ===============   ===============    ===============

Consolidated net income(1):
   Historical ......................................        $         5,411    $         5,411   $         5,411    $         5,411
   Pro forma income on net proceeds, as
     adjusted ......................................                  1,103              1,307             1,510              1,744
   Pro forma ESOP adjustment(2) ....................                   (198)              (233)             (268)              (309)
   Pro forma recognition and retention
     plan adjustment(3) ............................                   (198)              (233)             (268)              (309)
                                                            ---------------    ---------------   ---------------    ---------------

Pro forma net income(1) ............................        $         6,118    $         6,252   $         6,385    $         6,537
                                                            ===============    ===============   ===============    ===============

Per share net income(1):
  Historical .......................................        $          0.61    $          0.52   $          0.45    $          0.39
   Pro forma income on net proceeds, as
     adjusted ......................................                   0.12               0.13              0.13               0.13
   Pro forma ESOP adjustment(2) ....................                  (0.02)             (0.02)            (0.02)             (0.02)
   Pro forma recognition and retention
     plan adjustment(3) ............................                  (0.02)             (0.02)            (0.02)             (0.02)
                                                            ---------------    ---------------   ---------------    ---------------

Pro forma net income per share(1)(4) ...............        $          0.69    $          0.61   $          0.54    $          0.48
                                                            ===============    ===============   ===============    ===============

Stockholders' equity:
Historical .........................................        $        89,911    $        89,911   $        89,911    $        89,911
Estimated net proceeds .............................                 39,500             46,689            53,879             62,147
   Less: capitalization of Partners Trust, MHC .....                   (100)              (100)             (100)              (100)
   Plus: shares issued to foundation ...............                  1,234              1,451             1,669              1,919
   Less: shares contributed to foundation ..........                 (1,234)            (1,451)           (1,669)            (1,919)
   Less: cash contributed to foundation ............                   (200)              (200)             (200)              (200)
   Plus: tax benefit of contribution to
           foundation ..............................                    569                656               742                841
   Less: common stock acquired by ESOP(2) ..........                 (3,290)            (3,870)           (4,451)            (5,118)
         common stock acquired by
          recognition and retention plan(3) ........                 (1,645)            (1,935)           (2,225)            (2,559)
                                                            ---------------    ---------------   ---------------    ---------------

Pro forma stockholders' equity (3)(4)(5) ...........        $       124,745    $       131,151   $       137,556    $       144,922
                                                            ===============    ===============   ===============    ===============


                                      (40)

                                                                           At or For the Year Ended December 31, 2000
                                                         ---------------------------------------------------------------------------
                                                                                                                      6,397,594
                                                            4,111,875            4,837,500         5,563,125       Shares Sold at
                                                          Shares Sold at       Shares Sold at    Shares Sold at   $10.00 per share
                                                         $10.00 per share     $10.00 per share  $10.00 per share     (Adjusted
                                                             (Minimum)           (Midpoint)         (Maximum)         Maximum)(8)
                                                         ----------------     ----------------  -----------------  ----------------
                                                                           (Dollars in thousands, except per share amounts)
(continued from previous page)

Stockholders' equity per share(6):
Historical ...........................................   $         9.84       $       8.36     $        7.27       $       6.32
Estimated net proceeds ...............................             4.32               4.34              4.36               4.37
Capitalization of Partners Trust, MHC ................            (0.01)             (0.01)            (0.01)             (0.01)
   Plus: shares issued to foundation .................             0.13               0.14              0.14               0.14
   Less: shares contributed to foundation ............            (0.13)             (0.14)            (0.14)             (0.14)
   Less: cash contributed to foundation ..............            (0.02)             (0.02)            (0.02)             (0.01)
   Plus: tax benefit of contribution to
            foundation ...............................             0.06               0.06              0.06               0.06
   Less: common stock acquired by ESOP(2) ............            (0.36)             (0.36)            (0.36)             (0.36)
         common stock acquired by recognition and
            retention plan(3) ........................            (0.18)             (0.18)            (0.18)             (0.18)
                                                         --------------       ------------     -------------      -------------
Pro forma stockholders' equity per
   share(3)(4)(5) ....................................   $        13.65       $      12.19     $       11.12       $      10.19
                                                         ==============       ============     =============      =============

Offering price to pro forma net income per share(7) ..            14.49x             16.39x            18.52x             20.83x

Offering price as a percentage of pro forma
   stockholders' equity per share(6) .................            73.26%             82.03%            89.93%             98.14%


________________

(1) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the foundation. The Company will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to be $865,000, $995,000, $1.1 million and $1.3 million at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. Per share net income data is based on 8,841,445, 10,401,700, 11,961,955 and 13,756,248 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the reorganization, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.
(2) It is assumed that 8% of the shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Partners Trust Financial Group. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate at 5.0%. The pro forma net income assumes: (i) that our contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2000, and was made at the end of the period; (ii) that 32,895, 38,700, 44,505 and 51,181 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the year ended December 31, 2000, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for proposes of the net income per share calculations.
(3) Gives effect to the recognition and retention plan expected to be adopted by Partners Trust Financial Group following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering, or 164,475, 193,500, 222,525 and 255,904 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Partners Trust Financial Group, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by SBU Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.8%.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Partners Trust Financial Group following the offering. Under the stock option plan, an amount equal to 10% of the common stock sold in the reorganization, or 411,188, 483,750, 556,313 and 639,759 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range,

                                      (41)
     respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 4.3%.
(5) The retained earnings of SBU Bank will continue to be substantially restricted after the reorganization.

(6) Stockholders' equity per share data is based upon 9,137,500, 10,750,000, 12,362,500 and 14,216,875 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the reorganization, shares purchased by the ESOP and recognition and retention plan, and shares contributed to the foundation.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

                                      (42)

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION

     As reflected in the table below, if the charitable foundation was not established and funded as part of the reorganization, RP Financial estimates that the pro forma valuation of Partners Trust Financial Group would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Partners Trust Financial Group is $91.4 million, $107.5 million and $123.6 million with the foundation as compared with $93.1 million, $109.5 million and $125.9 million, respectively, without the foundation. There is no assurance that in the event the foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Partners Trust Financial Group would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, assuming the reorganization was completed at September 30, 2001, with and without the foundation. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public, excluding shares issued to Partners Trust, MHC.


                                                               Minimum                Midpoint                 Maximum
                                                       ----------------------  ----------------------  -----------------------
                                                          With      Without       With      Without       With       Without
                                                       Foundation  Foundation  Foundation  Foundation  Foundation   Foundation
                                                       ----------  ----------  ----------  ----------  ----------   ----------
                                                                              (Dollars in thousands, except per share amounts)
Estimated offering amount ...........................  $   41,119  $   43,140  $   48,375  $   50,753  $   55,631   $   58,366
Pro forma market capitalization .....................      42,353      43,140      49,826      50,753      57,300       58,366
Estimated full value.................................      91,375      93,075     107,500     109,500     123,625      125,925
Total assets ........................................   1,020,568   1,021,959   1,026,973   1,028,589   1,033,378    1,035,218
Total liabilities ...................................     886,579     886,579     886,579     886,579     886,579      886,579
Pro forma stockholders' equity ......................     133,989     135,380     140,394     142,010     146,799      148,639
Pro forma net income ................................       4,909       4,917       4,928       4,936       4,947        4,956
Pro forma stockholders' equity per share ............       14.66       14.54       13.05       12.97       11.87        11.79
Pro forma net income per share ......................        0.55        0.55        0.46        0.47        0.40         0.41
Pro forma pricing ratios:
Offering price as a percentage of pro forma
  stockholders' equity per share ....................       68.21%      68.78%      76.63%      77.10%      84.25%       84.82%
Offering price to pro forma net income per share ....       13.64x      13.64x      16.30x      15.96x      18.75x       18.29x
Pro forma financial ratios:
Return on assets ....................................        0.64%       0.64%       0.64%       0.64%       0.64%        0.64%
Return on equity ....................................        4.88%       4.84%       4.68%       4.63%       4.49%        4.45%
Equity to assets ....................................       13.13%      13.25%      13.67%      13.81%      14.21%       14.36%


                                                           Adjusted Maximum
                                                       ----------------------
                                                          With      Without
                                                       Foundation  Foundation
                                                       ----------  ----------

Estimated offering amount ...........................  $   63,976  $   67,121
Pro forma market capitalization .....................      65,895      67,121
Estimated full value.................................     142,169     144,814
Total assets ........................................   1,040,744   1,042,842
Total liabilities ...................................     886,579     886,579
Pro forma stockholders' equity ......................     154,165     156,263
Pro forma net income ................................       4,969       4,978
Pro forma stockholders' equity per share ............       10.84       10.79
Pro forma net income per share ......................        0.35        0.35
Pro forma pricing ratios:
Offering price as a percentage of pro forma
  stockholders' equity per share ....................       92.25%      92.68%
Offering price to pro forma net income per share ....       21.43x      21.43x
Pro forma financial ratios:
Return on assets ....................................        0.64%       0.64%
Return on equity ....................................        4.30%       4.25%
Equity to assets ....................................       14.81%      14.98%


                                      (43)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                              FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

     Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loans and securities and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses, securities and loan sale activities, loan servicing activities, service charges and fees collected on our deposit accounts and the appreciation on our investment in bank owned life insurance. Our non-interest expense primarily consists of salaries and employee benefits, occupancy expense, marketing expense, computer expense and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

     Non-interest expense can be expected to increase following completion of the reorganization, as a result of the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by stockholders, and due to the costs of funding the charitable foundation.


     Assuming that the adjusted maximum number of shares are sold in the offering, and further assuming a value of $10 per share: (i) the contribution to the charitable foundation will be approximately $2.1 million, all of which will be expensed in the quarter during which the reorganization is completed; (ii) the ESOP will acquire 511,808 shares with a $5.1 million loan that is expected to be repaid over 10 years, resulting in an annual expense (pre-tax) of approximately $512,000 (assuming that the common stock maintains a value of $10 per share); and (iii) the recognition and retention plan would award 4% of shares sold, or 255,904 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $512,000.


     The actual expense that will be recorded for the ESOP will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10 per share will increase the expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10 per share.

Management Strategy

     Our objective is to achieve and maintain superior financial performance by providing high quality financial products and services to individuals and small businesses in Utica, Syracuse and the surrounding market areas. To achieve this objective, during the past 18 months we have formed a new senior management team, lead by a new chief executive officer and a new chief financial officer, who together have experience in commercial and retail banking for publicly owned financial institutions in our market area. We have designed and begun to implement a business strategy that is intended to capitalize on our strength as a 162-year old community bank and to enhance our profitability. While maintaining our tradition of personal service and customer convenience, we seek to accomplish our objective by: (i) continuing to improve asset quality; (ii) further controlling costs and increasing operating efficiencies; (iii) improving net interest margin; (iv) managing our exposure to interest rate risk; (v) diversifying our sources of revenue by expanding the financial products and services that we offer; and (vi) expanding our banking franchise through selective acquisitions and internal growth. The highlights of our strategy include the following:

                                      (44)

     . Asset Quality. Non-performing assets totaled $5.1 million, or 0.52% of assets, at September 30, 2001, compared to $21.8 million, or 2.41% of assets, at December 31, 1996. This improvement has been accomplished through charge-offs of non-performing assets, more aggressive collection efforts, improved oversight of the loan portfolio and more selective loan underwriting.

     . Controlling Costs. Through improved efficiencies and employee productivity, we have significantly reduced our operating expenses. The number of full time equivalent employees at September 30, 2001 was 220, compared to 328 at December 31, 1998. Our ratio of non-interest expense to average total assets has declined from 3.31% to 2.62% during the same period. Since December, 1999, we have closed three "In-Store" banking branches, and consolidated two former branch locations into a newly constructed branch office.

     . Improving Net Interest Margin. We seek to improve our net interest margin through a combination of continued diversification of our loan portfolio, improved pricing relative to asset risk and reduced funding costs. While we expect to remain primarily a residential mortgage lender, we will continue our efforts to diversify our lending portfolio into good quality commercial real estate, commercial business and consumer loans. Our net interest margin has improved from 3.03% for the year ended December 31, 2000 to 3.14% for the nine months ended September 30, 2001.

     . Managing Interest Rate Risk. We manage our exposure to interest rate risk by maintaining a diversified lending portfolio, which includes more rate sensitive commercial real estate, commercial and consumer loans, selling most 30 year fixed-rate residential mortgage loans, investing in securities with shorter durations or floating rates, and utilizing FHLB advances to fund certain lending programs. Based on our analysis as of September 30, 2001, a 200 basis point instantaneous and sustained rise in interest rates would result in a 1.53% decline in net interest income, compared to a 6.65% decline at September 30, 2000.

     . Diversifying Revenue. We intend to identify new products and services and enhance existing products and services in order to increase non-interest income. As new products and services are developed, we will seek to increase the number of households we serve and the number of financial products and services used per customer.

     . Expansion of the Banking Franchise. The reorganization and the proceeds of the stock offering will better enable us to expand the geographic reach of our banking franchise, both internally and through selective acquisitions of banks and other financial service providers. Neither SBU Bank nor Partners Trust Financial Group is considering any specific acquisition or expansion transaction at this time.

Management of Market Risk

     Qualitative Analysis. Our most significant form of market risk is interest rate risk. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. The asset/liability management committee evaluates the interest rate risk inherent in certain assets and liabilities, determines the level of risk appropriate given our

                                      (45)
business strategy, operating environment, capital and liquidity requirements and performance objectives, and modifies lending, investing, deposit and borrowing strategies accordingly. The board of directors reviews the asset/liability management committee's activities and strategies, the effect of those strategies on the net interest margin, and the effect that changes in market interest rates would have on net interest income.

     We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities. We emphasize the origination of residential monthly and bi-weekly fixed-rate mortgage loans, including both 30 year and 15 year first mortgage loans, residential and commercial adjustable-rate loans, and consumer loans. Depending on market interest rates and our capital and liquidity position, we may sell our newly originated fixed-rate 30 year mortgage loans on a servicing-retained basis. We also invest in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of our interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments.

     During 2000 we purchased interest rate caps as a hedge against our exposure to rising interest rates with respect to our borrowings. The counter-party in the transaction, a nationally recognized brokerage firm, has agreed to make interest payments to us, based on an $80 million notional amount, to the extent that three-month LIBOR exceeds 7.0% over the term of the cap agreements, which have terms ending through November 2002. We do not intend to employ off-balance sheet hedging devices in the future to manage our exposure to interest rate risk.

     Quantitative Analysis. Our interest rate sensitivity is monitored through the use of a net interest income simulation model, which generates estimates of the change in our net interest income over a range of interest rate scenarios. The model assumes loan prepayment rates, reinvestment rates and deposit decay rates based on historical experiences and current conditions. A basis point equals one-hundredth of one percent and 100 basis points equals 1%.

                                      (46)

     The following sets forth the result of our net interest income model as of September 30, 2001.

                          Change in                     Net Interest Income
                        Interest Rates     ---------------------------------------------
                       in Basis Points        $Amount          $Change         %Change
                         (Rate Shock)      ------------    --------------     ----------
                       ---------------                  (Dollars in thousands)
                             -200             31,260            (371)           (1.17)%
                             -100             31,466            (165)           (0.52)%
                             Flat             31,631              --               --
                             +100             31,384            (247)           (0.78)%
                             +200             31,146            (485)           (1.53)%
                             +300             30,844            (787)           (2.49)%

     The above table indicates that as of September 30, 2001, in the event of a 200 basis point increase in interest rates, we would experience a 1.53%, or $485,000, decrease in net interest income. In the event of a 200 basis point decrease in interest rates, we would experience a 1.17%, or $371,000, decrease in net interest income.

     Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

                                      (47)

     Average Balance Sheet. The following table sets forth certain information at September 30, 2001, for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999 and 1998. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. Average balances are daily averages.

                                                                               For the Nine Months Ended September 30,
                                                               ----------------------------------- --------------------------------
                                       At September 30, 2001                   2001                               2000
                                      ------------------------ ----------------------------------- --------------------------------
                                                                  Average                            Average
                                       Outstanding    Yield/   Outstanding    Interest    Yield/   Outstanding   Interest   Yield/
                                         Balance       Rate       Balance   Earned/Paid    Rate      Balance   Earned/Paid   Rate
                                       ----------   ---------  -----------  -----------   -------  ----------- -----------  -------
                                                                        (Dollars in thousands)
Interest-earning assets:
 Federal funds sold and
  interest-bearing deposits ........   $   15,950        2.71% $     5,430   $      161      3.96% $      884  $       48     7.25%
 Securities(1) .....................      304,917        6.10      323,131       15,801      6.54     346,388      17,563     6.77
 Loans(2) ..........................      597,171        7.66      601,273       36,330      8.08     582,529      35,399     8.12
                                       ----------              -----------   ----------            ----------  ----------
  Total interest-earning assets ....      918,038        7.06      929,834       52,292      7.52     929,801      53,010     7.62
                                       ----------   ---------  -----------   ----------   -------  ----------  ----------  -------

 Non-interest earnings assets ......       67,695                   65,924                             63,469
                                       ----------              -----------                         ----------
     Total assets ..................   $  985,733              $   995,758                         $  993,270
                                       ==========              ===========                         ==========

Interest-bearing liabilities:
 Savings deposits ..................   $  104,826        1.71  $   105,969        1,590      2.01  $  127,058       2,689     2.83
 Money market accounts .............      116,228        2.91      112,509        2,970      3.53     111,926       3,388     4.04
 NOW accounts ......................       56,090        1.05       55,868          439      1.05      57,855         568     1.31
 Time accounts .....................      296,308        5.62      311,859       13,907      5.96     312,181      13,206     5.65
 Borrowings(3) .....................      263,511        5.08      265,069       11,536      5.82     252,235      11,653     6.17
                                       ----------              -----------   ----------            ----------  ----------
  Total interest-bearing
 liabilities .......................      836,963        4.28      851,274       30,442      4.78     861,255      31,504     4.89
                                       ----------   ---------  -----------   ----------   -------  ----------  ----------  -------

 Non-interest bearing liabilities ..       49,616                   48,908                             47,766
                                       ----------              -----------                         ----------
  Total liabilities                       886,579                  900,182                            909,021
 Equity ............................       99,154                   95,576                             84,249
                                       ----------              -----------                         ----------
     Total liabilities and equity ..   $  985,733              $   995,758                         $  993,270
                                       ==========              ===========                         ==========

 Net interest income ...............                                         $   21,850                        $   21,506
                                                                             ==========                        ==========

 Net interest rate spread ..........                     2.78%                               2.74%                            2.73%
                                                    =========                             =======                          =======

 Net interest-earning assets .......   $   81,075              $    78,560                         $   68,546
                                       ==========              ===========                         ==========

 Net interest income as a
  percentage of average
  interest-earning assets ..........                                                         3.14%                            3.09%
                                                                                          =======                          =======

 Ratio of interest-earning assets
  to total interest-bearing
  liabilities ......................       109.69%                  109.23%                            107.96%
                                       ==========              ===========                         ==========

                                                      (footnotes on next page)

                                      (48)

                                                             For the Year Ended December 31,
                          ------------------------------------------------------------------------------------------------------
                                        2000                                1999                                1998
                          ---------------------------------   --------------------------------  --------------------------------
                            Average                             Average                           Average
                          Outstanding  Interest    Yield/     Outstanding  Interest     Yield/  Outstanding   Interest    Yield/
                            Balance   Earned/Paid   Rate        Balance   Earned/Paid    Rate     Balance    Earned/Paid   Rate
                          ----------- ----------- ---------   ----------  -----------   ------  -----------  -----------  ------
                                                                    (Dollars in thousands)
Interest-earning assets:
 Federal funds sold and
  interest-bearing
  deposits ..............  $   1,164  $      87        7.47%  $    1,370  $        71     5.18% $     4,631  $       541   11.68%
 Securities(1) ..........    346,072     23,468        6.78      320,497       20,283     6.33      256,425       16,610    6.48
 Loans(2) ...............    587,472     47,706        8.12      560,925       46,529     8.30      601,013       51,656    8.59
                           ---------  ---------               ----------  -----------           -----------  -----------
  Total interest-earning
     assets .............    934,708     71,261        7.62      882,792       66,883     7.58      862,069       68,807    7.98
                           ---------  ---------   ---------   ----------  -----------   ------  -----------  -----------  ------

 Non-interest earning
 assets .................     63,693                              53,692                             47,753
                           ---------                          ----------                        -----------
     Total assets .......  $ 998,401                          $  936,484                        $   909,822
                           =========                          ==========                        ===========

Interest-bearing
liabilities:
 Savings deposits .......  $ 123,714      3,479        2.81   $  130,149        3,621     2.78  $   134,023        3,927    2.93
 Money market accounts ..    111,546      4,578        4.10      118,558        4,145     3.50      119,619        4,300    3.59
 NOW accounts ...........     57,187        751        1.31       56,932          729     1.28       56,817          693    1.22
 Time accounts ..........    317,821     18,304        5.76      299,420       16,135     5.39      315,075       17,587    5.58
 Borrowings(3) ..........    255,098     15,860        6.22      193,907       10,392     5.36      163,301        9,335    5.72
                           ---------  ---------               ----------  -----------           -----------  -----------
  Total interest-bearing
     liabilities ........    865,366     42,972        4.97      798,966       35,022     4.38      788,835       35,842    4.54
                           ---------  ---------   ---------   ----------  -----------   ------  -----------  -----------  ------

 Non-interest bearing
  liabilities ...........     47,744                              49,292                             41,752
                           ---------                          ----------                        -----------
  Total liabilities .....    913,110                             848,258                            830,587
 Equity .................     85,291                              88,226                             79,235
                           ---------                          ----------                        -----------
    Total liabilities
      and equity ........  $ 998,401                          $  936,484                        $   909,822
                           =========                          ==========                        ===========

 Net interest income ....             $  28,289                           $    31,861                        $    32,965
                                      =========                           ===========                        ===========

 Net interest rate
  spread ................                              2.65%                              3.20%                             3.44%
                                                  =========                             ======                            ======

 Net interest-earning
  assets ................  $  69,342                          $   83,826                        $    73,234
                           =========                          ==========                        ===========

 Net interest income as a
  percentage of average
  interest-earning
  assets ................                              3.03%                              3.61%                             3.82%
                                                  =========                             ======                            ======

 Ratio of interest-
  earning assets to
  average interest-bearing
  liabilities ...........     108.01%                             110.49%                            109.28%
                           =========                          ==========                        ===========

____________________
(1)      Amounts shown are amortized cost.
(2) Net of the allowance for loan losses, deferred loan fees and costs and unearned discounts.
(3)      Borrowings include mortgagors' escrow funds.

                                      (49)

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                               Nine Months Ended September 30,                           Year Ended December 31,
                               -------------------------------- -------------------------------------------------------------------
                                        2001 vs. 2000                  2000 vs. 1999                      1999 vs. 1998
                               -------------------------------- ------------------------------- -----------------------------------
                               Increase/(Decrease)     Total    Increase/(Decrease     Total       Increase/(Decrease)     Total
                                      Due to         Increase/        Due to          Increase/         Due to           Increase/
                               --------------------             -------------------             -----------------------
                                  Volume      Rate   (Decrease)   Volume    Rate     (Decrease)   Volume    Rate         (Decrease)
                               -------------------- ----------- ------------------- ----------- ----------------------- -----------
                                                                   (In thousands)
Interest-earning assets:
 Federal funds sold and
  interest-bearing
  deposits ...................  $     144  $    (31)  $    113  $     (12) $    28  $       16  $     (263) $     (207)  $    (470)
 Securities ..................     (1,162)     (600)    (1,762)     1,680    1,505       3,185       4,063        (390)      3,673
 Loans .......................      1,105      (174)       931      2,170     (993)      1,177      (3,379)     (1,748)     (5,127)
                                ---------  --------   --------  ---------  -------  ----------  ----------  ----------   ---------
    Total
     interest-earning
     assets ..................         87      (805)      (718)     3,838      540       4,378         421      (2,345)     (1,924)
                                ---------  --------   --------  ---------  -------  ----------  ----------  ----------   ---------

Interest-bearing liabilities:
 Savings deposits ............       (400)     (699)    (1,099)      (181)      39        (142)       (112)       (194)       (306)
 Money market accounts .......         18      (436)      (418)      (256)     689         433         (38)       (117)       (155)
 NOW accounts ................        (19)     (110)      (129)         3       19          22           1          35          36
 Time accounts ...............        (14)      715        701      1,024    1,145       2,169        (856)       (596)     (1,452)
 Borrowings ..................        571      (688)      (117)     3,627    1,841       5,468       1,667        (610)      1,057
                                ---------  --------   --------  ---------  -------  ----------  ----------  ----------   ---------
    Total
     interest-bearing
     liabilities .............        156    (1,218)    (1,062)     4,217    3,733       7,950         662      (1,482)       (820)
                                ---------  --------   --------  ---------  -------  ----------  ----------  ----------   ---------
Net interest income ..........  $     (69) $    413   $    344  $    (379) $(3,193) $   (3,572) $     (241) $     (863)  $  (1,104)
                                =========  ========   ========  =========  =======  ==========  ==========  ==========   =========

Comparison of Financial Condition at September 30, 2001 and December 31, 2000

     Total assets decreased by $31.6 million, or 3.1% to $985.7 million at September 30, 2001, from $1.0 billion at December 31, 2000. The decrease reflects a reduction in loans and securities.

     Loans decreased $7.2 million, or 1.2% to $605.1 million at September 30, 2001 compared to $612.3 million at December 31, 2000. Residential real estate loans increased $14.5 million or 4.0% during the period as low market interest rates resulted in increased levels of originations. This increase was more than offset, however, by reductions in all other loan categories. Commercial real estate loans and commercial loans declined $11.0 million or 7.7%, and $8.4 million or 18.1%, respectively. The decrease in our commercial real estate and commercial loan portfolios reflects changes in our pricing of such loans in 2001 that, when combined with declining market interest rates and aggressive pricing by our competitors, resulted in fewer originations of commercial loan products. Our portfolio of such loans decreased as existing loans were repaid or refinanced. We also selectively reduced credit exposure on an account by account basis through participations and the loan renewal process.

     Securities decreased $31.6 million to $312.6 million at September 30, 2001 compared to $344.2 million at December 31, 2000. The decrease in our securities occurred primarily in our

                                      (50)
mortgage-backed securities portfolio which decreased $23.4 million, or 15.6% to $126.6 million from $150.1 million, and our U.S. Treasury and agencies portfolio, which decreased $13.8 million, or 23.7% to $44.2 million from $57.9 million. Maturities and amortization on securities were used to fund the deposit outflow discussed below.

         Total deposits decreased $31.2 million, or 4.9% to $609.8 million at September 30, 2001 compared to $641.0 million at December 31, 2000. Time accounts declined $33.6 million, or 10.2%. Included in this amount was $19.8 million of matured brokered certificates of deposit that were not renewed because lower cost funding was available through the Federal Home Loan Bank of New York's advance program. The remaining reduction in time accounts occurred as we reduced our time account pricing to reflect declining yields on loans and investments. The decline in pricing resulted in rates for our time accounts being less than the rates offered by much of the competition.

         Our borrowings decreased to $263.5 million at September 30, 2001 from $271.9 million at December 31, 2000.

         Total equity increased $9.2 million, or 10.3% to $99.2 million from $89.9 million at December 31, 2000, as a result of earnings of $4.8 million for the nine months ended September 30, 2001, and an increase in the net unrealized gain in our available-for-sale securities.

Comparison of Operating Results for the Nine Months Ended September 30, 2001 and September 30, 2000

         General. Net income for the nine months ended September 30, 2001 was $4.8 million which was consistent with the nine months ended September 30, 2000. Increases in net interest income and non-interest income were offset by an increase in the provision for loan losses.

         Net Interest Income. Net interest income for the first nine months of 2001 totaled $21.9 million, an increase of 1.6% over $21.5 million for the nine months ended September 30, 2000. The net interest spread, the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities, for the nine month period was 2.74%, compared to 2.73% for the same period of 2000. The net interest margin for the nine months ended September 30, 2001 and 2000 was 3.14% and 3.09%, respectively.

         Interest income decreased by $718,000, which was attributable to a reduction in the yield on earning assets caused by the decline in market interest rates. The average balance of interest-earning assets remained stable at $929.8 million during both periods. However, the composition of interest-earning assets changed as the average balance of loans increased to $601.3 million from $582.5 million, the average balance of securities decreased to $323.1 million from $346.4 million, and the average balance of federal funds and interest-bearing deposits increased to $5.4 million from $884,000. Yields on earning assets for the period decreased to 7.52% from 7.62% during the comparative periods. Interest expense decreased by $1.1 million, reflecting the decline in market rates, as well as a decrease in average deposits and borrowings to $851.3 million from $861.3 million. Rates paid on interest-bearing liabilities decreased to 4.78% from 4.89% for the same period in 2000.

                                      (51)

         The improvement in the net interest margin resulted from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities. This ratio was 109.23% for the nine months ended September 30, 2001 compared with 107.96% for the similar period in 2000. The increase occurred as the growth in our equity was invested in earning assets.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. In determining the level of the allowance for loan losses, management considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect the borrower's ability to repay the loan and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. To the best of its ability, management has recorded all known and inherent losses that are both probable and reasonable to estimate at each reporting period.

         Based on our evaluation of the above factors, we recorded a provision for loan losses of $1.3 million for the nine months ended September 30, 2001, compared to $195,000 for the same period of 2000. The increase resulted from weaknesses in our market area reflecting the national economic slowdown and a $840,000 increase in charge-offs during the nine-month period ended September 30, 2001 when compared to the same period in 2000. The increase in charge-offs occurred primarily as a result of a $625,000 commercial loan that was charged-off due to the fact that the related business ceased operations. We used the same general methodology in assessing the adequacy of the allowance for both periods. The allowance for loan losses was $7.5 million, or 1.24% of loans outstanding at September 30, 2001, as compared with $8.5 million, or 1.40% of loans outstanding at September 30, 2000. Non-performing loans were 0.82% of total loans at September 30, 2001, as compared to 1.46% and 1.78% at the end of 2000 and 1999, respectively.

         Non-Interest Income. Non-interest income is comprised primarily of fee income derived from bank services and increases in the cash surrender value of bank-owned life insurance.

         Non-interest income increased $209,000, or 3.9% to $5.5 million for the nine months ended September 30, 2001 compared to $5.3 million for the same period in 2000. The increase is due to a $761,000 increase in income on bank-owned life insurance mainly attributable to the $724,000 excess of a death benefit received on a deceased employee over the cash value of the policy. This increase was partially offset by decreases in service fees and other income.


         Non-Interest Expense. Non-interest expense remained essentially unchanged at $19.5 million and $19.4 million for nine months ended September 30, 2001 and 2000, respectively. Excluding a $1.5 million impairment charge recorded on two properties owned by us, which properties had been used by us in our banking operations, non-interest expense for the nine months ended September 30, 2001 decreased by 7.5% to $18.0 million. The impairment charge related to properties that had book values in excess of their estimated net fair market value. One property is an office building that previously housed several operations functions of the Bank. During 2001, all but one of the departments was relocated to other existing facilities and because the Bank did not expect to need the space for future operations, it was decided to list the property for sale with a commercial real estate broker. The second property is a former branch location that was consolidated into a new branch office less than a mile away. The sale of this property is expected during the first half of 2002. Salaries and employee benefits expense decreased $908,000, or 8.9% to $9.3 million for the nine months ended September 30, 2001, reflecting the results of our cost containment initiative implemented in February 2001. There were 220 full time
                                      (52)
equivalent employees at September 30, 2001 compared to 278 a year earlier. All other non-interest expense, consisting of occupancy and equipment, marketing, professional services, technology expense and other expenses, decreased $546,000 or 5.9% primarily as a result of bank-wide efforts to control operating expenses.

         Income Tax Expense. Income tax expense was $1.8 million on income before taxes of $6.6 million for the nine month period ended September 30, 2001, resulting in an effective tax rate of 26.8% compared to income tax expense of $2.4 million on income before taxes of $7.2 million for the nine month period ended September 30, 2000, resulting in an effective tax rate of 33.8%. The decrease in the effective tax rate primarily reflects the impact of the tax free receipt of the proceeds on bank-owned life insurance in 2001.

Comparison of Financial Condition at December 31, 2000 and 1999

         Our total assets increased $44.0 million or 4.5%, to $1.0 billion at December 31, 2000 from $973.4 million at December 31, 1999.

         At December 31, 2000, loans had increased $33.6 million, or 5.8%, to $612.3 million from $578.7 million. All loan categories increased, with residential mortgage loans increasing $15.5 million, commercial real estate loans increasing $9.0 million, commercial loans increasing $3.4 million and consumer loans increasing $5.7 million. These increases occurred notwithstanding the general increases in market interest rates during 2000, as existing loans remained outstanding and refinancing and prepayment activity decreased.

         Securities were $344.2 million at December 31, 2000, an increase of $23.1 million, or 7.2% from the end of 1999. The increase was due to a $7.8 million increase in collateralized mortgage obligations, a $6.9 million increase in U.S. Treasury and agency securities and a $10.0 million investment in Fannie Mae preferred stock, partially offset by a $7.4 million decrease in other mortgage-backed securities. The increase in securities was funded by an increase in borrowings.

         Total deposits increased $4.7 million, or 0.7% and were $641.0 million at December 31, 2000. Savings accounts declined $18.0 million, and were $107.4 million at December 31, 2000. A new retail repurchase, or "sweep" account was offered beginning in 2000, which attracted business customer funds out of the savings category. These accounts totaled $5.0 million at December 31, 2000. The remainder of the decline in savings accounts, as well as a $6.5 million decline in money market accounts, is attributable to customer preference for higher rates available on our time accounts. Time accounts, excluding brokered certificates of deposit of $34.8 million, were $295.1 million at December 31, 2000, representing a $9.4 million or 3.3% increase from the end of 1999.

         Borrowings increased $31.5 million, or 13.4% to $266.1 million at December 31, 2000 compared to $234.6 million at December 31, 1999.

         Our total equity increased $8.3 million, or 10.2%, to $89.9 million at December 31, 2000 from $81.6 million at December 31, 1999, attributable to $5.4 million of net income for 2000, and an increase of $2.9 million in accumulated other comprehensive income related to net unrealized gains on securities available for sale.

                                      (53)

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

     General. Net income was $5.4 million for 2000, which was $715,000 lower than 1999. The decrease in net income was due in part to a $3.6 million decrease in net interest income and a $1.1 million increase in the provision for loan losses. Non-interest income increased $1.2 million and non-interest expense decreased $1.7 million.

     Net Interest Income. Net interest income for 2000 was $28.3 million as compared to $31.9 million for 1999. Net interest rate spread decreased 55 basis points to 2.65% for 2000 from 3.20% for the prior year. This decrease was primarily due to average market interest rates being higher in 2000 than in 1999 reflecting the liability sensitivity of our balance sheet during 2000. As a result, a greater percentage of our funding repriced at higher rates than our earning assets. The yield on earning assets increased 4 basis points during 2000 and was 7.62% compared with 7.58% for 1999. Our cost of funds increased 59 basis points during this same timeframe, however, reflecting the sensitivity of our funding sources at the time to interest rate changes as well as an increased reliance on borrowings.

     Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

     During 2000, the provision for loan losses totaled $1.1 million. We did not make any provision for loan losses in 1999. Loan charge-offs were $3.6 million for 2000 compared to $2.3 million for 1999. This $1.3 million increase is primarily attributable to the $3.1 million charge-off of a commercial loan in which the borrower was in default and management determined in December 2000 it was probable we would not be able to collect the outstanding balance of the loan. The allowance for loan losses was $7.6 million at December 31, 2000, or 1.24% of total loans, as compared to $9.3 million, or 1.61% of total loans at December 31, 1999. During 2000, non-performing loans decreased by $1.4 million. See "Business of SBU Bank--Asset Quality."

     Non-Interest Income. Non-interest income was $6.8 million in 2000, an increase of $1.2 million, or 21.5% from 1999 and resulted primarily from an increase in appreciation on bank-owned life insurance of $1.1 million for the period because this policy was purchased late in 1999.

     Non-Interest Expense. Non-interest expense decreased $1.7 million, or 6.1%, to $26.1 million during 2000 compared with $27.7 million for the prior year. Salaries and employee benefits accounted for 65.8% of the decrease dropping to $13.3 million in 2000 from $14.5 million the prior year. This reduction was split evenly between salaries which declined due to normal staff attrition and bonus expense which declined due to the decline in our net income from the prior year. All other operating expenses declined $579,000 for the year, with reductions in various categories, including marketing expenses and professional services which declined $166,000 and $201,000, respectively.

                                      (54)

     Income Tax Expense. Income taxes decreased $1.1 million, or 29.3% to $2.5 million from $3.6 million in the prior year, resulting in effective tax rates of 32.0% in 2000 and 37.0% in 1999, respectively. The decrease in the effective tax rate primarily reflects our decision to invest in non-taxable bank-owned life insurance late in 1999.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

     General. Net income was $6.1 million for 1999, which was $5.4 million higher than 1998. A $1.1 million reduction in net interest income was offset by a $7.5 million reduction in the provision for loan losses and a $2.4 million reduction in non-interest expenses.

     Net Interest Income. Net interest income for 1999 was $31.9 million as compared with $33.0 million for 1998. Net interest rate spread decreased 24 basis points to 3.20% for 1999 from 3.44% for the prior year. This decrease was primarily due to a higher percentage of our assets being invested in securities instead of loans as we used wholesale borrowings to increase our investment portfolio. Securities typically earn a lower rate of interest than loans due to lower credit risk and the presence of guarantee fees. Securities represented 36.3% of our average interest-earning assets in 1999 compared to 29.7% in 1998.

     Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

     During 1999, there was no provision for loan losses, compared to $7.5 million for 1998. During 1997 we performed a detailed review of our underwriting standards and the inherent risks associated with our commercial loan portfolio. The review was completed in 1998, and several enhancements were made to our commercial loan risk assessment methodology.


     As a result of these methodology enhancements and the recognized deterioration of the credit quality of certain commercial loans, we determined that the level of inherent losses in the commercial loan portfolio was significantly higher than had been previously estimated. Therefore, a number of steps were instituted. In 1998 we recorded a provision for loan losses of $7.5 million. This was significantly higher than in previous years, reflecting the assessed loss inherent in the loan portfolio as well as the substantial increase in gross charge-offs to $8.7 million in 1998, which included $4.5 million in the commercial real estate portfolio, $1.4 million in the commercial portfolio and $2.3 million in the consumer portfolio. The high level of charge-offs in the commercial loan area was a direct result of the review process noted above. Gross charge-offs in the commercial real estate portfolio also included $1.7 million for loans sold in 1998 that had a principal balance of $14.1 million and a sale price of $12.4 million.

     The high amount of consumer charge-offs in 1998 reflected prior underwriting weaknesses, as well as continuing deterioration of credit quality in higher risk consumer loans, specifically boat and recreational vehicle loans. A tightening of underwriting standards initiated in late 1996 significantly improved consumer loan asset quality after 1998.

                                      (55)

     Having taken these measures in 1998, we concluded that we had adequately addressed the credit quality issues. Net charge-offs declined to $822,000 in 1999 from $7.1 million in 1998. In addition, the level of non-performing loans decreased significantly in 1999 compared to 1998. As a result of addressing the asset quality issues in 1998, and based on the results of our assessment of the allowance at December 31, 1999, we determined that no provision for loan losses was necessary in 1999.

     The allowance for loan losses was $9.3 million, or 1.61% of total loans at December 31, 1999, as compared to $10.2 million, or 1.81% at the end of 1998. Non-performing loans declined $5.0 million from the end of 1998 to the end of 1999 as a result of the efforts to improve our asset quality previously discussed, and were 1.78% of total loans at December 31, 1999 as compared to 2.72% at the end of 1998.

     Non-Interest Income. Non-interest income declined $176,000, or 3.0% to $5.6 million in 1999, compared to $5.8 million in 1998.

     Non-Interest Expense. Total non-interest expense decreased $2.4 million or 8.0%, to $27.7 million during 1999 compared with $30.2 million for the prior year. Salaries and employee benefits expense increased $763,000, or 5.6%, caused primarily by a $1.3 million increase in bonus expense due to improvement in earnings from the prior year. The increase in bonus expense was partially offset by reductions in salaries and other employee expenses caused by staff reductions. Expenses associated with other real estate owned decreased $936,000 because of the aggressive efforts during 1998 to reduce the number of properties owned. Other real estate owned was $150,000 at December 31, 1999, compared to $1.1 million and $2.3 million at December 1998 and 1997, respectively. All other non-interest expense decreased $2.2 million, resulting from a decrease in professional services, technology expense, and other expenses related primarily to the elimination of a mortgage subsidiary.

     Income Tax Expense. Income taxes increased $3.2 million to $3.6 million from $395,000 in the prior year resulting in effective tax rates of 37.0% in 1999 and 36.2% in 1998.

Liquidity and Capital Resources

     Liquidity describes our ability to meet the financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may enter into repurchase agreements with approved broker-dealers and we may borrow from the Federal Home Loan Bank of New York. At September 30, 2001, we had $263.5 million in outstanding borrowings, including mortgagors' escrow funds.

     Loan repayments and maturing securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

                                      (56)

     Our primary investing activities are the origination of one- to four-family real estate loans, commercial real estate, commercial and consumer loans, and to a lesser extent, the purchase of securities. For the nine months ended September 30, 2001 loan originations totaled $132.2 million. For the year ended December 31, 2000 loan originations totaled $188.9 million. During 1999 loan originations totaled $230.4 million. Purchases of securities were $26.1 million for the nine months ended September 30, 2001. Purchases of securities were $46.4 million in 2000 and $94.1 million for 1999.

     At September 30, 2001, we had loan commitments to borrowers of approximately $27.2 million, and available letters and lines of credit of approximately $26.9 million. Total deposits decreased $31.2 million during the nine months ended September 30, 2001. Total deposits increased $4.7 million during 2000 and decreased $5.1 million during 1999. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $213.5 million at September 30, 2001. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will be retained. We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

     At September 30, 2001, we exceeded all of the applicable regulatory capital requirements. Our leverage (Tier 1) capital was $94.5 million, or 9.49% of average assets, at September 30, 2001. In order to be classified as "well-capitalized" under federal banking regulations, we were required to have leverage (Tier 1) capital of $49.8 million, or 5.0% of assets. To be classified as a well-capitalized bank, we must also have a ratio of total risk-based capital to risk-based assets of 10.0%. At September 30, 2001 we had total risk-based capital ratio of 19.59%. See "Regulation--Federal Banking Regulation--Capital Requirements" for discussion of applicable regulatory capital requirements and see "Regulatory Capital Compliance" for information regarding the impact of the offering on our capital position.

     We do not anticipate any material capital expenditures, nor do we have any balloon or other payments due on any long-term obligations, although $30 million of our FHLB advances at September 30, 2001 can be called by the FHLB at quarterly intervals. If called, we have the option to reprice the advance at the then-current FHLB rates, or to repay the advance. The first advance totals $10 million, has a rate of 6.15% and matures in October 2003. The second advance totals $20 million, has a rate of 6.31% and matures in August 2005. If these advances are called, the rates on replacement borrowings would likely be higher than the current rate on the advances which would increase our cost of funds.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No.'s 137 and 138, establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. This new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not

                                      (57)
otherwise recorded. The statement also permits certain reclassification of securities among the trading, available-for-sale and held-to-maturity classifications. The adoption of this standard on January 1, 2001, had no material impact on our financial statements.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. This new accounting standard is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000, and is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this standard did not have any impact on our financial statements.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This pronouncement will have no effect on our financial statements unless we enter into a business combination transaction.

     In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies will be January 1, 2002. This pronouncement will not have any effect on our financial statements unless we enter into a business combination transaction.

                BUSINESS OF PARTNERS TRUST FINANCIAL GROUP, INC.

     We have not engaged in any business to date. Upon completion of the reorganization, we will be a federal corporation and will own all of the issued and outstanding stock of SBU Bank. We will retain up to 50% of the net proceeds from the offering, make a loan to the ESOP, and contribute 50% of the remaining net proceeds to SBU Bank as additional capital. We will use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

     In the future, Partners Trust Financial Group, as the holding company of SBU Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan companies, which may include the acquisition of banking and financial services companies. See "Regulation--Holding Company Regulation--Permitted Activities" for a discussion of the activities that are permitted to savings and loan and mutual holding companies. We may also borrow funds for reinvestment in the bank. There are no plans for any borrowings or mergers or acquisitions, or other diversification of the activities of Partners Trust Financial Group at the present time.

                                      (58)

     Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from SBU Bank. Initially, Partners Trust Financial Group will neither own nor lease any property, but will instead use the premises, equipment and furniture of SBU Bank. At the present time, we intend to employ only persons who are officers of SBU Bank to serve as officers of Partners Trust Financial Group. We will however, use the support staff of SBU Bank from time to time. These persons will not be separately compensated by Partners Trust Financial Group. Partners Trust Financial Group may hire additional employees, as appropriate, to the extent it expands its business in the future.

                              BUSINESS OF SBU BANK

General

     Our principal business consists of1 attracti1ng retail deposits from the general public in the areas surrounding our branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, multi-family and commercial real estate loans, mortgage related securities and various other securities. We also invest in commercial business loans and consumer and other loans, including home equity and automobile loans. Our revenues are derived principally from the interest on mortgage, commercial and consumer loans, securities, loan origination and servicing fees and service charges and fees collected on deposit accounts. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Market Area

     We conduct our operations from our executive offices in Utica, New York and nine branches located in Oneida, Herkimer and Onondaga Counties, New York. Utica, New York is located in Oneida County, and is 100 miles west of Albany and 50 east of Syracuse. As of June 30, 2000, we had a 21.6% market share of FDIC-insured deposits in Oneida County, and a 9.5% market share of FDIC-insured deposits in Herkimer County, ranking us first and fourth, respectively, in those counties.

     Our geographic market area for loans and deposits is principally Oneida, Herkimer and Onondaga Counties, although some lending activities extend into other areas of Upstate New York. The local economy continues to shift from a manufacturing employment base to a more diverse service and small business environment. As a result, the local market is not dependent on one or two key employers. At the end of 2000, 72% of the total employment of 144,200 in Oneida and Herkimer Counties was from private employers, while the remaining 28% represented federal, state and local municipal employment. The major employment sectors include:

     .  services

     .  wholesale and retail trade, and

     .  manufacturing

     Similar to trends noted in other Upstate New York cities, most of the job growth being realized in our market has been in service-related industries, which now account for the largest

                                      (59)
portion of the workforce. Our market area also includes a growing number of healthcare, engineering and technical firms that have located and expanded in our market in order to take advantage of the well-educated workforce and support from local colleges and universities. The public, private, community and technical colleges in our market provide valuable educational opportunities and training to the current and prospective workforce.

     Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic population trends and the competitive environment.

     Oneida, Herkimer and Onondaga Counties experienced declining populations during the 1990-2000 decade. Comparatively, New York's statewide population increased slightly during the decade, but increased at a slower rate than the national population growth rate. Median household and per capita income measures for Oneida, Onondaga and Herkimer Counties were below the comparable measures for the U.S. and New York State, which we believe is indicative of the rural characteristics and lower cost of living generally experienced in the regional market area served by SBU Bank. Recent employment trends indicate lower levels of unemployment in Oneida, Onondaga and Herkimer Counties compared to national and statewide unemployment rates.

     We believe that we have developed a range of products and services that will meet the financial needs of our current and future customer base. Marketing strategies will focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

     We face intense competition within our market both in making loans and attracting deposits. The Central New York area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. However, our branch network, deployment of branch and offsite ATMs and development of our web-based banking services allow us to compete effectively for most consumer and small business relationships.

     Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our in-house investment services department offers a full range of mutual funds, annuities and other investment products based on careful analysis of customer needs. This department has a close working relationship with other sales functions within SBU Bank. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our leadership role as a community bank.

Lending Activities

     General. Historically, our principal lending activity has been the origination, for retention in our portfolio, of fixed-rate and adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located within our primary market area. We also originate

                                      (60)
     commercial real estate loans, including multi-family residential real estate loans, commercial business loans, and consumer loans.

          Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and costs, unearned discounts and allowances for losses) as of the dates indicated.

                                                                                  At December 31,
                             At September 30, --------------------------------------------------------------------------------------
                                   2001             2000              1999             1998              1997              1996
                             ---------------  ----------------  ----------------  ----------------  ---------------  ---------------
                             Amount  Percent  Amount   Percent  Amount   Percent  Amount   Percent  Amount  Percent  Amount  Percent
                             ------- -------  ------   -------  ------   -------  ------   -------  ------  -------  ------  -------
                                                                      (Dollars in thousands)

 Residential real estate... $372,478  61.56% $358,026   58.48% $342,574   59.20% $315,133   56.07% $334,049  53.10% $334,029  49.88%
 Commercial real estate....  132,271  21.86   143,297   23.40   134,304   23.21   136,987   24.37   168,135  26.73   155,234  23.18
 Commercial................   38,239   6.32    46,673    7.62    43,300    7.48    46,099    8.20    44,140   7.02    77,119  11.52
 Consumer(1)...............   62,108  10.26    64,286   10.50    58,539   10.11    63,840   11.36    82,787  13.15   103,260  15.42
                            -------- ------  --------  ------  --------  ------  --------  ------  -------- ------  -------- ------

     Total loans...........  605,096 100.00%  612,282  100.00%  578,717  100.00%  562,059  100.00%  629,111 100.00%  669,642 100.00%
                            -------- ======  --------  ======  --------  ======  --------  ======  -------- ======  -------- ======

    Less:
     Net deferred fees

     and costs.............      441              505               497               568               872            1,002
     Unearned discounts....        3                3                 5                10                17               --
     Allowance for losses..    7,481            7,564             9,328            10,150             9,771           10,754
                            --------         --------          --------          --------          --------         --------
 Loans, net................ $597,171         $604,210          $568,887          $551,331          $618,451         $657,886
                            ========         ========          ========          ========          ========         ========

_________________________

(1)  Includes home equity loans.

                                      (61)

     Loan Maturity and Repricing Schedule. The following table sets forth certain information as of September 30, 2001, regarding the amount of loans maturing or repricing in our portfolio. Demand loans having no stated schedule of repayment and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable- and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

                                                 One        Three                  Ten
                                               Through     Through     Five      Through      Beyond
                                  Within One    Three       Five      Through     Twenty      Twenty
                                   Year(2)      Years      Years     Ten Years     Years      Years      Total
                                  ----------  --------    --------   ---------   --------    --------   --------
                                                                  (In thousands)
 Residential real estate ......   $ 61,978    $ 65,457    $ 76,278   $ 70,501    $ 72,791    $ 25,473   $372,478
 Commercial real estate .......     30,450      50,561      24,500     23,185       3,575          --    132,271
 Commercial ...................     28,284       4,188       2,606      2,892         269          --     38,239
 Consumer(1) ..................     19,958      22,283      10,755      7,663       1,449          --     62,108
                                  --------    --------    --------   --------    --------    --------   --------

     Total loans ..............   $140,670(2) $142,489    $114,139   $104,241    $ 78,084    $ 25,473   $605,096
                                  ========    ========    --------   ========    ========    ========   ========

____________________________________
(1)  Includes home equity loans.
(2) Includes $102.9 million of loans that reprice within one year but that are scheduled to mature after one year.

     Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at September 30, 2001, the dollar amount of all fixed-rate and adjustable-rate loans due after September 30, 2002. Adjustable- and floating-rate loans are included based on contractual maturities.

                                                Due After September 30, 2002
                                      ------------------------------------------------
                                           Fixed         Adjustable         Total
                                      --------------   --------------   --------------
                                                       (In thousands)
 Residential real estate ..........   $      228,821   $      141,157   $      369,978
 Commercial real estate ...........           48,644           68,074          116,718
 Commercial .......................           11,651            8,857           20,508
 Consumer(1) ......................           46,165           13,954           60,119
                                      --------------   --------------   --------------

     Total loans ..................   $      335,281   $      232,042   $      567,323
                                      ==============   ==============   ==============

____________________________________
(1)  Includes home equity loans.

     Residential Mortgage Lending. SBU Bank originates mortgage loans secured by one- to four-family properties, most of which serve as the primary residence of the owner. As of September 30, 2001, residential mortgage loans totaled $372.5 million, or 61.6% of our total loan portfolio. Of residential mortgage loans outstanding on that date, 37.3% were adjustable-rate loans and 62.7% were fixed-rate loans. We currently utilize eight employees as originators who are paid on a commission basis. Four are based in Utica, New York and four are based in Syracuse, New York. Their primary focus is to maintain and expand relationships with realtors and other key contacts in order to bring new mortgages to SBU. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

     Our mortgage loans are generally for terms from 15 to 30 years, amortized on a monthly basis with principal and interest due each month. We offer a variety of terms and conditions to our mortgage customers which meet virtually any financing need. As of September 30, 2001 we offered the following residential mortgage loan products:

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

     . Conventional fixed-rate loans with both monthly and biweekly payment options

     .     FHA and VA fixed-rate loans

     .     A wide variety of conventional adjustable-rate loans

     .     FHA adjustable-rate loans

     .     Conventional loans targeted at low and moderate income groups

     .     State of New York Mortgage Agency (SONYMA) loans

     .     Construction/permanent loans

     Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Our conventional residential mortgage loans customarily contain "due on sale" clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgage property.

     Our current practice is to sell conforming fixed-rate 30 year monthly payment loans in the secondary market and to hold biweekly fixed-rate loans, loans with terms of 15 years or less and adjustable-rate loans in our portfolio. FHA and VA loans are sold servicing-released while we retain servicing on all other sold loans. We lend up to a maximum loan-to-value ratio of 95% on mortgage loans secured by owner-occupied properties, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. Certain loans with a loan-to-value ratio between 80% and 85% do not require private mortgage insurance but carry a higher interest rate and are underwritten to stricter standards. To a lesser extent, we originate non-conforming loans that are tailored to the needs of the local community, but which may not satisfy the various requirements of Fannie Mae or Freddie Mac.

     Our adjustable-rate mortgage loans are made with a maximum term of 30 years. Adjustable-rate loans include loans that provide for an interest rate that is based on the interest paid on U.S. Treasury securities of corresponding terms, plus a margin. Our adjustable-rate conventional mortgages include limits on the increase or decrease in the interest rate. The interest rate may increase or decrease by a maximum of 2.0% per adjustment with a ceiling rate over the life of the loan, which generally is 5.0%. We currently offer adjustable-rate loans with initial rates below those which would prevail under the foregoing computations based upon our determination of market factors and competitive rates for adjustable-rate loans in our market. For one year adjustable-rate loans, borrowers are qualified at the initial rate and at 2.0% over the initial rate. For all other adjustable-rate loans, borrowers are qualified at the initial rate.

     The retention of adjustable-rate loans in our portfolio helps reduce exposure to changes in interest rates. However, there are credit risks resulting from potential increased costs to the borrower as a result of rising rates. During periods of rising interest rates, the risk of default on adjustable-rate mortgages may increase due to the upward adjustment of interest cost to the borrower.

     During the year ended December 31, 2000, we originated $41.5 million in adjustable-rate mortgage loans and $24.3 million in fixed-rate mortgage loans. During the nine months ended

                                      (63)

September 30, 2001, we originated $8.7 million in adjustable-rate mortgage loans and $63.1 million in fixed-rate mortgage loans.

         Commercial Real Estate Loans. We originate commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. In underwriting commercial real estate loans, consideration is given to the property's historic and projected cash flow, current and projected occupancy, location and physical condition. At September 30, 2001 our commercial real estate portfolio totaled $132.3 million, or 21.9% of total loans. Most of the commercial real estate portfolio consists of loans secured by properties in an area of New York State bounded by Syracuse in the west and Albany in the east. To a lesser extent, commercial real estate loans are secured by properties located outside of that area but primarily in New York State. Our commercial real estate portfolio is diverse as to borrower and property type. The four largest concentrations of property types (based on the total commercial portfolio) are apartment buildings at 19.5%, office buildings at 18.9%, multi-tenant retail at 6.5%, and single tenant retail at 13.7%. Included in commercial real estate loans are construction loans as to which we have committed to provide the permanent financing. Our loan policy specifies the threshold for property type concentration at 25% of the total commercial real estate portfolio for apartment buildings, and at 15% or lesser percentages for other property types. The concentration of loans secured by office buildings exceeds the threshold due to shrinkage in the portfolio. Certain higher risk property types are limited to a maximum of 5% of the total commercial real estate portfolio. We lend up to a maximum loan to value ratio of 75% (with exceptions up to 80%) and require minimum debt coverage ratios depending on the property type involved. The average outstanding balance of a commercial real estate loan was approximately $461,000 at September 30, 2001.

         Commercial real estate lending involves additional risks compared to one-to-four family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent then residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

         Because of increased risks associated with commercial real estate loans, commercial real estate loans generally have a higher rate and shorter term than residential mortgage loans. Commercial real estate loans are generally offered at one to five year adjustable-rates tied to the Federal Home Loan Bank of New York advance rates. The term of such loans generally does not exceed ten years with amortization schedules of fifteen to twenty years.

         Commercial Loans. In addition to commercial real estate loans, we also engage in small business commercial lending, including business installment loans, lines of credit and other commercial loans. We are developing a niche of making commercial loans to small and medium sized businesses in a wide variety of industries located in Onondaga, Oneida and Herkimer Counties. At September 30, 2001, our commercial loan portfolio totaled $38.2 million, or 6.3% of total loans. The average outstanding balance of a commercial loan was approximately $114,000 at September 30, 2001.

                                      (64)

     Unless secured by a mortgage on commercial real estate, commercial loans generally are limited to terms of five years or less and have variable interest rates tied to the prime rate. Whenever possible, we collateralize these loans with a lien on business assets and equipment and the personal guarantees from principals of the borrower. Interest rates on commercial loans generally have higher yields than residential mortgages.

     Commercial loans are generally considered to involve a higher degree of risk than residential mortgage loans. Such loans typically involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. In addition, commercial loans are in some cases unsecured, and if secured, the collateral may be subject to market obsolescence. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. We utilize the services of an outside consultant to conduct on-site reviews of the commercial loan and commercial real estate portfolios to monitor adherence to underwriting standards and policy requirements.

     Consumer Loans. We offer a variety of consumer loans to meet customer demand and to increase the yield on our loan portfolio. Consumer loans are generally offered at a higher rate and shorter term than residential mortgages. Examples of our consumer loans include:

     .  Fixed-rate home equity loans

     .  Variable rate home equity lines of credit

     .  Property improvement loans

     .  New and used automobile loans

     .  Secured and unsecured personal loans

     .  Personal lines of credit


     At September 30, 2001, the consumer loan portfolio totaled $62.1 million or 10.3% of total loans. Consumer loans are generally offered for terms of one to fifteen years depending on the collateral, and at fixed or variable rates of interest depending on the product. Auto loans currently comprise the largest portion of the consumer loan portfolio at 48.1%.

     We make both new and used automobile loans. The financial terms of these loans are determined by the age and condition of the collateral, and the financial ability of the borrower to repay. We obtain a title lien on the vehicle and collision insurance policies are required on these loans. While we lend directly to borrowers, the majority of new automobile loans are originated through local dealerships. We obtain loans from 47 dealers in Oneida and Herkimer Counties and from four dealers in Onondaga County. We independently underwrite the loans from the dealerships.

     We make loans secured by deposit accounts up to 90% of the amount of the depositor's collected deposit account balance. We also make other consumer loans that may or may not be secured. The terms of the loans vary depending on the collateral.

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

     Consumer loans are generally originated at higher interest rates than residential mortgage loans and also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

     Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period. Our volume of commercial real estate and commercial loans has decreased in recent years due to our effort to improve asset quality and to emphasize relationship banking.

     The following table sets forth the loan origination, sales and repayment activities of SBU Bank for the periods indicated.

                                            Nine Months Ended September 30,               Year Ended December 31,
                                            -------------------------------   ----------------------------------------------
                                                 2001             2000             2000            1999             1998
                                            -------------------------------   -------------    -----------------------------
                                                                             (In thousands)

Originations:
-------------
 Residential real estate ................   $       71,804    $      50,107   $      65,794    $      96,794   $      99,575
 Commercial real estate .................            8,935           34,534          41,819           54,744          27,164
 Commercial .............................           31,704           41,048          49,896           54,664          76,991
 Consumer(1) ............................           19,739           22,363          31,397           24,235          21,134
                                            --------------    -------------   -------------    -------------   -------------
  Total loans originated ................          132,182          148,052         188,906          230,437         224,864
                                            --------------    -------------   -------------    -------------   -------------

 Loans sold or securitized ..............           10,820           19,289          19,766           21,713          53,311
 -------------------------

 Repayments:
 -----------
 Residential real estate ................           46,353           32,421          44,297           55,108          62,155
 Commercial real estate .................           19,347           18,577          21,880           48,070          55,989
 Commercial .............................           38,875           30,570          40,420           57,388          74,539
 Consumer(1) ............................           21,706           19,421          25,366           29,163          37,824
                                            --------------    -------------   -------------    -------------   -------------
  Total repayments ......................          126,281          100,989         131,963          189,729         230,507
                                            --------------    -------------   -------------    -------------   -------------

     Total reductions ...................          137,101          120,278         151,729          211,442         283,818
                                            --------------    -------------   -------------    -------------   -------------

 Decrease in other items, net(2) ........           (2,203)          (1,355)         (3,618)          (2,262)         (7,787)
                                            --------------    -------------   -------------    -------------   -------------

     Net increase (decrease) ............   $       (7,122)   $      26,419   $      33,559    $      16,733   $     (66,741)
                                            ==============    =============   =============    =============   =============

-------------
(1)  Includes home equity loans.
(2) Other items include charge-offs, deferred fees and costs, and unearned discounts.

     Loan Approval Procedures and Authority. Our lending policy generally provides for a maximum residential mortgage amount of $350,000. However, the average loan originated for the residential loan portfolio during the nine months ended September 30, 2001 was approximately $104,000. Loans in excess of the conforming guidelines of the secondary market require the approval of our chief credit officer, or in his absence, the chief executive officer or the senior vice president of sales. As of September 30, 2001, non-conforming loans comprised 2.5% of the residential mortgage portfolio. Conforming loans with no policy exceptions can be approved by an automated system sponsored by Freddie Mac and known as "Loan Prospector." All loans rated caution or rejected by Loan Prospector are reviewed by the residential mortgage underwriter for further action.

     Consumer loans are underwritten by our consumer underwriting group. For unsecured loans in excess of $25,000, non-real estate secured loans in excess of $60,000, and loans secured

                                      (66)
by real estate in excess of $125,000, the approval of our chief credit officer is needed, or in his absence, the chief executive officer or the senior vice president of sales.

         Commercial real estate and commercial loans are underwritten by commercial credit analysts. The manager of the small business department may approve loans up to $250,000, the senior business developer in the commercial loan department may approve loans up to $500,000. Our chief credit officer may approve loans up to $1.5 million. The chief credit officer and the chief executive officer may approve loans up to $3.0 million. Loans above $3.0 million require the approval of our executive committee or the full Board.

         Loans to One Borrower. Federal savings banks are subject to the same loans to one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired equity on an unsecured basis, and an additional amount equal to 10% of unimpaired equity if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). Our policy provides that loans to one borrower (or related borrowers) should not exceed the lesser of 1% of total assets, 15% of equity, or $6.0 million. However, management currently has established a general loans-to-one-borrower limit of $3.0 million for new loans.

         At September 30, 2001, the largest aggregate credit exposure to one borrower consisted of two commercial mortgage loans in a committed amount of $6.2 million. At September 30, 2001, the outstanding amount under these loans was $4.2 million. These loans are performing in accordance with their terms. There were an additional eleven credit relationships in excess of $3.0 million at September 30, 2001 (including committed amounts).

Asset Quality

         General. One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our high proportion of one- to four-family mortgage loans, our maintenance of sound credit standards for new loan originations and our loan administration procedures, have resulted in our current low delinquency ratios and in the current year, a reduction in non-performing assets. These factors have helped strengthen our financial condition.

         Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of residential mortgage and consumer loans, our collections department is responsible for collection procedures from the 15th day up to the 90th or 120th day of delinquency depending on the type of loan. At ten days past due a system generated late notice is sent to the customer. If there is no response a phone call is made within 15-20 days past due. If no payment arrangements are made, or arrangements are not kept, weekly phone contact is made. At 31-40 days past due, if no contact has been made, a second stronger letter is mailed and continued attempts are made to contact the customer by phone. At 41-55 days a third letter is mailed and continued attempts at phone contact are made. For consumer loans 56-65 days past due, a five day letter is sent stating that all arrears are due to avoid repossession. For residential mortgages 56-65 days past due, a 30 day letter is sent advising the borrower they have

                                      (67)

30 days to bring all amounts current or a demand letter will be sent. A physical inspection of the property is scheduled in this time frame. For secured consumer loans 66-120 days past due, attempted phone contact is continued and a letter is sent advising the customer of an active repossession order. Within 24 hours of the repossession a 10 day letter is sent notifying the customer of the intent to sell the collateral. For residential mortgage loans 86-95 days past due, a demand letter is sent with a seven day time frame after which the loan will be sent to the foreclosure department.

         We hold property foreclosed on as other real estate owned. We carry foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical. The collection procedures for Federal Housing Association (FHA) and Veteran's Administration (VA) one- to four-family mortgage loans follow the collection guidelines outlined by those agencies.

         The collection procedures for commercial real estate and commercial loans include our sending periodic late notices and letters to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan is 15 days past due. We follow the same collection procedures as residential mortgage and consumer loans in our attempts to reach individuals by phone. Our credit quality committee reviews all delinquencies on a monthly basis. Delinquent commercial real estate and commercial loans may be transferred at that time to our loan workout department for further action. Our chief credit officer has the authority to transfer current commercial real estate or commercial loans to the workout department if, in his opinion, a credit problem exists or is likely to occur.

         Loans deemed uncollectable are proposed for charge-off on a monthly basis at the credit quality committee meeting. The chief credit officer can approve charge-offs up to $500,000. Amounts in excess of this require the approval of the chief executive officer or, in his absence, the chief financial officer.

         Delinquent Loans and Non-performing Loans and Assets. Our policies require that the chief credit officer continuously monitor the status of the loan portfolios and report to the Board on a quarterly basis. These reports include information on delinquent loans, criticized and classified assets, foreclosed real estate, and our actions and plans to cure the delinquent status of the loans.

         With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, we generally stop accruing income on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

         The following table sets forth certain information regarding delinquencies in our loan portfolio as of the dates indicated.

                                      (68)

                                        At September 30, 2001                        At December 31, 2000
                              ------------------------------------------ -------------------------------------------
                                   60-89 Days          90 Days or More         60-89 Days          90 Days or More
                              --------------------  -------------------- ---------------------  --------------------
                                         Principal             Principal             Principal             Principal
                               Number     Balance    Number     Balance   Number      Balance    Number     Balance
                              of Loans   of Loans   of Loans   of Loans  of Loans    of Loans   of Loans   of Loans
                              --------   ---------  --------   --------- ---------   ---------  --------   ---------
                                                              (Dollars in thousands)
 Residential real estate ....       17   $     703        38   $  1,889         14   $    443         20   $  1,010
 Commercial real estate .....        2         358         4      1,028          4      5,976          9      3,364
 Commercial .................        3          71        16      1,357          9      1,932         24      3,331
 Consumer(1) ................       20         184        12        130         17        138          9         95
                              --------   ---------  --------   --------  ---------   --------   --------   --------
  Total .....................       42   $   1,316        70   $  4,404         44   $  8,489         62   $  7,800
                              ========   =========  ========   ========  =========   ========   ========   ========

 Delinquent loans to total
  loans .....................                 0.22%                0.73%                 1.39%                 1.27%
                                         =========             ========              ========              ========


                                        At December 31, 1999                         At December 31, 1998
                              ------------------------------------------ -------------------------------------------
                                  60-89 Days          90 Days or More          60-89 Days          90 Days or More
                              --------------------  -------------------- ---------------------  --------------------
                                         Principal             Principal             Principal             Principal
                               Number     Balance    Number     Balance   Number      Balance    Number     Balance
                              of Loans   of Loans   of Loans   of Loans  of Loans    of Loans   of Loans   of Loans
                              --------   ---------  --------   --------- ---------   ---------  --------   ---------
                                                              (Dollars in thousands)
 Residential real estate ....       11   $     307        36   $  1,713         24   $  1,242         51   $  2,411
 Commercial real estate .....       --          --         8      3,284          4      1,149         10      4,194
 Commercial .................        6         293        17      4,654          4        169         33      7,919
 Consumer(1) ................       33         152        15        155         43        269         40        379
                              --------   ---------  --------   --------  ---------   --------   --------   --------
  Total .....................       50   $     752        76   $  9,806         75   $  2,829        134   $ 14,903
                              ========   =========  ========   ========  =========   ========   ========   ========

 Delinquent loans to total
  loans .....................                 0.13%                1.69%                 0.50%                 2.65%
                                         =========             ========              ========              ========

___________________________________
(1)   Includes home equity loans.

      The following table sets forth information regarding non-performing loans and assets.


                                           At                                   At December 31,
                                        September     -----------------------------------------------------------------
                                         30, 2001        2000          1999         1998          1997          1996
                                        ----------    ----------    ----------   ----------    ----------    ----------
                                                                    (Dollars in thousands)
 Non-accruing loans:
  Residential real estate ..........    $    1,775    $    1,448    $    1,856   $    1,827    $    2,241    $    4,457
  Commercial real estate ...........         1,357         2,903         2,792        4,571         6,089        10,491
  Commercial .......................         1,149         1,389         4,389          901         2,744         2,180
  Consumer(1) ......................            50            30            63          189           692           494
                                        ----------    ----------    ----------   ----------    ----------    ----------
     Total non-accruing loans(2) ...         4,331         5,770         9,100        7,488        11,766        17,622
 Accruing loans delinquent 90
   days or more ....................           628         3,147         1,179        7,800         7,623         3,364
                                        ----------    ----------    ----------   ----------    ----------    ----------
     Total non-performing loans ....         4,959         8,917        10,279       15,288        19,389        20,986
 Other real estate owned ...........           158           180           150        1,076         2,335           792
                                        ----------    ----------    ----------   ----------    ----------    ----------

 Total non-performing assets .......    $    5,117    $    9,097    $   10,429   $   16,364    $   21,724    $   21,778
                                        ==========    ==========    ==========   ==========    ==========    ==========

 Total non-performing assets as
 a percentage of total assets ......          0.52%         0.89%         1.07%        1.83%         2.31%         2.41%
                                        ==========    ==========    ==========   ==========    ==========    ==========

 Total non-performing loans to
 total loans .......................          0.82%         1.46%         1.78%        2.72%         3.08%         3.13%
                                        ==========    ==========    ==========   ==========    ==========    ==========

___________________________________
(1)   Includes home equity loans.
(2) For the nine months ended September 30, 2001 and for the year ended December 31, 2000, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $216,000 and $443,000, respectively. No interest on non-accrual loans was included in income for the nine months ended September 30, 2001 or for the year ended December 31, 2000.

                                      (69)

     Non-performing loans totaled $5.0 million at September 30, 2001 compared with $8.9 million at December 31, 2000 and $10.3 million at December 31, 1999. Our $628,000 in accruing loans delinquent 90 days or more at September 30, 2001 consisted of two commercial loans for a total of $208,000, eight residential mortgages for a total of $340,000, and six consumer loans for a total of $80,000.

     We review all non-accrual commercial real estate and commercial loans greater than $250,000 for impairment. These loans are individually assessed to determine whether the loan's carrying value is in excess of the fair value of the collateral or the present value of the loan's cash flows. Smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impairment review. We had no loans classified as impaired at September 30, 2001, and $1.7 million and $4.9 million at December 31, 2000 and 1999, respectively.

     In addition to the non-performing loans, we have identified through normal internal credit review procedures, $22.4 million in loans that warrant increased attention at September 30, 2001. These loans are defined as loans not included as non-performing loans, but as to which we have developed information regarding existing credit problems that may cause the borrowers future difficulties in complying with loan repayments. Four of these loans, totaling $2.7 million, were past due 30-59 days at September 30, 2001. The $22.4 million of loans were considered in our evaluation of the allowance for loan losses at September 30, 2001. None of these loans was considered impaired and as such, no specific impairment allowance was established for these loans. Of the potential problem loans, 73% are spread among six borrowers in the commercial real estate and commercial loan portfolios.

     Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses.

     Our evaluation of the adequacy of the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. For residential mortgage and consumer loans this is determined primarily by delinquency and collateral values. For commercial real estate and commercial loans an extensive review of financial performance, payment history and collateral values is conducted on a quarterly basis by the credit quality committee.

     The criteria that we consider in connection with establishing the loss factors and overall allowance for loan losses include the following:

     .     results of the quarterly credit quality review;

     . general economic and business conditions affecting our key lending areas;

     . credit quality trends (including trends in nonperforming loans expected to result from existing conditions);

     .     collateral values;

                                      (70)

     .     loan volumes and concentrations;

     .     seasoning of the loan portfolio;

     .     specific industry conditions within portfolio segments;

     .     recent loss experience in particular segments of the loan portfolio;

     .     duration of the current business cycle;

     .     bank regulatory examination results; and

     .     external loan review results.


     Certain of these criteria impact our loss estimates on specific problem loans reviewed by the credit quality committee. In addition, these criteria also impact management's estimates of losses on other loan portfolios, including smaller balance consumer, commercial and residential loans.

     The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount of actual losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The historical loss experience model that is used to establish the loan loss factors for types of loans is designed to be self-correcting by taking into account our recent loss experience. Pooled loss factors are adjusted quarterly, if necessary, based upon the level of net charge-offs expected by management. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the allowance in the event that, in management's judgment, significant conditions which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based on recent information that becomes available.

     A loan is considered impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of collateral. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

     Additions to the allowance for loan losses may be made when management has identified significant conditions or circumstances related to a specific loan that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the allowance formula.

     Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary. The allowance for loan losses is maintained at a level that represents management's best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable. However, there can be no assurance that the allowance for loan losses will be adequate to cover

                                      (71)
all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

     In addition, various regulatory agencies, as well as our independent third party loan review group, as an integral part of their examination and review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     At September 30, 2001, and December 31, 2000 our allowance for loan losses was $7.5 million and $7.6 million, respectively. For the year ended December 31, 2000, our allowance for loan losses decreased by $1.8 million primarily due to a large commercial loan charge-off at year end (based on then available information) and our evaluation of the items discussed above. Because of the recent decline in non-performing loans, our ratio of the allowance for loan losses as a percentage of non-performing loans increased to 150.9% at September 30, 2001 as compared with 84.8% at the end of 2000.

     The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated.

                                        Nine Months Ended
                                          September 30,                        Year Ended December 31,
                                      ---------------------   --------------------------------------------------------
                                        2001        2000        2000        1999       1998        1997        1996
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------
                                                                  (Dollars in thousands)
 Balance at beginning of period ...   $   7,564   $   9,328   $   9,328   $ 10,150   $   9,771   $  10,754   $   8,972

 Charge offs:
 Residential real estate ..........         183         210         225        384         544         748          91
 Commercial real estate ...........         666          --          --      1,504       4,462       3,012         590
 Commercial .......................       1,208       1,022       3,103         76       1,414         463       1,009
 Consumer(1) ......................         210         195         284        374       2,256       1,723       3,024
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------
     Total ........................       2,267       1,427       3,612      2,338       8,676       5,946       4,714
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------

 Recoveries:
 Residential real estate ..........           8          73          76         57         124          25           1
 Commercial real estate ...........         614           2         254        469          21         452          12
 Commercial .......................          49          25          80        444         291         146          68
 Consumer(1) ......................         220         284         341        546       1,109       1,044       1,270
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------
     Total ........................         891         384         751      1,516       1,545       1,667       1,351
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------

 Net charge-offs ..................       1,376       1,043       2,861        822       7,131       4,279       3,363
 Provision for loan losses ........       1,293         195       1,097         --       7,510       3,296       5,145
                                      ---------   ---------   ---------   --------   ---------   ---------   ---------
 Balance at end of period .........   $   7,481   $   8,480   $   7,564   $  9,328   $  10,150   $   9,771   $  10,754
                                      =========   =========   =========   ========   =========   =========   =========

 Ratio of net charge-offs
 during the period to average
 loans outstanding during the
 period(2) ........................        0.30%       0.24%       0.48%      0.14%       1.16%       0.67%       0.51%
                                      =========   =========   =========   ========   =========   =========   =========

 Allowance for loan losses to
 total loans ......................        1.24%       1.40%       1.24%      1.61%       1.81%       1.55%       1.61%
                                      =========   =========   =========   ========   =========   =========   =========

 Allowance for loan losses to
 non-performing loans .............      150.86%     116.82%      84.83%     90.75%      66.39%      50.39%      51.24%
                                      =========   =========   =========   ========   =========   =========   =========

____________________________________
(1)  Includes home equity loans.
(2)  Annualized for the nine-month periods.

                                      (72)

     The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated. This allocation is based on management's assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                              At December 31,
                                                           --------------------------------------------------
                                 At September 30, 2001               2000                       1999
                               ------------------------    -----------------------    -----------------------

                                            Percent of                  Percent of                Percent of
                               Amount of     Loans in      Amount of     Loans in     Amount of    Loans in
                               Allowance       Each        Allowance       Each       Allowance      Each
                               for Loan     Category to    for Loan    Category to    for Loan    Category to
                                 Losses     Total Loans      Losses    Total Loans      Losses    Total Loans
                               ---------    -----------    ---------   -----------    ---------   -----------
                                                            (Dollars in thousands)
Residential real estate......  $     450          61.56%   $   1,141         58.48%   $    1,618        59.20%
Commercial real estate.......      4,960          21.86        5,011         23.40         4,877        23.21
Commercial...................      1,529           6.32          650          7.62         1,889         7.48
Consumer(1)..................        229          10.26          762         10.50           944        10.11
Unallocated..................        313             --           --            --            --           --
                               ---------    -----------    ---------   -----------    ----------  -----------
 Total.......................  $   7,481         100.00%   $   7,564        100.00%   $    9,328       100.00%
                               =========    ===========    =========   ===========    ==========  ===========

                                                             At December 31,
                               ------------------------------------------------------------------------------
                                         1998                        1997                      1996
                               ------------------------    -----------------------    -----------------------

                                            Percent of                  Percent of                Percent of
                               Amount of     Loans in      Amount of     Loans in     Amount of    Loans in
                               Allowance       Each        Allowance       Each       Allowance      Each
                               for Loan     Category to    for Loan    Category to    for Loan    Category to
                                 Losses     Total Loans      Losses    Total Loans      Losses    Total Loans
                               ---------    -----------    ---------   -----------    ---------   -----------
                                                            (Dollars in thousands)
Residential real estate......  $   1,600          56.07%   $   1,471         53.10%  $       881       49.88%
Commercial real estate.......      6,062          24.37        4,987         26.73         6,042       23.18
Commercial...................      1,283           8.20        1,693          7.02         1,936       11.52
Consumer(1)..................      1,205          11.36        1,620         13.15         1,895       15.42
Unallocated..................         --             --           --            --            --          --
                               ---------    -----------    ---------   -----------   ------------ -----------
 Total.......................  $  10,150         100.00%   $   9,771        100.00%  $    10,754      100.00%
                               =========    ===========    =========   ===========   ===========  ===========

_______________________________
(1) Includes home equity loans.


     Due to a decline in economic conditions in our market area, the unallocated allowance at September 30, 2001 was considered necessary to augment the allowance allocated to specific loan categories. The unemployment rate in our market area is well above levels from the previous year and payroll job growth has declined to near zero. Furthermore, the national economy entered a recession in 2001, which we believe has further negatively impacted the local economy. We believe these factors have had an adverse impact on the credit quality of all loan classifications, but have not manifested themselves in any specific category of loans at September 30, 2001.

                                      (73)

Securities Activities

     General. Our investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The asset/liability management committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. The chief financial officer, or the controller acting with the chief financial officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer and controller have the authority to purchase and sell securities within specific guidelines established by the investment policy. All transactions are reviewed by the Board on a monthly basis.


     Our current policies generally limit securities investments to U.S. Government, agency and sponsored entity securities, municipal bonds, and corporate debt obligations as well as investments in preferred and common stock of government sponsored entities, such as Fannie Mae, Freddie Mac, and the FHLB ("federal agency securities"). The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies and/or investment grade privately issued CMOs. Privately issued CMOs typically offer rates above those paid on government agency CMOs, but lack the guaranty of those agencies and typically there is less market liquidity than agency bonds. Also permitted are investments in securities issued or backed by the Small Business Administration and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Securities are generally classified as available-for-sale for financial reporting purposes at September 30, 2001. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities and CMOs. Our investments in CMOs are generally limited to "non-high risk" securities. In addition, U.S. Government and other non-amortizing securities are used for call protection and liquidity.

                                      (74)

     Amortized Cost and Estimated Fair Value of Securities. The following tables sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

                                                                                         At December 31,
                                                                --------------------------------------------------------------------
                                        At September 30, 2001           2000                    1999                     1998
                                       -----------------------  ---------------------  ----------------------  ---------------------
                                       Amortized    Estimated   Amortized   Estimated  Amortized   Estimated   Amortized  Estimated
                                          Cost      Fair Value    Cost     Fair Value    Cost      Fair Value     Cost    Fair Value
                                       ---------    ----------  ---------  ----------  ---------   ----------  ---------  ----------
                                           (In thousands)          (In thousands)         (In thousands)
Held-to-maturity:
  U.S. Treasury and federal agency
   obligations.......................  $      --    $       --  $  57,948   $  58,813  $  51,094   $   50,803  $  63,943  $   65,549
  Corporate securities...............         --            --        978         987        750          728        250         250
  Federal Home Loan Bank stock.......     11,350        11,350      7,740       7,740      7,395        7,395      4,856       4,856
  Other securities...................      1,581         1,581      2,535       2,535      2,120        2,148      1,564       1,593
  Collateralized mortgage
   obligations.......................         --            --     94,195      94,777     86,358       85,132     54,217      54,993
  Other mortgage-backed securities...         --            --     12,116      12,326     14,243       14,276     18,323      18,817
                                       ---------    ----------  ---------   ---------  ---------   ----------  ---------  ----------
   Total held-to-maturity............     12,931        12,931    175,512     177,178    161,960      160,482    143,153     146,058
                                       ---------    ----------  ---------   ---------  ---------   ----------  ---------  ----------

Available-for-sale:
  U.S. Treasury and federal agency
   obligations.......................     44,186        46,427         --          --         --           --         --          --
  Corporate securities...............        980         1,032         --          --         --           --         --          --
  Federal National Mortgage
   Association preferred stock.......     10,005         9,996     10,014      10,080         --           --         --          --
  Other securities...................      1,294         1,247         --          --         --           --         --          --
  Collateralized mortgage
   obligations.......................    108,902       110,527     20,463      20,154     20,511       19,731     21,537      21,393
  Other mortgage-backed securities...    126,619       130,427    137,934     138,475    143,188      139,473    116,799     118,821
                                       ---------    ----------  ---------   ---------  ---------   ----------  ---------  ----------
    Total available-for-sale.........    291,986       299,656    168,411     168,709    163,699      159,204    138,336     140,214
                                       ---------    ----------  ---------   ---------  ---------   ----------  ---------  ----------
      Total securities...............  $ 304,917    $  312,587  $ 343,923   $ 345,887  $ 325,659   $  319,686  $ 281,489  $  286,272
                                       =========    ==========  =========   =========  =========   ==========  =========  ==========

                                      (75)

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of September 30, 2001. Adjustable-rate mortgage related securities are included in the period in which interest rates are next scheduled to adjust. No tax equivalent adjustments were made to the weighted average yields. Amounts are shown at fair value, as all securities shown are available-for-sale securities.

                                                                                     At September 30, 2001
                                        -------------------------------------------------------------------------------------------
                                                               More Than One Year to    More Than Five Years
                                          One Year or Less          Five Years             to Ten Years          After Ten Years
                                        --------------------   ---------------------   ---------------------   --------------------
                                                    Weighted                Weighted                Weighted               Weighted
                                        Carrying    Average    Carrying     Average    Carrying     Average    Carrying    Average
                                          Value      Yield      Value        Yield       Value       Yield       Value       Yield
                                        --------    --------   --------     --------   --------     --------   --------    --------
                                                                                       (Dollars in thousands)
U.S. Treasury and federal agency
  securities..........................  $ 12,194        6.29%  $ 27,723         6.58%  $  6,510         7.73%  $     --          --%
Corporate securities..................        --          --        828         6.49        204         7.69         --          --
Collateralized mortgage obligations...    58,063        3.98         --          --      15,573         5.93     36,891        6.17
Other mortgage-backed securities......     5,625        6.03      4,909         6.33     18,542         6.93    101,351        6.92
                                        --------    --------   --------     --------   --------     --------   --------    --------
 Total securities(1)..................  $ 75,882        4.50%  $ 33,460         6.54%  $ 40,829         6.68%  $138,242        6.72%
                                         ========   ========   ========     ========   ========     ========   ========    ========

                                        ---------------------
                                                Total
                                        ---------------------
                                                     Weighted
                                        Carrying      Average
                                          Value        Yield
                                        --------     --------
U.S. Treasury and federal agency
  securities..........................  $ 46,427         6.67%
Corporate securities..................     1,032         6.73
Collateralized mortgage obligations...   110,527         4.99
Other mortgage-backed securities......   130,427         6.86
                                        --------     --------
 Total securities(1)..................  $288,413         6.11%
                                        ========     ========

________________________________
(1) Excludes other securities, FHLB of New York stock and Fannie Mae preferred stock.

                                      (76)

Sources of Funds

     General. Deposits, repurchase agreements, FHLB advances, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. Brokered time deposits are used on occasion when market conditions warrant.

     Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer passbook and statement savings accounts, interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits.

     Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on paying competitive interest rates, providing quality service and introducing new products and services that meet our customers' needs such as web banking and bill payment.

     Deposit rates are generally determined weekly by the pricing committee that is chaired by the chief financial officer. Members of the committee include the heads of retail banking, lending, mortgage and indirect lending. Staff members from marketing and branch management are non-voting members. When we determine our deposit rates we consider local competition, FHLB advance rates and rates charged on other sources of funds. Core deposits, defined as savings accounts, money market accounts and demand deposit accounts, represented 51.4% of total deposits on September 30, 2001 and 48.5% on December 31, 2000. At September 30, 2001 and December 31, 2000 time deposits with remaining terms to maturity of less than one year amounted to $213.5 million and $214.7 million, respectively.

     The following table indicates the amount of our time accounts by time remaining until maturity as of September 30, 2001.

                                                              Maturity
                                       ---------------------------------------------------------
                                        3 Months or    Over 3 to 6    Over 6 to      Over 12
                                           Less           Months      12 Months       Months        Total
                                       ------------    -----------    ---------    ------------- -------------
                                                                      (In thousands)
 Time accounts less than $100,000      $    38,395     $    48,977   $    93,097   $    68,252   $   248,721
 Time accounts of $100,000 or more           7,722           8,280        17,001        14,584        47,587
                                       -----------     -----------   -----------   -----------   -----------

 Total of time accounts                $    46,117     $    57,257   $   110,098   $    82,836   $   296,308
                                       ===========     ===========   ===========   ===========   ===========

                                      (77)

     Maturities of Time Accounts. The following table sets forth the amount and maturities of time accounts at the dates indicated.


                                      Period to Maturity from September 30, 2001                            At December 31,
                       -----------------------------------------------------------------            -------------------------------
                                               Two to                                        At
                        Less Than    One to    Three    Three to    Four to   Five Years September
                        One Year   Two Years   Years   Four Years  Five Years  or More    30, 2001    2000        1999       1998
                       ---------- ---------- -------- ----------- ----------- ---------- ---------  --------   ---------  ---------
                                                                (In thousands)
Rate:
2.00 to 4.00%........  $ 14,092   $    193   $      7   $     --   $      7   $     --   $ 14,299   $    747   $    471   $    334
4.01 to 5.00%........    59,771     12,247      2,681        140        739         --     75,578      9,153    105,248     45,616
5.01 to 6.00%........    56,911     10,756      9,378      1,778      3,739        141     82,703    126,950    149,503    195,706
6.01 to 7.00%........    82,615     19,570      3,426     12,317      3,553         --    121,481    191,118     49,680     60,381
7.01% and above......        83         --         --        318      1,846         --      2,247      1,938        859        806
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
    Total ...........  $213,472   $ 42,766   $ 15,492   $ 14,553   $  9,884   $    141   $296,308   $329,906   $305,761   $302,843
                       ========   ========   ========   ========   ========   ========   ========   ========   ========   ========

                                      (78)

     Borrowed Funds. At September 30, 2001, we had $263.5 million of borrowed funds, which primarily consisted of FHLB advances and repurchase agreements entered into with nationally recognized securities brokerage firms. Repurchase agreements are contracts for the sale of securities owned or borrowed by us, with an agreement to repurchase those securities at an agreed upon price and date. We use repurchase agreements in periods when we can invest in securities with yields in excess of the cost of such borrowings. Our policies limit the use of repurchase agreements to collateral consisting of U.S. Treasury obligations, U.S. agency obligations or mortgage related securities. There were $33.4 million of repurchase agreements outstanding as of September 30, 2001, and we averaged approximately $110.8 million outstanding pursuant to such agreements during the year ended December 31, 2000.

     As a member of the FHLB of New York, SBU Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to credit worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. We had $227.0 million of FHLB advances outstanding as of September 30, 2001, and we averaged approximately $139.5 million of FHLB advances during the year ended December 31, 2000.

     The following table sets forth certain information regarding FHLB advances and securities sold under agreements to repurchase for the periods indicated.

                                                                    Nine Months Ended
                                                                      September 30,                 Year Ended December 31,
                                                                -----------------------    --------------------------------------
                                                                   2001          2000         2000          1999          1998
                                                                ---------     ---------    ---------     ---------     ----------
  FHLB Advances:                                                                      (Dollars in thousands)
  Maximum month-end balance ................................    $ 227,000     $ 150,000    $ 151,500     $ 146,300     $  89,936
  Balance at the end of period .............................      227,000       143,000      151,500       141,000        85,000
  Average balance ..........................................      203,993       136,716      139,480       117,647        80,537

  Weighted average interest rate at end of period ..........         5.29%         6.11%        6.19%         5.71%         5.77%
  Weighted average interest rate during period .............         5.76%         5.94%        5.98%         5.60%         5.88%

   Securities Sold Under Agreements to Repurchase:

  Maximum month-end balance ................................       62,657       118,392      118,392        94,162        92,371
  Balance at the end of period .............................       33,388       110,556      114,618        93,599        70,561
  Average balance ..........................................       56,206       110,561      110,758        71,721        78,078

  Weighted average interest rate at end of period ..........         3.92%         6.49%        6.60%         5.91%         5.36%
  Weighted average interest rate during period .............         6.26%         6.58%        6.65%         5.07%         5.68%

Subsidiary Activities

     Through SBU Investment Services, Inc., a subsidiary of SBU Bank, we offer annuity and mutual fund products through designated employees who are registered representatives. The annuities and mutual funds, which are products of unrelated insurance and mutual fund companies, are offered to customers and to members of the general public who are interested in non-deposit investments. We earn fees from the annuity and mutual fund providers for attracting and retaining these customers.

                                      (79)

         Our subsidiary, 233 Genesee Street Corporation, is a New York State
Article 9A company that is involved in holding investments in U.S. Treasury, and federal agency and corporate obligations.

Properties

         We conduct our business through our main banking office located in Utica, New York, and other full-service branch offices located in Oneida, Herkimer, and Onondaga Counties, New York. The aggregate net book value of our premises and equipment was $15.0 million at September 30, 2001. Of this amount, $614,000 represents leasehold improvements. The following table sets forth certain information with respect to our offices at September 30, 2001.

                                                      Original Year
                                                        Leased or      Date of Lease
Location                           Leased or Owned      Acquired         Expiration      Net Book Value
---------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)
Main Office                             Owned             1839                         $      7,081
233 Genesee Street
Utica, NY 13501

Whitesboro                              Owned             1997                                1,920
80 Oriskany Boulevard
Whitesboro, NY 13492

Herkimer                                Owned             1974                                  426
219 Prospect Street
Herkimer, NY 13350

North Utica                             Owned             1993                                1,065
401 Herkimer Road
Utica, NY 13502

Ellinwood, New Hartford                 Owned             1993                                3,898
                                                                                       ------------
2 Ellinwood Drive
New Hartford, NY 13413
                 Total Owned                                                           $     14,390


Fayetteville                           Leased             2000            4/30/10               252
6872 E. Genesee Street
Fayetteville, NY 13066

New Hartford                           Leased             1961            6/30/06                19
120 Genesee Street
New Hartford, NY 13413

                                      (80)

Rome                                        Leased       1997      6/30/02                18
1919 Black River Boulevard
Rome, NY  13440

Washington Mills                            Leased       1999      3/31/06               105
40 Kellogg Road
New Hartford, NY  13413

Syracuse                                    Leased       1994      5/21/04                32
90 Presidential Plaza
Syracuse, NY

Clinton                                     Leased       1997      10/13/07              188
                                                                                ------------
Corner of College St. & Chenango Ave.
Clinton, NY  13323
                Total Leased                                                    $        614
                                                                                ------------
                    Total                                                       $     15,004
                                                                                ------------

Legal Proceedings

     SBU Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to its financial condition or results of operations.

Personnel

     As of September 30, 2001, SBU Bank had 192 full-time employees and 49 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

                           FEDERAL AND STATE TAXATION

Federal Taxation

     General. Partners Trust, MHC, Partners Trust Financial Group and SBU Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The most recent tax period audited by the Internal Revenue Service was 1996. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to SBU Bank.

     Method of Accounting. For federal income tax purposes, SBU Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns.

                                       (81)

         Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), SBU Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. SBU Bank was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). SBU Bank had no reserve subject to recapture.

         As more fully discussed below, SBU Bank and subsidiaries file a combined New York State franchise tax return. New York State enacted legislation in 1996, which among other things, decoupled the federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under federal law prior to the enactment of the 1996 Act. Thus, provided SBU Bank continues to satisfy certain definitional tests and other conditions, for New York State income tax purposes, it is permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on an institution's loss history (the "experience method") or a statutory percentage equal to 32% of its New York State taxable income (the "percentage method").

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should SBU Bank fail to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules.

         At September 30, 2001, our total federal pre-1988 base year reserve was approximately $5.1 million. However, under current law, pre-1988 base year reserves remain subject to recapture should SBU Bank make certain non-dividend distributions, repurchase of any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

         Alternative Minimum Tax. The Internal Revenue Code of 1986 (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. SBU Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2001, SBU Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. Partners Trust Financial Group may exclude from its income 100% of dividends received from SBU Bank as a member of the same affiliated group of corporations. Following completion of the reorganization and offering, it is expected

                                      (82)
that Partners Trust, MHC will own less than 80% of the outstanding common stock of Partners Trust Financial Group. As such, Partners Trust, MHC will not be permitted to file a consolidated federal income tax return with Partners Trust Financial Group and SBU Bank. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

         New York State Taxation. Partners Trust Financial Group and SBU Bank will report income on a combined calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

                                   REGULATION

General

         SBU Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the deposit insurance fund and depositors. SBU Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System.

         Partners Trust Financial Group and Partners Trust, MHC will be regulated by the Office of Thrift Supervision as savings and loan holding companies. They will be required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.

         Any change in the laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision, or Congress, could have a material adverse impact on Partners Trust Financial Group and SBU Bank and their operations.

Federal Banking Regulation

         Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, we may invest in mortgage loans secured by residential and commercial real estate; commercial and consumer loans; certain types of debt securities; and certain other assets. We may also establish subsidiaries that may engage in activities not otherwise permissible for the bank, including certain real estate equity investments

                                      (83)
and securities and insurance brokerage. Our authority to invest in certain types of loans or other investments is limited by federal law.

         Loans to One Borrower. A Federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. As of September 30, 2001, we were in compliance with the loans-to-one-borrower limitations.

         Qualified Thrift Lender Test. As a federal savings bank, we are required to satisfy a qualified thrift lender, or "QTL" test. Under the QTL test, we must maintain at least 65% of our "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12 month period. "Portfolio assets" generally means total assets less the sum of:

         .  specified liquid assets up to 20% of total assets;

         .  goodwill and other intangible assets; and

         .  the value of property used in the conduct of our business.


         "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of our portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans and small business loans. We may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Code.

         A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. As of September 30, 2001, we satisfied the qualified thrift lender test.

         Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings institution must file an application for approval of a capital distribution if:

         1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years;

         2) the institution would not be at least adequately capitalized following the distribution;

         3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

         4) the institution is not eligible for expedited treatment of its filings.

                                      (84)

         Even if an application is not otherwise required, every savings institution that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         The Office of Thrift Supervision may disapprove a notice or application if:
         . the institution would be undercapitalized following the distribution;

         . the proposed capital distribution raises safety and soundness concerns; or

         . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.


         Liquidity. A federal savings bank is required to maintain sufficient amount of liquid assets to ensure its safe and sound operation.

         Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the institution's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. We received a satisfactory Community Reinvestment Act rating in our most recent federal examination, which was conducted by the FDIC.

         Transactions with Related Parties. A federal saving bank's authority to engage in transactions with its "affiliates" is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Partners Trust Financial Group and its non-savings institution subsidiaries would be affiliates of SBU Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the institution. In addition, the Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

         Our authority to extend credit to our directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among

                                      (85)
other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of SBU Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by our board of directors.

         Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

         Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

         Capital Requirements. Office of Thrift Supervision regulations require savings institutions to meet three minimum capital standards:

         1)  a 1.5% tangible capital ratio;

         2) a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system); and

                                      (86)

         3)  an 8% risk-based capital ratio.


         The prompt corrective action standards discussed below in effect establish a minimum 2% tangible capital standard. Office of Thrift Supervision regulations require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

         The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         At September 30, 2001, our capital exceeded all applicable requirements.

         Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

         . well capitalized (at least: 5% leverage capital, 6% tier 1 risk-based capital, and 10% total risk-based capital);

         . adequately capitalized (at least: 4% leverage capital, 4% tier 1 risk-based capital, and 8% total risk-based capital);

         . undercapitalized (less than: 8% total risk-based capital, 4% tier 1 risk-based capital, or 3% leverage capital);

         . significantly undercapitalized (less than: 6% total risk-based capital, 3% tier 1 risk-based capital, or 3% leverage capital,); and

         .   critically undercapitalized (less than 2% tangible capital).

         Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or

                                      (87)

"critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         At September 30, 2001, we met the criteria for being considered "well-capitalized."

         Insurance of Deposit Accounts. Deposit accounts in SBU Bank are insured by the Bank Insurance Fund (the "BIF") of the FDIC, generally up to a maximum of $100,000 per separately insured depositor. Our deposits are therefore subject to FDIC deposit insurance assessments.

         The FDIC has adopted a risk-based system for determining deposit insurance assessments. Under this system, all insured institutions are placed into one of nine categories, and are assessed insurance premiums, ranging from 0% (plus $2,000) to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. The FDIC is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%

         In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payment on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

         Prohibitions Against Tying Arrangements. Federal savings banks are subject to certain prohibitions on "tying arrangements." A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

         Federal Home Loan Bank System. SBU Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, we are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of September 30, 2001, SBU Bank was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the past resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.
                                      (88)

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At September 30, 2001, SBU Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

         General. Partners Trust, MHC and Partners Trust Financial Group are mutual savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, Partners Trust, MHC and Partners Trust Financial Group are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Partners Trust Financial Group and Partners Trust, MHC and any non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Partners Trust Financial Group and Partners Trust, MHC are generally not subject to state business organizations law.

         Permitted Activities. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Partners Trust Financial Group may engage in the following activities:

         .   investing in the stock of a savings association;

         . acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;

         . merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

         . investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices;

         . furnishing or performing management services for a savings association subsidiary of such company;

         . holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

         . holding or managing properties used or occupied by a savings association subsidiary of such company;

         .   acting as trustee under deeds of trust;

                                      (89)

         . any other activity (a) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or
             (b) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

         . purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director; and

         .   any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act of 1956, as amended.

         Permissible activities that are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

         . lending, exchanging, transferring, investing for others or safeguarding money or securities;

         . insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

         .   financial, investment or economic advisory services;

         . issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

         .   underwriting, dealing in, or making a market in securities;

         . activities previously determined by the Federal Reserve Board to be closely related to banking;

         . activities that bank holding companies are permitted to engage in outside of the U.S.;

         .   merchant banking activities; and

         .   portfolio investments made by an insurance company.

         The Home Owners' Loan Act prohibits a savings and loan holding company, including Partners Trust Financial Group and Partners Trust, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and

                                      (90)
managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

         Waivers of Dividends by Partners Trust, MHC. Office of Thrift Supervision regulations require Partners Trust, MHC to notify the Office of Thrift Supervision of any proposed waiver of its right to receive dividends. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;
(ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations.

         We anticipate that Partners Trust, MHC will waive dividends declared by Partners Trust Financial Group, Inc. Under Office of Thrift Supervision regulations, in any second step conversion of Partners Trust, MHC waived dividends will not be considered in determining an appropriate exchange ratio and therefore public stockholders would not be diluted because of dividends previously waived by Partners Trust, MHC.

         Conversion of Partners Trust, MHC to Stock Form. Office of Thrift Supervision regulations permit Partners Trust, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Partners Trust Financial Group (the "New Holding Company"), Partners Trust, MHC's corporate existence would end, and certain depositors of SBU Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Partners Trust, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that after the Conversion Transaction the percentage of the to-be-outstanding shares of the New Holding Company issued to Minority Stockholders in

                                      (91)
exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by Minority Stockholders immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, in any Conversion Transaction of Partners Trust, MHC, waived dividends will not be considered in determining an appropriate exchange ratio and therefore public stockholders would not be diluted because of dividends previously waived by Partners Trust, MHC. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

     Federal Securities Laws. Upon completion of the offering, Partners Trust Financial Group common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Partners Trust Financial Group will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Partners Trust Financial Group may be resold without registration. Shares purchased by an affiliate of Partners Trust Financial Group will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Partners Trust Financial Group meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Partners Trust Financial Group who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Partners Trust Financial Group, or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Partners Trust Financial Group to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   MANAGEMENT

Shared Management Structure

     Currently, the Directors of Partners Trust Financial Group will be those same persons who are the Directors of SBU Bank. In addition, each of the executive officers of Partners Trust Financial Group will also be an executive officer of SBU Bank. Although there are no present plans to do so, both Partners Trust Financial Group and SBU Bank may choose to appoint additional or different persons as directors in the future. We expect that Partners Trust Financial Group and SBU Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, SBU Bank has compensated its directors and executive officers for their services to the bank. Partners Trust Financial Group and Partners Trust, MHC will pay additional compensation to these directors for their services to the holding company.

                                      (92)

Directors of Partners Trust Financial Group

     The Board of Directors of Partners Trust Financial Group will consist of ten members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization will consist of directors Hayes, McCall and Schrauth. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization will consist of Directors Griffith, Matt and Stetson. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization will consist of Directors Dugan, Vicks, Zapisek and Zawadzki. The biographical information regarding these individuals is set forth under "Directors of SBU Bank."

Executive Officers of Partners Trust Financial Group

     The following individuals will be the executive officers of Partners Trust Financial Group and will hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Executive Officers of The Bank Who Are Not Directors."

     Name                Age(1)                    Position
----------------------  --------  ---------------------------------------------

John A. Zawadzki           53     President and Chief Executive Officer
Steven A. Covert           39     Senior Vice President, Chief Financial
                                  Officer and Corporate Secretary
Willard M. Iman            54     Senior Vice President and Assistant Secretary

----------------------
(1)  As of September 30, 2001

     The executive officers of Partners Trust Financial Group will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board.

Directors of SBU Bank

     Composition of our Board. We have ten directors. Directors of SBU Bank will be elected annually by Partners Trust Financial Group as its sole stockholder.

                                      (93)

     The following table states our directors' names, their ages as of September 30, 2001, and the years when they began serving as directors (trustees):

    Directors                Age(1)             Position                 Director/Trustee Since
--------------------------- --------  -------------------------------  --------------------------
John A. Zawadzki               53      President and Chief Executive               2000
                                       Officer, Director
Elizabeth B. Dugan             62      Director                                    1988
Richard R. Griffith            54      Director                                    2001
Gordon M. Hayes, Jr.           53      Director                                    1990
Nicholas O. Matt               56      Director                                    2001
Dr. Marybeth K. McCall         49      Director                                    1997
William L. Schrauth            66      Director                                    1975
John B. Stetson                72      Director                                    1968
Dwight E. Vicks, Jr.           68      Director                                    1977
John R. Zapisek                62      Director                                    1987

-------------
(1)  At September 30, 2001.

     The Business Background of Our Directors. The business experience for the past five years of each of our directors is as follows:

     John A. Zawadzki. Mr. Zawadzki has been the President and Chief Executive Officer of SBU Bank since August 2000. Prior to that time, he served as Regional President of Fleet National Bank. Mr. Zawadzki has over 30 years of commercial banking experience in the Upstate New York marketplace.

     Elizabeth B. Dugan. Ms. Dugan is retired. She previously served as Acting Executive Director and Associate Executive Director of the United Way of the Greater Utica Area, Inc.

     Richard R. Griffith. Mr. Griffith is President of Sturges Manufacturing Co. Inc., a manufacturer of webbing straps and related assemblies located in Utica, New York. Mr. Griffith also serves on the board of Commercial Travelers Insurance Company.

     Gordon M. Hayes, Jr. Mr. Hayes has served as the Associate Director of Planned Giving for Colgate University, located in Hamilton, New York since November 2001. Prior to that time, he served as Executive Director of the Community Foundation of Oneida and Herkimer Counties.

     Nicholas O. Matt. Mr. Matt is President of the MATT Brewing Co., brewers of Saranac beer and soft drinks, located in Utica, New York. He serves on a number of local community and business boards, including the board of Utica National Insurance Group.

     Dr. Marybeth K. McCall. Dr. McCall has served as Senior Vice President of Crouse Hospital since October 2001. Prior to that time, she served as Senior Vice President and Medical Director of Faxton-St. Lukes' Healthcare.

     William L. Schrauth. Mr. Schrauth served as President and Chief Executive Officer of SBU Bank until August 2000.

                                      (94)

     John B. Stetson. Mr. Stetson is a consultant, and serves on the following boards of directors and trustees: Commercial Travelers Insurance Company, Mohawk Valley Community College, Munson Williams Proctor Institute, Presbyterian Homes and Services, New York State Historical Association, and the Zoning Board of Appeals, Town of Trenton. He was president of Stetson-Harza, an architectural and engineering firm, until his retirement in 1993.

     Dwight E. Vicks, Jr. Mr. Vicks is Chairman of Vicks Lithograph and Printing Corporation, and is actively involved in the management of this Utica, New York-based company. He also serves as Director of Commercial Travelers Mutual Insurance Company; Director of Monitor Life Insurance Company; Director of Utica First Insurance Company; and Chairman of the Board of Directors of Galaxy Funds, a mutual fund family for Fleet/Boston Financial.

     John R. Zapisek. Mr. Zapisek served as Executive Vice President, Chief Financial Officer and Treasurer of Utica Mutual Insurance Company, Graphic Arts Mutual Insurance Company, and Republic - Franklin Insurance Company, until his retirement in 2001. His is still active in a consulting capacity to these companies.

Meetings of the Board of Directors and Committees

     Our Board of Directors meets on a monthly basis and may hold additional special meetings. During 2000, the Board of Directors of SBU Bank held 12 regular meetings and two special meetings. The Board of Directors of Partners Trust Financial Group did not meet in 2001.

     The Board of Directors of SBU Bank maintains an executive committee, audit committee, compensation committee and governance committee.

     The members of the executive committee rotate bi-monthly, with President and Chief Executive Officer Zawadzki serving as a regular member and Chair. The executive committee meets when the board is not in session to exercise general control and supervision in all matters pertaining to SBU Bank, subject at all times to the direction of the Board of Directors. The executive committee met 46 times during the year ended December 31, 2000.

     The audit committee consists of Directors Griffith, Hayes, Stetson and Zapisek, with Director Hayes serving as Chair. The Committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants, reviews the internal audit function and internal accounting controls. The audit committee met six times during the year ended December 31, 2000.

     The compensation committee consists of Directors Dugan, Matt, McCall, Schrauth and Vicks, with Director Vicks serving as Chair. The committee provides advice and recommendations to the Board in the areas of employee salaries and benefit programs. The compensation committee met four times during the year ended December 31, 2000.

     The governance committee consists of Directors Dugan, Stetson, Vicks and Zapisek, with Director Stetson serving as Chair. This committee is responsible for the continuing review of the

                                      (95)
governance structure of the Board of Directors. The committee advises and makes recommendations to the Board on all matters concerning directorship practices. The governance committee also serves as the nominating committee of the Board. The governance committee was newly formed in 2001.

Director Compensation

         Meeting Fees In Effect for 2001. SBU Bank pays each non-employee director a quarterly retainer of $2,250. A fee of $1,000 is provided to each non-employee director for attendance at a board meeting. Non-employee directors receive a fee of $400 for each committee meeting.

Executive Officers of the Bank Who are Not Directors

         The business experience for the past five years of each of the executive officers of SBU Bank is set forth below:

         Steven A. Covert, 39, has served as Senior Vice President and Chief Financial Officer of SBU Bank since December 2000. He also serves as Corporate Secretary. He was Executive Vice President and Chief Financial Officer of CNY Financial Corp. and its subsidiary, Cortland Savings Bank, from June 1998 to July 2000. Prior to that time, he was Executive Vice President and Chief Financial Officer of Success Bancshares.

         Willard M. Iman, 54, has served as Senior Vice President - Chief Credit Officer since 1996. He also serves as Assistant Corporate Secretary.

         Richard F. Callahan, 48, has served as Senior Vice President - Sales & Marketing of since January 2001. Prior to that time, he served as District Manager and Senior Vice President of Fleet Bank in Utica, New York.

         Sandra Wilczynski, 50, is Vice President - Human Resources. She has been employed by SBU Bank for 33 years.


                                      (96)

Executive Officer Compensation

     Summary Compensation Table. The following table sets forth for the year ended December 31, 2000, certain information as to the total remuneration paid by SBU Bank to its Chief Executive Officer, as well as to the four most highly compensated executive officers of SBU Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000 (together, the "Named Executive Officers").

                                                                    Annual Compensation
                                                     ------------------------------------------------
                                                                            Other Annual                    All Other
                                                                            Compensation       LTIP       Compensation
 Name and Principal Position(1)             Year     Salary($)    Bonus($)      ($)(2)        Payouts          (3)
-----------------------------------------  ------   -----------  ---------  ------------     ---------   --------------
John A. Zawadzki, President and Chief       2000      103,846      75,000         --             --          61,150(5)
  Executive Officer(4)
Willard M. Iman, Senior Vice President      2000      129,824        --           --             --           5,309
Sandra Wilczynski, Vice President           2000      104,317        --           --             --           3,761

____________
(1) Executive officers Covert and Callahan did not receive more than $100,000 of compensation in 2000 due to their date of hire.

(2) SBU Bank provides certain of its executive officers with non-cash benefits and prerequisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for 2000 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(3) Includes the following components: (1) employer matching contributions to SBU Bank 401(k) Plan of $4,679, and $3,131 for Mr. Iman and Ms. Wilczynski, respectively; and (2) payment of term life insurance premiums of $630 and $630 for Mr. Iman and Ms. Wilczynski, respectively.

(4) Mr. Zawadzki was first employed by SBU Bank in August 2000 at an annual rate of salary of $270,000.

(5) Includes reimbursement of moving and relocation expenses of $61,045, and term life insurance premium of $105.

Benefit Plans

     Employment Agreements. SBU Bank has employment agreements with Messrs. Zawadzki and Covert. Each of these agreements has a term of three years. Following the initial three year term, the agreements will remain in force from year to year, subject to termination on notice as provided in the agreement. Under the agreements, the base salaries for Messrs. Zawadzki and Covert are $278,000 and $158,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee pension benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for 4 weeks paid vacation, reasonable sick leave, reimbursement of moving expenses and reimbursement of certain club membership fees incurred by each executive. Mr. Zawadzki's employment agreement also entitles him to the use of a bank-owned automobile. The agreements provide for termination by SBU Bank for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event SBU Bank terminates the executive's employment for reasons other than for cause (or due to death, disability or a change in control), the executive would be entitled to a lump sum payment equivalent to the unpaid compensation and benefits that would have been earned by the executive under the agreement if he had continued to work for the remaining term of the agreement, or 12 months, whichever is longer. Such payment would be made within 30 days of the date of termination. If the executive's employment terminates as a result of a change in control (as defined in the agreement), either involuntarily or due to resignation following (i) a significant change in the nature or scope of authority, (ii) a reduction in total compensation from that prior to a change in control, (iii) a

                                      (97)
change in the general location where the employee is required to perform services (or in the case of Mr. Covert's employment agreement, by more than 50 miles) from that prior to the change in control, then the executive would be entitled to a severance benefit equal to 2.99 times the executive's average annual compensation included in gross income in the five years preceding the change in control. Messrs. Zawadzki and Covert would receive an aggregate of $1.2 million and $622,000, respectively, pursuant to their employment agreements upon a change in control of SBU Bank, based upon current levels of compensation.

         Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for twenty-six consecutive weeks following his use of all available sick leave reduced to the extent benefits are received under disability insurance, workers' compensation or other similar programs. In the event of executive's death during the term of the agreement, SBU Bank will pay executive's base salary to his designated beneficiary for a period of 30 days following his death.

         Incentive Savings Plan. SBU Bank maintains an Incentive Savings Plan. Employees age 21 or older who have worked at SBU Bank for one year in which they have 1,000 or more hours of service and employees who were participants in the prior plan are eligible for membership in the Incentive Savings Plan. Participants may contribute up to 15% of their compensation to the incentive savings plan on a before-tax basis and up to 5% on an after-tax basis. For these purposes, compensation includes, among other things, wages, salaries, fees, commissions, overtime, bonuses, and amounts deferred from compensation and contributed by an employee to his plan or to a cafeteria plan under Code Section
125. SBU Bank will match 100% of before-tax contributions up to 2% of each participant's compensation and up to 50% of the next 2% of the participant's compensation, for a maximum matching contribution equal to 3% of compensation. SBU Bank may from time to time change the incentive savings plan to provide for a different matching contribution. Participants become vested in the employer matching contributions at the rate of 20% per year of service, starting upon completion of one year of service, and become fully vested upon completion of five years of service. In addition, participants' accounts become fully vested in the event of termination of employment due to retirement, disability or death.

         The Incentive Savings Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan. In connection with the stock offering, the Incentive Savings Plan intends to offer participants the opportunity to invest in an "Employer Stock Fund" which intends to purchase stock of Partners Trust Financial Group, Inc. in the stock offering, and after the stock offering, in the open market. Each participant who directs the trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Partners Trust Financial Group, Inc.

         Upon termination of employment at the normal or postponed retirement date or in the event of disability, the standard form of distribution will be a single cash payment as soon as administratively possible. A participant may also elect to receive the value of his plan account in monthly, semi-annual or annual installments, for a period not exceeding his life expectancy and the life expectancy of his beneficiary. In the event of the participant's death, the value of the plan account will be paid to the participant's beneficiary in a single cash payment. If the

                                      (98)
participant had elected to receive payments in installments and dies before receiving all his installments, his beneficiary will continue to receive the installments.

         Retirement Plan. SBU Bank maintains the Retirement Plan of SBU Bank in RSI Retirement Trust ("Retirement Plan"). Employees age 21 or older who have worked at SBU Bank for one year, in which they have accrued 1,000 or more hours of service, and employees who were participants in the prior plan are eligible to participate in the Retirement Plan. Notwithstanding the foregoing, certain employees who are compensated on an hourly basis (who were not plan participants as of January 1, 1997) are not eligible to participate in the Retirement Plan. Retirement Plan participants become entitled to retirement benefits upon attainment of normal retirement age (for employees who became participants on or after October 1, 1988, normal retirement age is the later of attainment of age 65 or the fifth anniversary of participation in the plan; for employees who became participants before October 1, 1988, normal retirement age is age 65). The normal retirement benefit is equal to (a) 2% of the participant's average annual earnings multiplied by credited service prior to January 1, 1986, plus
(b) 1-2/3% of the participant's average annual earnings multiplied by the participant's credited service after December 31, 1985, reduced by (c) a portion of the participant's primary Social Security benefit offset. The sum of years of credited service of (a) and (b) may not exceed 30 years.

         A participant may elect to receive early retirement benefits if his termination of service occurs after he has completed at least 5 consecutive years of vested service (or, if prior to October 1, 1989, five consecutive years of credited service) and he has either (i) attained age 60 or (ii) completed at least 30 years of vested service, or (iii) the sum of his age and years of vested service equals or exceeds 75. Early retirement benefits will begin on the participant's normal retirement date, unless the participant elects to receive them beginning on the first day of the month coincident with or next following his termination of service. If the termination of service occurs after the normal retirement date, the participant's benefits will begin on the participant's postponed retirement date.

         Participants who have completed at least 5 years of vested service after their 18th birthday will become 100% vested in their accrued retirement benefits. Vested retirement benefits will be paid on the participant's normal retirement date, unless the participant elects to have his vested retirement benefit begin at an earlier date.

         The standard form of benefit payment for a married participant is a 50% joint and survivor benefit and the standard form of benefit payment for a non-married participant is a straight life benefit. A non-married participant or a participant who has complied with the spousal consent requirements may elect to receive payment of his benefits in the following optional forms: (a) straight life benefit; (b) 100% joint and survivor benefit; (c) 50% joint and survivor benefit; (d) period certain and life benefit; (e) lump-sum benefit upon attainment of age 59 1/2 upon approval of the Internal Revenue Service; (f) lump-sum benefit upon attainment of age 55 if the participant is eligible to receive an early retirement benefit and has not yet begun to receive benefit payments; (g) rollovers and direct transfers to an IRA or another qualified plan; (h) special benefit payment forms. In the event a participant dies prior to his termination of service, his beneficiaries will be entitled to a preretirement survivor benefit if (i) the participant had either attained age 60, or (ii) the sum of his age and his vested service, including certain

                                      (99)
service with any other employer which has maintained a plan in the RSI Retirement Trust, totals 65 years or more, or (iii) he has satisfied the eligibility requirements for a vested retirement benefit.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at or after a participant's normal retirement date in calendar year 2002, expressed in the form of a single life annuity for the average annual earnings and credited service classifications specified below.

                                 Years of Service and Benefit Payable at Retirement
                                 --------------------------------------------------
Final Average Compensation         15            20              25             30
--------------------------       ------       -------         -------       -------
         $50,000                 $8,395       $11,193         $13,991       $16,790
          75,000                 14,176        18,902          23,627        28,353
         100,000                 20,433        27,244          34,055        40,866
         125,000                 26,695        35,594          44,492        53,391
         150,000                 32,958        43,944          54,930        65,916
        $200,000 and above       37,968        50,624          68,280        75,936

     As of September 30, 2001, Messrs. Zawadzki and Iman had one and five years, and Ms. Wilczynski had 21 years, respectively, of credited service under the Retirement Plan.

     Executive Supplemental Retirement Income Agreement and Split Dollar Life Insurance Arrangement. In June, 2001, SBU Bank entered into an Executive Supplemental Retirement Income Agreement (the "SERP") with John A. Zawadzki. Upon Mr. Zawadzki's retirement on or after attainment of age 65, Mr. Zawadzki will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary, payable in monthly installments over 180 months. Mr. Zawadzki may elect to receive an early retirement benefit, provided he has attained age 62 and remained in continuous service with SBU Bank from the date of adoption of the SERP. The early retirement benefit will be equal to a percentage of his supplemental retirement income benefit. In the event Mr. Zawadzki terminates employment within three years following a change in control, he will be entitled to receive the supplemental retirement income benefit as if he had retired following attainment of age 65.

     If Mr. Zawadzki becomes disabled after attainment of age 60 but prior to reaching age 65, he will be entitled to a supplemental disability benefit equal to a percentage of his supplemental retirement income benefit. In the event Mr. Zawadzki dies after termination of employment due to disability but prior to commencement or completion of payment of his 180 monthly benefits, SBU Bank will continue payment of the monthly installments to his beneficiary. The remaining monthly installments may be paid in a lump sum.

     If Mr. Zawadzki dies after attainment of age 60 but prior to termination of employment, his beneficiary will receive a survivor's benefit over 180 months equal to the supplemental retirement income benefit, calculated as if Mr. Zawadzki had died on or immediately following attainment of age 65. SBU Bank has also entered into an endorsement split dollar agreement for the benefit of Mr. Zawadzki under which SBU Bank purchased life insurance to provide death benefits to Mr. Zawadzki's beneficiary until Mr. Zawadzki has a vested interest in death benefits under the SERP, i.e., until he attains age 60. SBU Bank will pay the annual premiums on the split dollar life insurance policy and will have an interest in the policy equal to the greater of the aggregated amount of the premiums paid or the policy's entire cash surrender value. Upon Mr.

                                      (100)

Zawadzki's death, SBU Bank will be entitled to receive an amount equal to its interest in the policy, less the amount of any indebtedness against the policy and any interest due on such indebtedness, and Mr. Zawadzki's beneficiary will receive the death benefits provided under the policy in excess of the amount payable to SBU Bank. Once Mr. Zawadzki attains age 60 and has a vested interest in death benefits under the SERP, the split dollar agreement will terminate.

     Directors Deferred Compensation Plan. SBU Bank maintains the Directors Deferred Compensation Plan to provide for the deferral of all or a portion of non-employee trustee fees by members of SBU Bank's Board of Directors until one of the events specified in the plan occurs. Participants in the plan may invest their account balances in one or more investment options made available by SBU Bank in its sole discretion. A participant who has terminated service as a trustee on account of retirement, disability or otherwise, may request a one-time irrevocable change in his investment request. Upon a participant's retirement, disability, termination of service prior to retirement for reasons other than death or disability, or in the event of a participant's death, benefits under the plan will be paid either in a single lump sum or in up to 15 annual installment payments, pursuant to the participant's payment schedule. In the event the participant's account balance is less than $10,000, the payment will be made in a single lump sum. If the participant's account balance is at least $10,000, the participant may request to defer a distribution payable as a result of disability, retirement, or termination of service. In the event a participant dies prior to having received the full amount of his account balance, the remaining amounts will be paid to the participant's beneficiary.

     Employee Stock Ownership Plan and Trust. Partners Trust Financial Group, Inc. intends to implement an employee stock ownership plan in connection with the reorganization and offering. Employees who are at least 21 years old, who have at least one year of employment with SBU Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan intends to borrow funds from Partners Trust Financial Group, Inc. and use those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from a participating employers discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty. It is anticipated that the interest rate for the loan will be a fixed-rate equal to the prime rate on the date of the loan. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of one year of credited service, and will be fully vested upon completion of 5 years of credited service. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the employee

                                      (101)
stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances, which will be paid to them.

Future Stock Benefit Plans

         Stock Option Plan. We intend to adopt a stock option plan for our directors, officers and employees after the reorganization and offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Partners Trust Financial Group, Inc. (other than the mutual holding company).

         Partners Trust Financial Group expects that the stock option plan will authorize a committee of non-employee directors or the full Board, to grant options to purchase up to 10% of the shares sold in the offering or, subject to applicable regulations, up to 10% of 49.9% of the shares issued in the reorganization. In all instances, the number of shares held by persons other than Partners Trust, MHC must be less than 49.9% of the shares outstanding following the exercise of stock options. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

         . the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

         . the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

         . the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

         . the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

         . accelerated vesting is not permitted except for death or disability.


         Partners Trust Financial Group, Inc. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

                                     (102)

         Recognition and Retention Plan. We expect to implement a recognition and retention plan for the Directors, officers and employees of SBU Bank and Partners Trust Financial Group after the reorganization and offering. Office of Thrift Supervision regulations prohibit Partners Trust Financial Group from implementing this plan until six months after the reorganization and offering. If the recognition plan is implemented within the first 12 months after the reorganization and offering, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Partners Trust Financial Group, Inc. (other than the mutual holding company).

         In the event the recognition and retention plan is implemented within 12 months after the reorganization and offering, Partners Trust Financial Group expects that the plan will authorize a committee of non-employee directors or the full board of Partners Trust Financial Group to make restricted stock awards of up to 4% of the shares sold in the offering (subject to an increase to 4% of 49.9% of the shares issued in the reorganization, if permitted by the Office of Thrift Supervision). In the event Partners Trust Financial Group implements the recognition and retention plan more than 12 months after the reorganization and offering, the recognition and retention plan will not be subject to regulations limiting the plan to no more than 4% of the shares sold in the offering. The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. Partners Trust Financial Group may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. However, in all instances the number of shares held by persons other than Partners Trust, MHC may not exceed 49.9% of the shares outstanding. If we implement a recognition and retention plan before the first anniversary of the reorganization and offering, current regulations will require that:

         . the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

         . the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

         . the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

         . the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

         . accelerated vesting is not permitted except for death or disability.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

                                      (103)

Transactions with Directors and Executive Officers

         Historically, as a New York chartered mutual institution, SBU Bank could not make a loan to a Director or a person who is an "executive officer" for regulatory purposes, except for loans made to executive officers that are secured by a first mortgage on a primary residence or by a deposit account at the bank. All such loans that are outstanding have been made in the ordinary course of business on the same terms and conditions as the bank would make to any other customer and do not involve more than a normal risk of collectibility or present other unfavorable features. As a federal savings bank, we are permitted to extend credit to our Directors and executive officers, subject to certain federal regulatory restrictions.

                                      (104)

                         THE REORGANIZATION AND OFFERING

--------------------------------------------------------------------------------
         The Office of Thrift Supervision has approved the plan of reorganization subject to the approval of our depositors and the satisfaction of certain conditions. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan of reorganization.
--------------------------------------------------------------------------------

Description of and Reasons for the Reorganization

         Our Board of Directors unanimously adopted the plan of reorganization pursuant to which, we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies - a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the plan of reorganization:

         . we will form Partners Trust Financial Group as a federal corporation;

         . we will form Partners Trust, MHC as a federal mutual holding company;

         . we will reorganize into a capital stock savings bank and issue 100% of our to-be outstanding common stock to Partners Trust Financial Group; and

         . Partners Trust Financial Group will issue shares of common stock to the public and Partners Trust, MHC.

         The number of shares of common stock sold to depositors and the public will be equal to 45.0% of the shares issued in the reorganization, and the number of shares issued to Partners Trust, MHC will be equal to 53.65% of the shares issued in the reorganization. In addition, we will issue 1.35% of the shares to be outstanding to a newly established charitable foundation.

         In adopting the plan of reorganization, our Board of Directors determined that the reorganization is in the best interest of SBU Bank, our members and the communities we serve. The primary purpose of the reorganization is to establish a structure that:

         . will enable us to compete and expand more effectively in the financial services marketplace; and

         . that will enable our depositors, employees, management and trustees to obtain an equity ownership interest in the bank.

         Our new structure will permit Partners Trust Financial Group to issue capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing common stock in the offering. Because Partners Trust Financial Group is not offering all of its common stock for sale to depositors and the public in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, will also offer SBU Bank the opportunity to raise additional capital since the stock held by Partners Trust, MHC will be available for sale in the future in the event Partners Trust, MHC decides to convert to the capital stock form of organization.

                                      (105)

         The reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, Partners Trust Financial Group will be in a position after the reorganization, subject to regulatory limitations and Partners Trust Financial Group's financial position, to take advantage of any such opportunities that may arise.

         The reorganization will also enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of Partners Trust Financial Group in the form of dividends and stock repurchases.

         Finally, because only a minority of the common stock will be offered for sale in the offering, our current mutual form of ownership and our ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

         Following the completion of the reorganization, all depositors who had liquidation rights with respect to SBU Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Partners Trust, MHC so long as they continue to hold deposit accounts with SBU Bank. In addition, all persons who become depositors of SBU Bank subsequent to the reorganization will have such liquidation rights with respect to Partners Trust, MHC. Borrowers currently do not have ownership or voting rights in SBU Bank and will not receive ownership or voting rights with respect to Partners Trust, MHC.

         All insured deposit accounts of SBU Bank will continue to be federally insured by the FDIC and the BIF up to the legal maximum limit in the same manner as deposit accounts existing in SBU Bank immediately prior to the reorganization. Upon completion of the reorganization, SBU Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law. As long as Partners Trust, MHC is in existence, Partners Trust, MHC will be required to own at least a majority of the voting stock of Partners Trust Financial Group, and Partners Trust Financial Group will own 100% of the voting stock of SBU Bank. The Bank and Partners Trust Financial Group may issue any amount of non-voting stock or debt to persons other than Partners Trust, MHC.

Effects of the Reorganization

         Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

                                      (106)

         The Board of Directors of SBU Bank currently consists of ten members. After the reorganization, these ten persons will continue to serve on the Board of Directors of SBU Bank and will become the new Board of Directors of Partners Trust Financial Group and Partners Trust, MHC.

         There will be no change in our offices or staff as part of the reorganization. The officers of Partners Trust Financial Group will be persons who currently are executive officers of SBU Bank. See "Management."

         Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with SBU Bank. All deposit accounts in SBU Bank will continue to be insured up to the legal maximum by the FDIC in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at SBU Bank.

         Each depositor of SBU Bank will have both a deposit account in the bank and a pro rata ownership interest in the equity of Partners Trust, MHC, based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of Partners Trust, MHC. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Partners Trust, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Partners Trust, MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors have no way to realize the value of their ownership interest in Partners Trust, MHC, except in the unlikely event that Partners Trust, MHC is liquidated.

         All loans of SBU Bank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

         Voting Rights. After the reorganization, the business affairs of the bank will continue to be under the control of the Board of Directors. Partners Trust Financial Group, as the holder of all of the outstanding common stock of SBU Bank, will have exclusive voting rights with respect to any matters concerning the bank requiring stockholder approval, including the election of directors.

         After the reorganization, the holders of the common stock of Partners Trust Financial Group will have exclusive voting rights with respect to any matters concerning Partners Trust Financial Group. These voting rights will be exclusive except to the extent Partners Trust Financial Group in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Partners Trust Financial Group's stockholders, including the election of directors of Partners Trust Financial Group, subject to the restrictions and limitations set forth in Partners Trust Financial Group's federal stock charter discussed below.

                                      (107)

         By virtue of its ownership of a majority of the outstanding shares of common stock of Partners Trust Financial Group, Partners Trust, MHC will be able to control the outcome of most matters presented to the stockholders of Partners Trust Financial Group for resolution by vote.

         As a federally chartered mutual holding company, Partners Trust, MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in SBU Bank will become members of Partners Trust, MHC entitled to vote on all questions requiring action by the members of Partners Trust, MHC including, without limitation, the election of directors of Partners Trust, MHC. In addition, all persons who become depositors of SBU Bank following the reorganization will have membership rights with respect to Partners Trust, MHC. Borrowers currently are not members of the bank, and will not receive membership rights as a result of the reorganization.

         Liquidation Rights. In the unlikely event of a complete liquidation of SBU Bank prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of the bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the bank at the time of liquidation.

         Upon a complete liquidation of SBU Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of the bank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the bank above that amount. Instead, the holder of SBU Bank's common stock (i.e., Partners Trust Financial Group) would be entitled to any assets remaining upon a liquidation of the bank.

         Upon a complete liquidation of Partners Trust Financial Group, each holder of shares of the common stock of Partners Trust Financial Group, including Partners Trust, MHC, would be entitled to receive a pro rata share of Partners Trust Financial Group's assets, following payment of all debts, liabilities and claims of greater priority of or against Partners Trust Financial Group including the rights of depositors in the liquidation account of SBU Bank, if any.

         If liquidation of Partners Trust, MHC occurs following completion of the reorganization, all depositors of SBU Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Partners Trust, MHC remaining after payment of all debts and claims of creditors.

         We have no plans to liquidate.


Federal And State Tax Consequences Of The Reorganization

         Consummation of the reorganization is conditioned on our prior receipt of (i) either an IRS ruling or an opinion of counsel with respect to the federal income tax consequences of the reorganization, and (ii) either a ruling from the State of New York Department of Taxation and Finance or an opinion of counsel or tax advisor with respect to the New York tax consequences

                                      (108)
of the reorganization. Unlike private letter rulings, opinions of counsel are not binding on the IRS or the State of New York Department of Taxation and Finance, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that SBU Bank or the depositors would prevail in a judicial proceeding.

         We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal tax matters that are material to the reorganization. The opinion is based, in part, on factual representations made by us. With regard to the reorganization, Luse Lehman Gorman Pomerenk & Schick, P.C. has opined as follows:

         1) The conversion of SBU Bank's charter from a mutual savings association charter to a stock savings bank charter will qualify as a reorganization under section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by SBU Bank in either its mutual form ("Mutual Bank") or stock form (the "Stock Bank") as a result.

         2) No gain or loss will be recognized by SBU Bank upon the transfer of its assets to the Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by the Stock Bank of the liabilities of the Mutual Bank.

         3) No gain or loss will be recognized by Stock Bank upon the receipt of SBU Bank's assets in exchange for shares of Stock Bank common stock.

         4) The Stock Bank's holding period in the assets received from SBU Bank will include the period during which such assets were held by the Mutual Bank.

         5) The Stock Bank's basis in the assets of SBU Bank will be the same as the basis of such assets in the hands of SBU Bank immediately prior to the reorganization.

         6) The Stock Bank will succeed to and take into account SBU Bank's earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

         7) Eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Partners Trust Financial Group, provided the amount to be paid for such shares is equal to fair market value of such shares.

         8) Partners Trust, MHC and stockholders other than Partners Trust, MHC will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Partners Trust Financial Group, Inc. in exchange for Partners Trust Financial Group, Inc. common stock.

         9) Partners Trust Financial Group, Inc. will recognize no gain or loss upon its receipt of Stock Bank stock and cash from Partners Trust, MHC and stockholders other than Partners Trust, MHC, respectively, in exchange for common stock of Partners Trust Financial Group, Inc.

         10) The basis of the Partners Trust Financial Group, Inc. common stock to stockholders other than Partners Trust, MHC will be the subscription price and a stockholder's holding period for Partners Trust Financial Group, Inc. common

                                      (109)
                 stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

         The tax opinion as to 7) above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In that regard, Luse Lehman Gorman Pomerenk & Schick noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that Partners Trust Financial Group has received a letter from RP Financial, LC stating that the subscription rights do not have any value. RP Financial L.C. should not be viewed as a tax expert, since its opinion states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service. Based on the foregoing, Luse Lehman Gorman Pomerenk & Schick believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution.

         The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

         We also have received advice from KPMG LLP that the New York State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

Establishment of the Charitable Foundation

         General. In furtherance of our commitment to the communities we serve, we intend to voluntarily establish a charitable foundation in connection with the reorganization. The plan of reorganization provides that the foundation will be established as a non-stock corporation and will be funded with cash and shares of common stock. The number of shares of common stock to be contributed to the foundation will equal 3.0% of the shares sold in the offering. The balance of the contribution will consist of $200,000 in cash. The contribution of common stock to the foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Partners Trust Financial Group in 2002, the year in which the foundation is established.

                                      (110)

         Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities in the communities we serve. The foundation is being formed as a complement to our existing community activities, not as a replacement for such activities. While we intend to continue to emphasize community lending and development activities following the reorganization, such activities are not our sole corporate purpose. The foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to SBU Bank.

         We believe that the foundation will enable us to assist our local community in areas beyond community lending and development. We believe the establishment of a charitable foundation is consistent with our commitment to community service. The board further believes that the funding of the foundation with common stock of Partners Trust Financial Group is a means of enabling the communities served by us to share in the growth and success of Partners Trust Financial Group long after completion of the reorganization. The foundation will accomplish that goal by providing for continued ties between the foundation and the bank, thereby forming a partnership with our community. The establishment of the foundation will also enable Partners Trust Financial Group and SBU Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. We do not, however, expect the contribution to the foundation to take the place of our traditional community lending activities.

         Structure of the Foundation. The foundation will be incorporated under Delaware law as a non-stock corporation. The foundation's initial board of directors will consist of three persons, two of whom, John A. Zawadzki and Elizabeth B. Dugan, are existing directors of Partners Trust Financial Group, and at least one person who is not an officer or director of the Partners Trust Financial Group and its affiliates. The unaffiliated director has not been selected as of this date. Directors of the foundation who are affiliated with SBU Bank are not expected to be paid additional compensation for their service on the foundation's board. Subsequent to the reorganization, other individuals may be chosen in light of their commitment and service to charitable and community purposes. The members of the foundation, who are comprised of its board members and the directors of SBU Bank, will elect the directors at the annual meeting of the foundation from those nominated by the nominating committee. Only persons serving as directors of the foundation qualify as members of the foundation, with voting authority. Directors may be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The foundation's certificate of incorporation further provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members. Under applicable provisions of the Code, the foundation is prohibited from owning more than 2% of the issued and outstanding shares of common stock of Partners Trust.

         The authority for the affairs of the foundation will be vested in the board of directors of the foundation. The directors of the foundation will be responsible for establishing the policies of

                                      (111)
the foundation with respect to grants or donations by the foundation, consistent with the purpose for which the foundation was established. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt such a policy upon establishment of the foundation. As directors of a not-for-profit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation is established. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the common stock of Partners Trust Financial Group and the cash held by the foundation. The board of directors of the foundation will appoint such officers as may be necessary to manage the operation of the foundation. The initial officers of the foundation will be Mr. Zawadzki and Ms. Dugan. A person who is a director, officer or employee of SBU Bank, or has the power to direct its management or policies, or otherwise owes a fiduciary duty to SBU Bank, and who will also serve as a director or employee of the foundation would be subject to the requirements of the OTS conflicts of interest regulations.

          The foundation has committed to the Office of Thrift Supervision that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of Partners Trust Financial Group's common stock (other than shares held by Partners Trust, MHC) on all proposals considered by stockholders of Partners Trust Financial Group. In addition, if Partners Trust, MHC were to undertake a conversion transaction and in connection therewith additional shares of stock of the converted mutual holding company were proposed to be contributed to the foundation, any conversion transaction and any contribution of additional shares of common stock to the foundation will be voted on as separate matters, and the contribution of additional shares will require the approval of: (1) a majority of the total outstanding vote of the members of the mutual holding company eligible to be cast, and (2) a majority vote of the total outstanding shares of common stock held by stockholders, other than the mutual holding company and the foundation.

         As a private foundation under Section 501(c)(3) of the Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Partners Trust Financial Group is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation's assets and as such would jeopardize the foundation's capacity to carry out its charitable purposes.

Upon completion of the reorganization and the contribution of shares to the foundation, Partners Trust Financial Group would have 9,137,500, 10,750,000 and 12,362,500 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range. Because Partners Trust Financial Group will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 2.9%, as compared to their interests in Partners Trust Financial Group if the foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data." If the charitable foundation was not established and funded as part of the reorganization, RP Financial estimates that the pro forma valuation of Partners Trust Financial Group would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Partners Trust Financial Group is $91.4 million, $107.5 million and $123.6 million with the foundation, as compared with $93.1 million, $109.5 million and $125.9 million, respectively, without the foundation. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

Tax Considerations. We have been advised by our independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Code, and would be classified as a private foundation. The foundation will submit a request to the IRS to be recognized as an exempt organization. However, the advice we have received from our tax advisors does not consider the impact of the condition to be agreed to by the foundation that common stock issued to the foundation be voted in the same ratio as all other shares of Partners Trust Financial Group's common stock (other than shares held by Partners Trust, MHC) on all proposals considered by stockholders of Partners Trust Financial Group. Consistent with this condition, in the event that Partners Trust Financial Group

                                      (112)
or the foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing the foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the foundation or subject the foundation to an excise tax under
Section 4941 of the Code, the Office of Thrift Supervision may waive such voting restriction upon submission of a legal opinion by Partners Trust Financial Group or the foundation that is satisfactory to them.

         The independent tax advisors' opinion further provides that there is substantial authority for the position that Partners Trust Financial Group's contribution of its own stock to the foundation would not constitute an act of self-dealing, and that Partners Trust Financial Group would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to Partners Trust Financial Group for such stock, subject to an annual limitation based on 10% of Partners Trust Financial Group's annual taxable income. Partners Trust Financial Group, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Assuming the sale of common stock at the adjusted maximum of the estimated valuation range, Partners Trust Financial Group estimates that all of the deduction should be deductible over the six-year period.

         Although we have received an opinion of our independent tax advisors that we will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, Partners Trust Financial Group's tax benefit related to the foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the foundation's fiscal year to maintain its tax-exempt status. The foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

         Regulatory Conditions Imposed on the Foundation. The OTS imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, the foundation will be subject to the following:

         (a) the foundation will be subject to examination by the OTS, at the charitable foundation's expense, and must comply with supervisory directives imposed by the Office of Thrift Supervision;

         (b) as long as the charitable foundation controls shares of Partners Trust Financial Group, those shares must be voted in the same ratio as all other shares (excluding shares owned by Partners Trust, MHC) are voted on each proposal considered by the shareholders;

                                      (113)

         (c) for at least five years after its establishment, at least one seat on the charitable foundation's board of directors must be reserved for an independent director from the local community;

         (d) for at least five years after its establishment, at least one seat on the charitable foundation's board of directors must be reserved for a director from the Partners Trust Financial Group's or SBU Bank's board of directors;

         (e) the charitable foundation must provide the OTS with a copy of the annual report it submits to the IRS;

         (f) the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy; and

         (g) any additional purchases of Partners Trust Financial Group common stock by the foundation will be counted as repurchased by the company for purposes of OTS repurchase restrictions.


The Stock Offering

         Partners Trust Financial Group is offering shares of common stock to persons other than Partners Trust, MHC. An offering of between 4,111,875 and 5,563,125 shares of the common stock (subject to adjustment to up to 6,397,594) pursuant to this prospectus is being made concurrently with the reorganization. The shares of common stock that will be sold in the offering will constitute 45% of the shares that will be outstanding after the offering. Following the reorganization and the offering, Partners Trust Financial Group also will be authorized to issue additional common stock or preferred stock to persons other than Partners Trust, MHC, without prior approval of the holders of the common stock.

         The shares of common stock are being offered for sale at a fixed purchase price of $10.00 per share in the subscription offering pursuant to subscription rights (the "subscription offering") in the following order of priority to: (i) holders of deposit accounts with a balance of $50.00 or more on September 30, 2000 ("eligible account holders"); (ii) our tax-qualified employee plans, including the ESOP; (iii) depositors whose accounts in SBU Bank totaled $50.00 or more on December 31, 2001 ("supplemental eligible account holders"); and (iv) other depositors of SBU Bank on January 31, 2002. Subject to the prior rights of holders of subscription rights, any shares of common stock not subscribed for in the subscription offering may be offered concurrently in the community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in Oneida, Herkimer, Madison and Onondaga Counties, New York (the "community offering"). Subscription rights will expire if not exercised by 5:00 p.m., New York time, on March 18, 2002 unless extended by SBU Bank and Partners Trust Financial Group.

How We Determined Stock Pricing and The Number of Shares to be Issued

         The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, L.C. to make the independent valuation. RP Financial will receive a fee of $35,000, which amount does not include a fee of $10,000 to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the

                                      (114)
federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in the prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         . the present and projected operating results and financial condition of SBU Bank and the economic and demographic conditions in our existing market area;

         .   historical, financial and other information relating to the bank;

         . a comparative evaluation of the operating and financial statistics of the bank with those of other publicly traded subsidiaries of mutual holding companies;

         .   the aggregate size of the offering;

         . the impact of the reorganization on our stockholders' equity and earnings potential;

         .   the proposed dividend policy of Partners Trust Financial Group; and

         . the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial advised us that as of January 25, 2002, the estimated pro forma market value of the common stock ranged from a minimum of $91,375,000 to a maximum of $123,625,000, with a midpoint of $107,500,000 (the estimated valuation range). The Board determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Partners Trust Financial Group will issue will range from between 9,137,500 shares to 12,362,500 shares, with a midpoint of 10,750,000 shares. The Board determined to offer 45% of such shares, or between 4,111,875 shares and 5,563,125 shares with a midpoint of 4,837,500 shares (the offering range), to depositors and the public pursuant to this prospectus. In addition, up to 166,894 shares, or 1.35% of the total shares to be issued, are being issued to the charitable foundation as part of the reorganization, which will result in minority stockholders owning 46.35% of the shares of the common stock outstanding at the conclusion of the reorganization. The 53.65% of the shares of Partners Trust Financial Group's common stock that are not sold in the offering or contributed to the foundation will be issued to Partners Trust, MHC.

         The Board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the nine months ended September 30, 2001, and the year ended December 31, 2000, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and
(iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated

                                      (115)
valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

         Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $142,168,750, which will result in a corresponding increase in the maximum of the offering range to up to 6,397,594 shares, to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers (in which event up to 191,928 shares may be issued to the charitable foundation). The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "-Limitations On Purchases Of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by SBU Bank, nor did RP Financial value independently the assets or liabilities of the bank. The independent valuation considers the bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

         The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the estimated valuation range to more than $142,168,750 and a corresponding increase in the offering range to more than 6,397,594 shares, or a decrease in the minimum of the estimated valuation range to less than $91,375,000 and a corresponding decrease in the offering range to fewer than 4,111,875 shares, then Partners Trust Financial Group, after consulting with the Office of Thrift Supervision, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the reorganization and the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of depositors, or March 28, 2004.

                                      (116)

         An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Partners Trust Financial Group's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Partners Trust Financial Group's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of SBU Bank and the other locations specified under "Where You Can Obtain Additional Information."

         No sale of shares of common stock may be consummated unless, prior to such consummation, RP Financial confirms to SBU Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Partners Trust Financial Group at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Subscription Offering and Subscription Rights

         In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

         (1) Eligible accounts holders. Depositors with deposits in SBU Bank with balances aggregating $50 or more as of September 30, 2000;

         (2) Tax-qualified employee plans of SBU Bank, including the ESOP;

         (3) Supplemental eligible account holders. Depositors with deposits in SBU Bank with balances aggregating $50 or more on December 31, 2001; and

         (4) Other Members. Other depositors of SBU Bank on January 31, 2002, the voting record date for the special meeting of depositors being held to approve the plan of reorganization.

         All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "--Limitations on Common Stock Purchases."

                                      (117)

         The following is a more detailed description of the priorities for the purchase of shares:

         Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at SBU Bank as of the close of business on September 30, 2000 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

         (i)   $200,000 of common stock;

         (ii)  one-tenth of one percent of the total offering of common stock;
               or

         (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the eligible account holder and the denominator of which is the total amount of qualifying deposits of all eligible account holders.

         The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range (5,563,125 shares), a depositor had $25,000 on deposit as of September 30, 2000, and there were $651 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $200,000 of common stock, which is the greater of:

         (i)   $200,000 of common stock;

         (ii) $55,631 of common stock, which is one-tenth of one percent of a $55,631,250 offering; and

         (iii) $32,050 of common stock, or 3,205 shares, which is the product of: 15 x (5,563,125 shares of common stock x ($25,000/$651 million)).

         If there are insufficient shares available to satisfy all subscriptions of eligible account holders, shares will be allocated to eligible account holders so as to permit each subscribing eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the eligibility record date (qualifying deposits) bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled. Subscription rights to purchase common stock received by our executive officers and Directors, including their associates, based on their increased deposits in the one year preceding the eligibility record date, shall be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each eligible account holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the September 30, 2000 eligibility record date.

         Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans shall be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the offering. Our ESOP intends to purchase 8% of the shares of common stock sold in the offering. In the event the number of shares sold is increased above the maximum of the estimated

                                      (118)
valuation range, the tax-qualified employee plans shall have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the ESOP's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Partners Trust Financial Group.

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on December 31, 2001 will receive nontransferable subscription rights to subscribe for up to the greater of:

         (i)   $200,000 of common stock;

         (ii)  one-tenth of one percent of the total offering of common stock;
               or

         (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

         If there are insufficient shares available to satisfy all subscriptions of supplemental eligible account holders, shares will be allocated so as to permit each subscribing supplemental eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the supplemental eligibility record date bears to the total amount of qualifying deposits of all subscribing supplemental eligible account holders whose subscriptions remain unfilled.

         Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor of SBU Bank as of the close of business on January 31, 2002 will receive nontransferable subscription rights to purchase up to the greater of:

         (i)   $200,000 of common stock; or

         (ii)  one-tenth of one percent of the total offering of common stock.

         If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members' number of votes as compared to the total number of votes of all subscribing other members.

Direct Community Offering

         Any shares of common stock not subscribed for in the subscription offering may be offered for sale in a direct community offering. This will involve an offering of shares directly

                                      (119)
to the general public. The community offering, if any, shall be for a period of not more than 45 days, unless extended, and may commence concurrently with, during or promptly after the subscription offering. In accordance with Office of Thrift Supervision regulations, the common stock will be offered and sold so as to achieve the widest distribution. No person may purchase more than $200,000 of common stock in the community offering. Further, Partners Trust Financial Group may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally. Partners Trust Financial Group may reserve shares offered in the community offering for sales to institutional investors.

         In the event of an oversubscription for shares in the community offering, shares will be allocated (to the extent shares remain available):

         . first to natural persons residing in Herkimer, Onondaga, Madison and Oneida Counties, New York, and

         . then to cover any reservation of shares for institutional orders, and

         . then to cover the orders of any other person subscribing for shares in the community offering so that each such person may receive 1,000 shares, and

         . thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

         The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the indicated counties, has an intent to remain for a period of time, and who has manifested the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in our sole discretion.

Syndicated Community Offering

         Any shares of common stock not sold in the subscription offering or in the community offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a syndicated community offering, subject to terms, conditions and procedures as may be determined by Sandler O'Neill & Partners, L.P. and Partners Trust Financial Group in a manner that is intended to achieve the widest distribution of the common stock, subject to the rights of Partners Trust Financial Group to accept or reject in whole or in part any order in the syndicated community offering. It is expected that the syndicated community offering, if any, will commence as soon as practicable after termination of the subscription offering and the community offering, if any. The syndicated community offering shall be completed within 45 days after the termination of the subscription offering, unless such period is extended as provided herein.

         If for any reason a syndicated community offering of unsubscribed shares of common stock cannot be effected and any shares remain unsold after the subscription offering and the

                                      (120)
community offering, if any, the boards of directors of Partners Trust Financial Group and SBU Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Office of Thrift Supervision and to compliance with applicable state and federal securities laws.

--------------------------------------------------------------------------------
The opportunity to purchase shares of common stock in the direct community or syndicated offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a purchase order in part, the subscriber will not have the right to cancel the remainder of the order.
--------------------------------------------------------------------------------

Procedure for Purchasing Shares

         Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

         Expiration Date. The offering will terminate at 5:00 p.m., New York time on March 18, 2002, unless extended by us for up to an additional 45 days or, if approved by the Office of Thrift Supervision, for an additional period after such 45-day extension (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than May 2, 2002, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

         Use of Order Forms. In order to purchase the common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase common stock may do so by delivering (by mail or in person), to a full service branch of SBU Bank, a properly executed and completed order form, together with full payment for the shares purchased. The order form must be received prior to 5:00 p.m., New York Time on March 18, 2002. Each person ordering shares is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

         Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with SBU Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

         Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds

                                      (121)
authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

         Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.


         Payments made by check or money order will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

         The ESOP will not be required to pay for the shares it intends to purchase until consummation of the offering.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at SBU Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at SBU Bank can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the bank should contact the Conversion Center as soon as possible.

--------------------------------------------------------------------------------
Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond May 2, 2002.
--------------------------------------------------------------------------------

         Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the community offering directly through a selected broker-dealer, which may include Sandler O'Neill & Partners, L.P., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before twelve noon, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an

                                      (122)
investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to SBU Bank.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

         Federal regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Joint stock registration will only be allowed if the qualifying account is so registered. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The federal regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

--------------------------------------------------------------------------------
We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
--------------------------------------------------------------------------------

Plan of Distribution and Marketing Arrangements


         Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to SBU Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.


         To assist in the marketing of the common stock, we have retained Sandler O'Neill & Partners, L.P., which is a broker-dealer registered with the NASD. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics and regulatory requirements of the offering; (ii) in conducting

                                      (123)
informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the ESOP and to our employees and directors, and their immediate families. If there is a syndicated community offering, Sandler O'Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount the common stock sold in the syndicated community offering.

     We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $60,000 (including legal fees and expenses). We have made an advance payment of $25,000 to Sandler O'Neill & Partners, L.P. If the plan of reorganization is terminated, if the offering is not completed by June 30, 2002, or if Sandler O'Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

     Our Directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, Directors, and employees to participate in the sale of the common stock. No officer, Director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Limitations on Purchases of Common Stock

     The plan of reorganization includes the following limitations upon the purchase of shares in the offering.

     1) No subscription for fewer than 25 shares will be accepted;

     2) No fractional shares will be issued;

     3) The maximum amount of common stock that may be purchased in the subscription offering by a person or group of persons acting through a single account is $200,000,

                                      (124)

     4) No person, other than the ESOP, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $300,000 of common stock in the offering.

     5) Officers and trustees and their associates may not purchase, in the aggregate, more than 25% of the shares to be sold in the offering. For purposes of this limitation, members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership, and, any shares attributable to the officers and Directors and their associates, but held by a tax-qualified employee plan other than that portion of a plan which is self-directed, shall not be included.

     6) The tax-qualified employee plans may purchase up to 10% of the shares sold in the offering. As a tax-qualified employee plan, the ESOP intends to purchase 8% of the shares sold in the offering.

--------------------------------------------------------------------------------
Depending upon market and financial conditions, with the approval of the Office of Thrift Supervision but without further notice to subscribers, we may increase or decrease any of the above purchase limitations at any time.
--------------------------------------------------------------------------------

     The term "associate" is used above to indicate any of the following relationships with a person:

     . any corporation or organization, other than Partners Trust Financial Group or SBU Bank or a majority-owned subsidiary of Partners Trust Financial Group or SBU Bank, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;

     . any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and

     . any relative or spouse of the person or any relative of the spouse who has the same home as the person or who is a Director, Director or officer of Partners Trust Financial Group or SBU Bank or any subsidiary of Partners Trust Financial Group or SBU Bank.

     As used above, the term "acting in concert" means:

     . knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

     . a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

     . a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee

                                      (125)
          or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

     If we increase the maximum purchase limitation to up to 9.99% of the shares sold in the offering, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

     Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and Directors of SBU Bank or Partners Trust Financial Group and except as described below. See "--Restrictions on Transferability of Subscription Rights." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

     We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares reside. However, no shares will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that we (including any of our officers, directors or employees) register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Restrictions on Sale of Stock by Directors and Officers

     All shares of the common stock purchased by our trustees and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Partners Trust Financial Group's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws."


Interpretation, Amendment and Termination

     All interpretations of the plan of reorganization by the Board Of Directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Directors of SBU Bank, the plan of

                                       (126)
reorganization may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to SBU Bank's members. Amendment of the plan of reorganization thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the Board of Directors of SBU Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of reorganization shall be terminated if the reorganization is not completed within 24 months from the date on which the members of SBU Bank approve the plan of reorganization, and may not be extended by SBU Bank or the Office of Thrift Supervision.

Conversion Center

         If you have any questions regarding the offering or the reorganization, please call the Conversion Center at (877) 890-9657, from 10:00 a.m. to 4:00 p.m., New York Time, Monday through Friday.

Participation By Management in the Offering

         The following table sets forth information regarding intended common stock purchases by each of the Directors and executive officers of SBU Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization. The Directors and officers have indicated their intention to purchase in the offering an aggregate of $2.1 million of common stock, equal to 5.0%, 4.3%, 3.7%, and 3.2% of the number of shares to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.



                                                            Aggregate
                                                            Purchase    Number of      Percent at
Name                                                        Price(1)    Shares(1)       Midpoint
-------------------------------------------              -------------  ----------     ----------
John A. Zawadzki                                         $     300,000      30,000            0.6%
Elizabeth B. Dugan                                             120,000      12,000            0.2
Richard R. Griffith                                            100,000      10,000            0.2
Gordon M. Hayes, Jr.                                            20,000       2,000             --
Nicholas O. Matt                                               100,000      10,000            0.2
Dr. Marybeth K. McCall                                         100,000      10,000            0.2
William L. Schrauth                                            100,000      10,000            0.2
John B. Stetson                                                200,000      20,000            0.4
Dwight E. Vicks, Jr.                                           200,000      20,000            0.4
John R. Zapisek                                                150,000      15,000            0.3
Richard F. Callahan                                            200,000      20,000            0.4
Steven A. Covert                                               300,000      30,000            0.6
Willard M. Iman                                                100,000      10,000            0.2
Sandra Wilczynski                                               75,000       7,500            0.2
                                                         -------------  ----------     ----------

   All directors and executive officers as a group...... $   2,065,000     206,500            4.3%
                                                         =============  ==========     ==========


____________________
(1)  Includes purchases by associates.

                                      (127)

          RESTRICTIONS ON ACQUISITION OF PARTNERS TRUST FINANCIAL GROUP

General

         The plan of reorganization provides for the reorganization of SBU Bank into a mutual holding company structure. The plan of reorganization also provides for the adoption of a new federal stock charter and bylaws for SBU Bank, as well as for the adoption of a federal stock charter and bylaws of Partners Trust Financial Group and Partners Trust, MHC. Certain provisions in SBU Bank's and Partners Trust Financial Group's federal stock charter and bylaws as well as other regulatory restrictions on SBU Bank and Partners Trust Financial Group may have certain anti-takeover effects.

The Mutual Holding Company Structure

         Under federal law and regulations and the plan of reorganization, as long as Partners Trust, MHC is in existence, it must own at least a majority of Partners Trust Financial Group's issued and outstanding voting shares. Partners Trust, MHC will be controlled by its Board of Directors, who will consist of persons who also are members of the Board of Directors of Partners Trust Financial Group and SBU Bank. Partners Trust, MHC will be able to elect all members of the Board of Directors of Partners Trust Financial Group, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Partners Trust Financial Group for resolution by vote, except for matters that require a vote greater than a majority. Partners Trust, MHC, acting through its Board of Directors, will be able to control the business and operations of Partners Trust Financial Group and SBU Bank, and will be able to prevent any challenge to the ownership or control of Partners Trust Financial Group by other stockholders.

Partners Trust Financial Group's Charter and Bylaws

         Partners Trust Financial Group's federal stock charter and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Partners Trust Financial Group more difficult.

         The following description is a summary of the provisions of the charter and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

         Directors. Certain provisions of Partners Trust Financial Group's bylaws will impede changes in control of the board of directors. Partners Trust Financial Group's bylaws provide that the board of directors will be divided into three classes. The members of each class will be elected for a term of three years and one class of directors will be elected by ballot annually. Thus, it would take two annual elections to replace a majority of Partners Trust Financial Group's board. Finally, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

                                      (128)

         Restrictions on Call of Special Meetings. Partners Trust Financial Group's federal stock charter provides that for a period of five years from the date of the reorganization, special meetings of shareholders relating to changes in control of Partners Trust Financial Group or amendments to its charter shall be called only by the board of directors.

         Prohibition of Cumulative Voting. Partners Trust Financial Group's federal stock charter prohibits cumulative voting for the election of directors. This means that Partners Trust, MHC will be able to elect all of the directors of Partners Trust Financial Group and thus prevent a minority stockholder from obtaining representation on the board of directors.

         Limitation of Voting Rights. Partners Trust Financial Group's federal stock charter also provides that for five years following the date of the reorganization, no person, other than Partners Trust, MHC, shall own more than 10% of the outstanding shares of Partners Trust Financial Group. This limitation does not apply to a transaction in which Partners Trust Financial Group forms a holding company, the purchase of shares by an underwriter in a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan. If a party acquires in excess of 10% of Partners Trust Financial Group's shares, those shares will be considered excess shares and will not be counted as shares entitled to vote.

         Authorized but Unissued Shares of Capital Stock. After the reorganization, Partners Trust Financial Group will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Partners Trust Financial Group by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since Partners Trust, MHC must always own at least a majority of our common stock.

         Our federal stock charter also authorizes five million shares of serial preferred stock, no par value per share. Partners Trust Financial Group is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Partners Trust Financial Group that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Partners Trust Financial Group. The board of directors has no present plan or understanding to issue any preferred stock.

         Ownership of Common Stock by Management. We expect our Directors and officers to purchase up to 206,500 shares of common stock in the offering. Directors and officers are expected to control the voting of 3.7% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 8% of the shares of common stock issued in the offering through the ESOP. Under the terms of the ESOP, the unallocated shares will be voted by the independent trustee for the ESOP generally in the


                                      (129)
same proportion as the instructions received by the trustee from participants voting their allocated shares. In addition, the officers and Directors of Partners Trust Financial Group will also be officers and Directors of Partners Trust, MHC which, after the reorganization, will own at least a majority of Partners Trust Financial Group's common stock.

         Certain provisions of Partners Trust Financial Group's stock option plan and other benefit plans will provide for benefits and cash payments in the event of a change in control of Partners Trust Financial Group. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Partners Trust Financial Group and thus generally may serve to perpetuate current management.

Statutory and Regulatory Restrictions on Acquisition

         Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, Office of Thrift Supervision regulations prohibit any person, without its prior approval from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         In the recent past, it has been the Office of Thrift Supervision's general policy to routinely approve acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the Office of Thrift Supervision has recently stated in the preamble to the proposed rulemaking for its new conversion regulations that the Office of Thrift Supervision intends on taking a very close look at applications to make sure all criteria are fully met before it will give written approval of acquisitions within the first three years following conversion. Therefore, this regulation and change in Office of Thrift Supervision policy may prevent any acquisition of control of SBU Bank, whether friendly or hostile, for at least three years after the completion of the reorganization.

         Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where enumerated control factors are also present in the acquisition.

                                      (130)

         The Office of Thrift Supervision may prohibit an acquisition of control if:


         .   it would result in a monopoly or substantially lessen competition;

         . the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         . the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.

         The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.

                          DESCRIPTION OF CAPITAL STOCK

General

         Partners Trust Financial Group is authorized to issue 35,000,000 shares of common stock having a par value of $0.10 per share and 5,000,000 shares of serial preferred stock having a par value of $0.10 per share. Partners Trust Financial Group currently expects to issue between 9,137,500 and 12,362,500 shares, with an adjusted maximum of 14,216,875 shares, of common stock and no shares of preferred stock in the reorganization. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of the common stock. Upon payment of the purchase price for the common stock, in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid, validly issued, and non-assessable.

         The common stock of Partners Trust Financial Group will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Voting Rights. The holders of the common stock will possess exclusive voting power in Partners Trust Financial Group. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, except as discussed in "Restrictions on Acquisition of Partners Trust Financial Group--Partners Trust Financial Group's Charter and Bylaws--Limitation of Voting Rights." There will be no right to cumulate votes in the election of directors. If Partners Trust Financial Group issues preferred stock, subsequent to the reorganization, holders of the preferred stock may also possess voting rights.

         Dividends. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Partners Trust Financial Group out of funds legally available therefore. If Partners Trust Financial Group issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. See "Dividend Policy."

                                      (131)

         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of Partners Trust Financial Group, the holders of the common stock will be entitled to receive - after payment or provision for payment of all debts and liabilities of Partners Trust Financial Group (including all deposits in SBU Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the offering for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at SBU Bank - all assets of Partners Trust Financial Group available for distribution, in cash or in kind. See "The Reorganization and Offering--Liquidation Rights." If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by Partners Trust Financial Group of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. None of the 5,000,000 authorized shares of preferred stock of Partners Trust Financial Group will be issued in the reorganization. Partners Trust Financial Group's Board of Directors is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares. If and when issued, the serial preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

                          TRANSFER AGENT AND REGISTRAR

         Register & Transfer Company will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

         Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., will issue its opinion to us regarding the legality of the issuance of the common stock and the federal income tax consequences of the reorganization and the establishment of the charitable foundation. The New York income tax consequences of the reorganization will be passed upon for us by KPMG LLP. Certain legal matters will be passed upon for Sandler, O'Neill & Partners, L.P. by Malizia Spidi & Fisch, PC, Washington, D.C.


                              CHANGE IN ACCOUNTANTS

         On June 5, 2001, we appointed KPMG LLP as our independent auditors and dismissed PricewaterhouseCoopers LLP. The Audit Committee participated in and approved the decision to change independent accountants. PricewaterhouseCoopers LLP had previously been engaged to audit the financial statements for the year ended December 31, 2000, as well as for the years ended December 31, 1999 and 1998 (however, they have not audited or reported on the financial

                                      (132)
statements included herein for the year ended December 31, 2000 as such financial statements were subsequently re-audited by KPMG LLP). The reports of PricewaterhouseCoopers LLP on the financial statements as of and for the three fiscal years ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the three fiscal years ended December 31, 2000 and through June 5, 2001, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years. SBU Bank has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 19, 2001, is filed as an Exhibit to this Registration Statement.

                                     EXPERTS

         The consolidated financial statements of SBU Bank and subsidiaries as of December 31, 2000, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of SBU Bank and subsidiaries as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         RP Financial, LC, has consented to the publication herein of the summary of its report setting forth its belief as to the estimated pro forma market value of the common stock upon reorganization and its opinion with respect to the value of the subscription rights.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.


                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain

                                      (133)
copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov.

         This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

         SBU Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18/th/ Floor, Jersey City, New Jersey 07302.

         In connection with the offering, Partners Trust Financial Group, Inc. will register the common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, Partners Trust Financial Group will become subject to the SEC's proxy solicitation rules and periodic reporting requirements.

         A copy of the charter and bylaws of Partners Trust Financial Group, Inc. is available without charge from the bank by contacting Cheri Dreels, Executive Assistant, 233 Genesee Street, Utica, New York, 13501, or by telephone
(315) 768-3000.

                                      (134)

The Savings Bank of Utica and Subsidiaries

Consolidated Financial Statements

Contents


Independent Auditors' Reports                                                        F-2

Consolidated Statements of Condition
      As of September 30, 2001 (unaudited),
      December 31, 2000 and 1999                                                     F-4

Consolidated Statements of Income

      For the nine months ended September 30, 2001 and 2000 (unaudited),
      and the years ended December 31, 2000, 1999 and 1998                           F-5

Consolidated Statements of Changes in Equity
      For the nine months ended September 30, 2001 (unaudited),
      and the years ended December 31, 2000, 1999 and 1998                           F-6

Consolidated Statements of Cash Flows
      For the nine months ended September 30, 2001 and 2000 (unaudited),
      and the years ended December 31, 2000, 1999 and 1998                           F-7

Notes to Consolidated Financial Statements                                           F-9


All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for Partners Trust Financial Group, Inc. have not been included in this prospectus because Partners Trust Financial Group, Inc., which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

                            [Letterhead of KPMG LLP]




                          Independent Auditors' Report

The Board of Trustees
The Savings Bank of Utica:

We have audited the accompanying consolidated statement of condition of The Savings Bank of Utica and subsidiaries (the "Bank") as of December 31, 2000, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Savings Bank of Utica and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Albany, New York
December 7, 2001

                   [Letterhead of PricewaterhouseCoopers LLP]



                        Report of Independent Accountants

The Board of Trustees
The Savings Bank of Utica

In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of income, changes in equity and cash flows present fairly, in all material respects, the financial position of The Savings Bank of Utica and subsidiaries at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Syracuse, New York
February 18, 2000

The Savings Bank of Utica and Subsidiaries

Consolidated Statements of Condition
September 30,200l (Unaudited), December 31,200O and 1999
--------------------------------------------------------------------------------

                                                                  September 30,    December 31,      December 31,
                                                                      2001             2000             1999
                                                                  -------------    -------------    -------------
                                                                    (Unaudited)
Assets                                                                            (In  thousands)
Cash and due from banks                                           $      23,273    $      16,245    $      29,852
Federal funds sold                                                        6,600              700               --
                                                                  -------------    -------------    -------------
     Cash and cash equivalents                                           29,873           16,945           29,852
Securities available-for-sale, at fair value,                           299,656          168,709          159,204
Securities held-to-maturity (fair value of $12,931 (unaudited),
   $177,178, and $160,482 at September 30, 2001,
   December 31, 2000 and 1999, respectively)                             12,931          175,512          161,960

Loans receivable                                                        604,652          611,774          578,215
Less: Allowance for loan losses                                          (7,481)            (734)          (9,328)
                                                                  -------------    -------------    -------------
          Net loans                                                     597,171          604,210          568,887

Premises and equipment, net                                              15,004           16,947           17,706
Accrued interest receivable                                               4,721            5,785            5,201
Bank-owned life insurance                                                21,984           21,455           20,178
Other assets                                                              4,393            7,781           10,374
                                                                  -------------    -------------    -------------
          Total Assets                                            $     985,733    $   1,017,344    $     973,362
                                                                  =============    =============    =============

Liabilities and Equity
Liabilities:
   Deposits:
      Non-interest bearing                                        $      36,305    $      36,919    $      29,283
      Interest bearing                                                  573,452          604,047          607,017
                                                                  -------------    -------------    -------------
          Total deposits                                                609,757          640,966          636,300
   Borrowings                                                           260,388          266,118          234,599
   Mortgagors' escrow funds                                               3,123            5,781            5,755
   Other liabilities                                                     13,311           14,568           15,084
                                                                  -------------    -------------    -------------
          Total liabilities                                             886,579          927,433          891,738
                                                                  -------------    -------------    -------------
Commitments and contingencies (Note 10)
Equity:
   Surplus fund                                                          17,124           17,124           17,124
   Undivided profits                                                     77,429           72,608           67,197
   Accumulated other comprehension (loss)                                 4,601              179           (2,697)
                                                                  -------------    -------------    -------------
          Total equity                                                   99,154           89,911           81,624
                                                                  -------------    -------------    -------------
          Total Liabilities and Equity                            $     985,733    $   1,017,344    $     973,362
                                                                  =============    =============    =============

          See accompanying notes to consolidated financial statements.

The Savings Bank of Utica and Subsidiaries

Consolidated Statements of Income
Nine Months Ended September 30,200l and 2000 (Unaudited), and Years Ended December 31,2000,1999 and 1998
--------------------------------------------------------------------------------

                                                           Nine MonthEnded
                                                            September 30,          Year Ended December 31,
                                                         -------------------   ------------------------------
                                                           2001       2000       2000       1999       1998
                                                         --------   --------   --------   --------   --------
                                                             (Unaudited)
Interest income:                                                           (In thousands)
   Loans                                                 $ 36,330   $ 35,399   $ 47,706   $ 46,529   $ 51,656
   Federal funds sold and interest-bearing deposits           161         48         87         71        541
   Securities                                              15,801     17,563     23,468     20,283     16,610
                                                         --------   --------   --------   --------   --------
        Total interest income                              52,292     53,010     71,261     66,883     68,807
                                                         --------   --------   --------   --------   --------
Interest expense:
   Deposits:
     Savings deposits                                       1,590      2,689      3,479      3,621      3,927
     Money market accounts                                  2,970      3,388      4,578      4,145      4,300
     Time accounts                                         13,907     13,206     18,304     16,135     17,587
     NOW accounts                                             439        568        751        729        693
                                                         --------   --------   --------   --------   --------
                                                           18,906     19,851     27,112     24,630     26,507
                                                         --------   --------   --------   --------   --------
Borrowings:
   Repurchase agreements                                    2,631      5,450      7,362      3,636      4,437
   FHLB advances                                            8,789      6,079      8,334      6,590      4,733
   Mortgagors' escrow funds                                   116        124        164        166        165
                                                         --------   --------   --------   --------   --------
                                                           11,536     11,653     15,860     10,392      9,335
                                                         --------   --------   --------   --------   --------

Total interest expense                                     30,442     31,504     42,972     35,022     35,842
                                                         --------   --------   --------   --------   --------
   Net interest income                                     21,850     21,506     28,289     31,861     32,965
Provision for loan losses                                   1,293        195      1,097         --      7,510
                                                         --------   --------   --------   --------   --------
   Net interest income after provision for loan losses     20,557     21,311     27,192     31,861     25,455
                                                         --------   --------   --------   --------   --------

Non-interest income:
   Service fees                                             2,968      3,061      4,082      4,020      4,209
   Income from bank-owned life insurance                    1,709        948      1,277        178         --
   Net gain on sale of securities available-for-sale          266         --         --         --         --
   Other income                                               599      1,324      1,463      1,415      1,580
                                                         --------   --------   --------   --------   --------
     Total non-interest income                              5,542      5,333      6,822      5,613      5,789
                                                         --------   --------   --------   --------   --------

Non-interest expense:
   Salaries and employee benefits                           9,295     10,203     13,340     14,452     13,689
   Occupancy and equipment expense                          2,175      2,161      3,010      2,785      2,817
   Writedown of buildings held for sale                     1,539         --         --         --         --
   Marketing expense                                          657        908      1,174      1,340        993
   Professional services                                    1,195      1,414      1,956      2,157      2,567
   Technology expense                                       1,772      1,938      2,688      2,506      2,792
   Other expense                                            2,881      2,805      3,888      4,507      7,295
                                                         --------   --------   --------   --------   --------
     Total non-interest expense                            19,514     19,429     26,056     27,747     30,153
                                                         --------   --------   --------   --------   --------
     Income before income tax expense                       6,585      7,215      7,958      9,727      1,091
   Income tax expense                                       1,764      2,441      2,547      3,601        395
                                                         --------   --------   --------   --------   --------
     Net income                                          $  4,821   $  4,774   $  5,411   $  6,126   $    696
                                                         ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

The Savings Bank of Utica and Subsidiaries

Consolidated Statements of Changes in Equity
Nine Months Ended September 30, 200l (Unaudited), and Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                                         Accumulated
                                                                                           Other
                                              Surplus       Undivided   Comprehensive   Comprehensive
                                               Fund          Profits        Income      Income (Loss)       Total
                                            ----------      ----------  -------------   --------------   ------------
                                                                            (In thousands)
Balance at December 31, 1997                $   17,124      $  60,375                    $        626    $    78,125
Net income                                           -            696   $       696                 -            696
Other comprehensive income before tax:
   Increase in unrealized holding gains
     arising during the period                       -              -           834                 -              -
Income tax expense                                   -              -          (334)                -              -
                                            ----------      ---------   -----------      ------------    -----------
Other comprehensive income, net of tax               -              -           500               500            500
                                            ----------      ---------   -----------      ------------    -----------
Comprehensive income                                                    $     1,196
                                                                        ===========
Balance at December 31, 1998                $   17,124      $  61,071                    $      1,126     $   79,321

Net income                                           -          6,126   $     6,126                            6,126
Other comprehensive loss before tax:
   Increase in unrealized holding losses
     arising during the period                       -              -        (6,371)                -              -
Income tax benefit                                   -              -         2,548                 -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive loss, net of tax                 -              -        (3,823)           (3,823)        (3,823)
                                            ----------      ---------   -----------      ------------     ----------
Comprehensive income                                 -              -   $     2,303
                                                                        ===========
Balance at December 31, 1999                $   17,124      $  67,197                    $     (2,697)    $   81,624

Net income                                                      5,411   $     5,4l1                 -          5,411
Other comprehensive income before tax:
   Increase in unrealized holding gains
     arising during the period                       -              -         4,793                 -              -
Income tax expense                                   -              -        (1,917)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income, net of tax               -              -         2,876             2,876          2,876
                                            ----------      ---------   -----------      ------------     ----------
Comprehensive income                                                    $     8,287
                                                                        ===========
Balance at December 31, 2000                $   17,124      $  72,608                    $        179     $   89,911

(The following is unaudited)
Net income                                           -          4,821   $     4,821                 -          4,821
Other comprehenswe income before tax:
   Increase in unrealized holding gains
     arising during the period                       -              -         7,638                 -              -
   Reclassification adjustment for net
     gains on sales of available-for-sale
     securities realized in net income               -              -          (266)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income before tax                                         7,372
Income tax expense                                   -              -        (2,950)                -              -
                                            ----------      ---------   -----------      ------------     ----------
Other comprehensive income, net of tax               -              -         4,422             4,422          4,422
                                            ----------      ---------   -----------      ------------     ----------
Comprehensive income                                                    $     9,243
                                                                        ===========
Balance at September 30, 2001               $   17,124      $  77,429                    $      4,601     $   99,154
                                            ==========      =========                    ============     ==========

          See accompanying notes to consolidated financial statements.

The Savings Bank of Utica and Subsidiaries

Consolidated Statements of Cash Flows
Nine Months Ended September 30, 200l and 2000 (Unaudited), and Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                Nine months ended                       Year ended
                                                                   September 30,                       December 31,
                                                             ------------------------     --------------------------------------
                                                                2001          2000           2000          1999           1998
                                                             -----------   ----------     ----------    ----------     ---------
                                                                    (Unaudited)
                                                                                        (In thousands)
Operating activities:
  Net income                                                 $     4,821   $    4,774     $    5,411    $    6,126     $     696
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Provision for loan losses                                      1,293          195          1,097                       7,510
    Depreciation and amortization of premises and equipment        1,875        1,941          2,647         2,579         2,697
    Income from bank-owned life insurance                         (1,709)        (948)        (1,277)         (178)            -
    Deferred tax (benefit) expense                                  (922)         209            625           186           (51)
    Net discount accretion on securities                            (345)        (221)          (318)         (264)         (122)
    Gain on sale of other real estate owned, net                    (149)         (84)           (92)         (533)          (72)
    Provision for other real estate owned losses                       -            -              -             -           145
    Gain on sale of mortgage loans, net                             (164)        (132)          (165)          (33)          (39)
    Writedown of buildings held for sale                           1,539           --              -             -             -
    Loss on disposal of equipment                                     42            3            103            40            28
    Net gains on sale of securities available-for-sale              (266)           -              -             -             -
    Decrease (increase) in accrued interest receivable             1,064          (41)          (584)          397         1,164
    Net change in other assets and  liabilities other                 81       (2,999)          (435)        9,058        (4,622)
                                                             -----------   ----------     ----------    ----------     ---------
      Net cash provided by operating activities                    7,160        2,697          7,012        17,378         7,334
                                                             -----------   ----------     ----------    ----------     ---------

Investing activities:
  Purchases of securities held-to-maturity                        (5,419)     (24,388)       (26,465)      (51,934)      (16,773)
  Proceeds from redemptions, maturities and principal
   collected on securities held-to-maturity                        1,510       11,266         12,982        33,297        62,388
  Purchases of securities available-for-sale                     (20,707)     (19,918)       (19,918)      (42,138)      (53,021)
  Proceeds from redemptions, maturities and principal
   collected on securities available-for-sale                     36,232       11,801         15,455        22,121        14,867
  Proceeds from sales of securities available-for-sale            28,001            -              -             -             -
  Purchase of bank-owned life insurance                                -            -              -       (20,000)            -
  Proceeds from bank-owned life insurance                          1,180            -              -             -             -
  Net loans (made to) repaid by customers                         (5,383)     (46,917)       (56,453)      (40,535)        4,418
  Proceeds from sales of mortgage loans                           10,984       19,421         19,931        16,494        29,067
  Purchases of premises and equipment                             (1,513)      (1,768)        (1,991)       (1,977)       (2,048)
  Proceeds from sales of other real estate owned                     480          321            329         2,725         3,067
                                                             -----------   ----------     ----------    ----------     ---------
      Net cash provided by (used in) investing activities         45,365      (50,182)       (56,130)      (81,947)       41,965
                                                             -----------   ----------     ----------    ----------     ---------

          See accompanying notes to consolidated financial statements.
                                   (Continued)

     The Savings Bank of Utica and Subsidiaries

     Consolidated Statements of Cash Flows
     Nine Months Ended September 30, 200l and 2000 (Unaudited), and Years Ended December 31, 2000, 1999 and 1998
     ---------------------------------------------------------------------------

                                                                        Nine months ended                     Year ended
                                                                           September 30,                     December 31,
                                                                    --------------------------  ------------------------------------
                                                                        2001           2000         2000         1999        1998
                                                                    ----------      ----------  ----------    ----------  ----------
                                                                           (Unaudited)
Financing activities:                                                                                (In   thousands)
     Net increase (decrease) in demand deposits,
       savings accounts and money market accounts                   $   2,389      $ (12,575)   $ (19,479)    $ (7,970)   $ (16,766)
     Net increase (decrease) in time accounts                         (33,598)        29,298       24,145        2,918      (26,911)
     Net increase (decrease) in mortgagors' escrow funds               (2,658)        (2,484)          26          835         (192)
     Net increase (decrease) in borrowings                             (5,730)        18,958       31,519       79,038       (1,767)
                                                                    ---------      ---------    ---------     --------    ---------

               Net cash provided by (used in) financing activities    (39,597)        33,197       36,211       74,821      (45,636)
                                                                    ---------      ---------    ---------     --------    ---------

               Net increase (decrease) in cash and equivalents         12,928        (14,288)      12,907)      10,252        3,663

Cash and cash equivalents at beginning of period                       16,945         29,852       29,852       19,600       15,937
                                                                    ---------      ---------    ---------     --------    ---------

Cash and cash equivalents at end of period                          $  29,873      $  15,564    $  16,945     $ 29,852    $  19,600
                                                                    =========      =========    =========     ========    =========

Supplemental disclosures:
   Cash paid during the period for:
        Interest on deposits and borrowings                         $  31,723      $  31,139    $  41,784     $ 34,384    $  36,733
        Income taxes                                                $     612      $   2,211    $   2,287     $  3,199    $   2,428

   Non-cash investing and financing activity:
        Transfer of loans to 309 other real estate owned            $     309            165    $     267     $  1,266    $   1,881
        Transfer of loans to securities                             $       -      $       -    $       -     $  5,252    $  24,283
        Transfer of securities from held-to-maturity to
          available-for-sale upon adoption of SFAS No. 133
          (fair value of $168,156 date of transfer)                 $ 166,490      $       -    $       -     $      -    $       -

          See accompanying notes to consolidated financial statements.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies

     Nature of Operations

     The Savings Bank of Utica (the "Bank") is a New York State-chartered mutual savings bank which provides retail and commercial banking services to individual and business customers in Oneida and surrounding counties in New York State. The Bank has two active wholly-owned subsidiaries: 233 Genesee Street Corp., which operates certain cash management, investment, and treasury functions for the Bank, and SBU Investment Services, which provides financial services to the Bank's customers.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


     The consolidated statement of condition as of September 30, 2001, and the related consolidated statements of income and cash flows for the nine month periods ended September 30, 2001 and 2000, and consolidated statement of changes in equity for the nine month period ended September 30, 2001, are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been made.


     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with an original maturity of three months or less) and federal funds sold. Generally, federal funds are sold for one-day periods.

     Securities


     The Bank classifies its securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those for which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value, with net unrealized gains and losses reflected as a separate component of equity, net of taxes. None of the Bank's securities have been classified as trading securities.


     Purchases and sales of securities are recorded as of the trade date. Premiums and discounts on securities are amortized and accreted, respectively, on a systematic basis over the period to maturity, estimated life, or earliest call date of the related security. Gains and losses on securities sold are computed based on specific identification.

     As a member of the Federal Home Loan Bank of New York ("FHLB"), the Bank is required to hold stock in the FHLB. FHLB stock is carried at cost and classified as held-to-maturity since there is no readily available market value. The stock cannot be sold, but can be redeemed by the FHLB at cost.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Securities Sold Under Agreements to Repurchase

     The Bank enters into sales of securities under agreements to repurchase ("repurchase agreements"). The Bank transfers the underlying securities to a third party custodian's account that explicitly recognizes the Bank's interest in the securities. Provided the Bank maintains effective control over the transferred securities, repurchase agreements are accounted for as borrowings, and the obligations to repurchase securities sold are reflected as a liability in the statement of condition. The securities underlying the agreements remain in the securities accounts.

     Loans

     Loans are reported at their outstanding principal balance net of charge-offs, the allowance for loan losses, net deferred loan fees and costs on originated loans, and unamortized premiums or discounts on purchased loans.


     Nonrefundable loan origination fees and related direct costs are netted, and the net amount is deferred and amortized over the contracual life of the loan using the interest method, which results in a constant effective yield over the loan term.


     Allowance for Loan Losses


     The allowance for loan losses is periodically evaluated by the Bank in order to maintain the allowance at a level which represents management's estimate of all known and inherent losses in the loan portfolio at the statement of condition date. Management's evaluation of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse circumstances that may affect the ability of the borrower to repay, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.


     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Smaller balance, homogeneous loans which are collectively evaluated for impairment, such as residential real estate and consumer loans, as well as commercial real estate and commercial loans less than $250,000, are specifically excluded from the classification of impaired loans. Impairment is measured based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of collateral. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is internally classified as doubtful or is partially charged-off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Income Recognition on Impaired and Nonaccrual Loans (Continued)

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of the loan.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is uncertain, any payments received are generally used to reduce the principal balance. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Interest collections in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.


     Loan Sales and Mortgage Servicing Rights

     The Bank sells certain residential real estate loans in the secondary market. The Bank may retain the right to service the loan, or may sell the loan servicing released. The Bank makes the determination of whether or not to identify a loan as held for sale at the time the application is received from the borrower. Loans held for sale, as well as commitments to originate fixed rate residential real estate loans at a set interest rate, which will subsequently be sold, are regularly evaluated on an aggregate basis. If necessary, a valuation allowance is recorded by a charge to income for unrealized losses attributable to changes in market interest rates. Gains and losses on the disposition of loans held for sale are determined on the specific identification method. As the amounts were not considered material at September 30, 2001 (unaudited), December 31, 2000 or 1999, loans held for sale were classified with loans receivable on the consolidated statements of condition at each respective date. There was no valuation allowance necessary at any of the respective period ends.


     Originated mortgage servicing rights are recorded at their fair value at the time a loan is sold and servicing rights are retained. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The Bank uses a valuation model that calculates the present value of future cash flows to determine the fair value of servicing rights. In using this valuation method, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan and prepayment speeds. The carrying value of originated mortgage servicing rights is periodically evaluated for impairment using current market assumptions. At September 30, 2001, December 31, 2000 and December 31, 1999, mortgage servicing rights, included in other assets, amounted to approximately $201,000 (unaudited), $290,000 and $413,000, respectively.

     Purchased mortgage servicing rights are capitalized and amortized on a straight-line basis over the estimated period of net servicing income (6 to 10 years).


     Loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of loans serviced for others was approximately $217.0 million (unaudited), $232.6 million, $238.3 million (unaudited), $242.5 million, and $265.2 million at September 30, 2001, December 31, 2000, September 30, 2000, December 31, 1999, and
     December 31, 1998, respectively.


     Custodial escrow balances included in demand deposits were approximately $2.5 million (unaudited), $4.6 million and $5.4 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally computed by the straight-line method over the estimated useful life of each type of asset (generally 5 to 40 years for buildings and 3 to 5 years for furniture and equipment). Leasehold improvements are stated at cost less an allowance for amortization, which is computed by the straight-line method over the shorter of the term of the related lease or the estimated useful life of the asset. Maintenance and repairs are charged to operating expense as incurred.

     Surplus Fund and Undivided Profits


     The surplus fund primarily represents accumulated mandatory transfers from undivided profits required by New York State banking regulations. Such mandatory transfers are computed at 10% of "net earnings", as defined, and are required in each year so long as the equity of the Bank is less than 10% of the amount due depositors. The surplus fund is subject to certain restrictions.


     Undivided profits represent accumulated undistributed net earnings of the Bank and its subsidiaries which have not been allocated to the surplus fund and are not restricted as to use under New York State banking regulations.

     Income Taxes

     Provisions for income taxes are based on taxes currently payable or refundable, and deferred taxes which are based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are reported in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

     Deferred tax assets are recognized subject to management's judgement that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

     Derivative Financial Instruments and Hedging Activities

     Derivative instruments utilized by the Bank have included interest rate floor and cap agreements. The Bank is an end-user of derivative instruments and does not conduct trading activities for derivatives.


     The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either net income or as a component of other comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting. Consequently, there may be increased volatility in net income, other comprehensive income and equity on an ongoing basis as a result of accounting for derivatives in accordance with SFAS No. 133.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


1.   Summary of Significant Accounting Policies (Continued)

     Derivative Financial Instruments and Hedging Activities (Continued)

     Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

     During 2000, the Bank entered into three interest rate cap agreements, which expire at various dates through 2002. The cap agreements were entered into as a hedge against the exposure to rising interest rates on the Bank's borrowings The cap agreements require the counterparty to pay the Bank, at specified dates, the amount, if any, by which the underlying index rate rises above the agreed-upon cap of 7.00%, applied to a notional principal amount totaling $80.0 million. During 1997, the Bank entered into an interest rate floor agreement, which expired in October 2000. The floor agreement required the counterparty to pay the Bank, at specified dates, the amount, if any, by which the underlying index rate fell below the agreed-upon floor of 5.75%, applied to a notional principal amount of $50.0 million. Payments received under the cap and floor agreements, if any, are recorded as interest income or interest expense. Prior to the adoption of SFAS No. 133, the amounts paid for the cap and floor agreements were being amortized to expense on a straight-line basis over the lives of the respective agreements.

     Upon the adoption of SFAS No. 133 as of January 1, 2001, the Bank recorded the cap agreements at estimated fair value. The impact to the Bank's consolidated financial statements was not significant and therefore the impact has not been presented as the cumulative effect of a change in accounting principle in the consolidated statement of income for the nine months ended September 30, 2001. The estimated fair value of the cap agreements at September 30, 2001 is not significant. As permitted by SFAS No. 133, as of January 1, 2001, the Bank transferred securities classified as held-to-maturity with an amortized cost of approximately $166.5 million (unaudited) and a fair value of approximately $168.2 million (unaudited) to securities classified as available-for-sale.

     Comprehensive Income


     Comprehensive income consists of net income and the net change in unrealized gains and losses on securities available-for-sale, net of taxes. The Company reports comprehensive income in the statement of changes in equity.

     Segment Reporting

     The Bank's operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Bank operates primarily in the geographical regions of Oneida, Herkimer and Onondaga counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of the Bank's consolidated financial results. Therefore, the Bank has a single operating segment for financial reporting purposes.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Reclassifications

     Certain reclassifications have been made to the 2000, 1999 and 1998 consolidated financial statements to conform to the presentation adopted in 2001.

2.   Securities

     The amortized cost and estimated fair value of securities are summarized as follows (in thousands):


                                                          September 30,200l
                                          ------------------------------------------------
                                          Amortized       Gross Unrealized       Esimated
                                                       ----------------------
                                            Cost         Gains        Losses    Fair Value
                                          ---------    ---------     --------   ----------
Held-to-maturity:                                            (Unaudited)
  Federal Home: Loan Bank stock           $  11,350    $       -     $      -   $   11,350
  Other securities                            1,581                                  1,581
                                          ---------    ---------     --------   ----------
      Total held-to-maturity              $  12,931    $       -     $      -   $   12,931
                                          =========    =========     ========   ==========

Available-for-sale:
  U.S. Treasury and obligations of
     U.S. government corporations
     and agencies                         $  44,186    $   2,241     $      -   $   46,427
  Corporate securities                          980           52                     1,032
  Federal National Mortgage
    Association prestockd                    10,005           33           42        9,996
  Other securities                            1,294                        47        1,247
  Collateralized mortgage-obligations       108,902        1,748          123      110,527
  Other mortgage-backed securities          126,619        3,827           19      130,427
                                          ---------    ---------     --------   ----------
     Total available-for-sale             $ 291,986    $   7,901     $    231   $  299,656
                                          =========    =========     ========   ==========

Net unrealized gain on
  available-for-sale securities               7,670
                                          ---------
Grand total carrying value                $ 312,587
                                          =========


Privately-issued collateralized mortgage obligations totaled $20.0 million (unaudited), $9.9 million, and $9.9 million, at September 30, 2001, December 31, 2000, and December 31, 1999, respectively. These bonds are AAA rated. All other mortgage-backed securities and collateralized mortgage obligations at September 30, 2001 (unaudited), December 31, 2000, and December 31, 1999, were backed by either Fannie Mae, Freddie Mac, or Ginnie Mae.

2.   Securities (Continued)

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                     December 31, 200O
                                                   --------------------------------------------------
                                                   Amortized       Gross Unrealized        Estimated
                                                                ----------------------
                                                      Cost        Gains        Losses      Fair Value
                                                   ---------    ---------     --------     ----------
Held-to-maturity:
   U.S. Treasury and obligations of
     U.S. government corporations
     and agencies                                  $  57,948    $     894     $     29     $   58,813
   Corporate securities                                  978           13            4            987
   Federal Home Loan Bank stock                        7,740                                    7,740
   Other securities                                    2,535                                    2,535
   Collateralized mortgage obligations                94,195        1,073          491         94,777
   Other mortgage-backed securities                   12,116          210                      12,326
                                                   ---------    ---------     --------     ----------
        Total held-to-maturity                     $ 175,512    $   2,190     $    524     $  177,178
                                                   =========    =========     ========     ==========

Available-for-sale:
   Federal National Mortgage

     Association preferred stock                   $  10,014    $     6 6     $      -     $   10,080
   Collateralized mortgage obligations                20,463           13          322         20,154
   Other mortgage-backed securities                  137,934        1,414          873        138,475
                                                   ---------    ---------     --------     ----------
        Total available-for-sale                     168,411    $   1,493     $  1,195     $  168,709
                                                   =========    =========     ========     ==========

Net unrealized gain on
   available-for-sale securities                         298
                                                   ---------
Grand total carrying value                         $ 344.221
                                                   =========

                                                                     December 31, 1999
                                                   --------------------------------------------------
                                                   Amortized       Gross Unrealized        Estimated
                                                                ----------------------
                                                      Cost        Gains        Losses      Fair Value
                                                   ---------    ---------     --------     ----------
Held-to-maturity:
   U.S. Treasury and obligations of
     U.S. government corporations
     and agencies                                  $  51,094    $      55     $    346     $   50,803
   Corporate securities                                  750                        22            728
   Federal Home Loan Bank stock                        7,395                                    7,395
   Other securities                                    2,120           28                       2,148
   Collateralized mortgage obligations                86,358          925        2,151         85,132
   Other mortgage-backed securities                   14,243           98           65         14,276
                                                   ---------    ---------     --------     ----------
        Total held-to-maturity $                     161,960    $   1,106     $  2,584     $  160,482
                                                   =========    =========     ========     ==========

Available-for-sale:
   Collateralized mortgage obligations             $  20,511    $       -     $    780     $   19,731
   Other mortgage-backed securities                  143,188          376        4,091        139,473
                                                   ---------    ---------     --------     ----------
        Total available-for-sale                     163,699    $     376     $  4,871     $  159,204
                                                   =========    =========     ========     ==========

Net unrealized loss on
   available-for-sale securities                      (4,495)
                                                   ---------
Grand total carrying value                         $ 321,164
                                                   =========

2.   Securities (Continued)
                                      F-15

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


       The amortized cost and estimated fair value of debt securities (in thousands) at the date shown (excluding other securities), by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                      September 30, 200l            December 31, 200O
                                                 ----------------------------  --------------------------
                                                   Amortized    Estimated       Amortized     Estimated
                                                     Cost       Fair Value         Cost      Fair Value
                                                 ------------- --------------  ------------ -------------
                                                       (Unaudited)
Held-to-maturity:
   Due in one year or less                         $       -     $       -      $  18,041    $   18,032
   Due after one year through five years                   -             -         34,743        35,247
   Due after five years through ten years                  -             -          6,142         6,521
                                                   ---------     ---------      ---------    ----------
                                                           -             -         58,926        59,800

   Mortgage-backed securities and collateralized
     mortgage obligations                                  -             -        106,311       107,103
                                                   ---------     ---------      ---------    ----------
        Total                                      $       -     $       -      $ 165,237    $  166,903
                                                   =========     =========      =========    ==========

Available-for-sale:
   Due in one year or less                         $  12,030     $  12,194      $       -    $        -
   Due after one year through five years              27,055        28,551              -             -
   Due after five years through ten years              6,081         6,714              -             -
                                                   ---------     ---------      ---------    ----------
                                                      45,166        47,459              -             -

   Mortgage-backed securities and collateralized
     mortgage obligations                            235,521       240,954        158,397       158,629
                                                   ---------     ---------      ---------    ----------
        Total                                      $ 280,687     $ 288,413      $ 158,397    $  158,629
                                                   =========     =========      ==========   ==========



       During the nine months ended September 30, 2001, the Bank realized gross gains of $335,000 (unaudited) and gross losses of $69,000 (unaudited) related to the sales of securities available-for-sale. There were no sales of securities during the nine months ended September 30, 2000 (unaudited), or during the years ended December 31, 2000, 1999 or 1998.

       Securities at September 30, 2001, December 31, 2000 and December 31, 1999 include approximately $89.6 million (unaudited), $130.5 million and $100.5 million, respectively, of securities which are pledged under depository agreements, treasury, tax and loan accounts, and other collateral agreements, including repurchase agreements.



3.    Loans Receivable

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



     The components of loans receivable at the dates indicated are as follows (in thousands):

                                                 September 30,            December 31,
                                                                 -------------------------
                                                     2001            2000           1999
                                                --------------   ------------   ----------
                                                 (Unaudited)
        One-to-four family real estate          $  372,478       $  358,026     $  342,574
        Commercial real estate                     132,271          143,297        134,304
        Commercial                                  38,239           46,673         43,300
        Consumer, including home equity loans       62,108           64,286         58,539
                                                ----------       ----------     ----------
           Total loans                             605,096          612,282        578,717

        Less:
          Net deferred loan fees and costs             441              505            497
          Unearned discounts                             3                3              5
          Allowance for loan losses                  7,481            7,564          9,328
                                                ----------       ----------     ----------
           Net loans                            $  597,171       $  604,210     $  568,887
                                                ==========       ==========     ==========


     The Bank grants commercial, consumer and residential loans primarily throughout Oneida, Herkimer and Onondaga Counties in New York State. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within these counties.

     At September 30, 2001 (unaudited), December 31, 2000 and December 31, 1999, loans to Bank officers were not significant.

     There were no impaired loans at September 30, 2001 (unaudited). At December 31, 2000 and 1999, impaired loans totaled approximately $1.7 million and $4.8 million, respectively. The corresponding valuation allowance on these impaired loans totaled approximately $600,000 and $1.4 million as of December 31, 2000 and 1999, respectively. For the nine months ended September 30, 2001 and 2000, the average recorded investment in impaired loans was approximately $1.2 million and $4.6 million, respectively (unaudited). For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was approximately $3.9 million, $2.5 million and $7.6 million, respectively. No interest income on impaired loans was recognized for the nine months ended September 30, 2001 or 2000 (unaudited), or for the years ended December 31, 2000, 1999 or 1998.

     The amount of loans on which the Bank has ceased accruing interest totaled approximately $4.3 million (unaudited), $5.8 million and $9.1 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively. The amount of interest not recorded on nonaccrual loans was approximately $216,000 (unaudited), $481,000 (unaudited), $443,000, $630,000 and $516,000 for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999 and 1998, respectively.



3.   Loans Receivable (Continued)

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     Changes in the allowance for loan losses for the periods indicated are as follows (in thousands):

                                             Nine month ended                      Year ended
                                               September 30,                       December 31,
                                         -------------------------    -------------------------------------
                                           2001             2000        2000         1999           1998
                                         ---------      ----------    ----------  ----------    -----------
                                              (Unaudited)
     Balance at beginning of period      $ 7,564        $  9,328      $ 9,328     $ 10,150      $   9,771
     Charge-offs                          (2,267)         (1,427)      (3,612)      (2,338)        (8,676)
     Recoveries                              891             384          751        1,516          1,545
     Provision for loan losses             1,293             195        1,097            -          7,510
                                         -------        --------      -------     --------      ---------
         Balance at end of period        $ 7,481        $  8,480      $ 7,564     $  9,328      $  10,150
                                         =======        ========      =======     ========      =========

4.   Premises and Equipment

     Premises and equipment at cost less accumulated depreciation and amortization at the dates indicated are as follows (in thousands):


                                                             September 30,         December 31,
                                                                            -------------------------
                                                                 2001          2000            1999
                                                             -------------  ----------      ---------
                                                             (Unaudited)
     Land                                                    $   2,499      $   2,588       $  2,480
     Buildings                                                  15,467         17,150         16,683
     Leasehold improvements                                      2,057          2,037          2,091
     Furniture, fixtures and equipment                          10,297         10,292         10,498
     Computer software purchased                                 2,050          2,101          2,230
     Construction in progress                                    1,439            127            565
                                                             ---------      ---------       --------
           Total cost                                           33,809         34,295         34,547
     Less:  Accumulated depreciation and amortization          (18,805)       (17,348)       (16,841)
                                                             ---------      ---------       --------
                                                             $  15,004      $  16,947       $ 17,706
                                                             =========      =========       ========

     Depreciation and amortization expense was approximately $1.9 million (unaudited) for both the nine months ended September 30, 2001 and 2000, and was approximately $2.6 million, $2.6 million, and $2.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     During 2001, the Bank recorded an impairment charge of $1.5 million (unaudited) on two buildings it is seeking to sell. The charge reduced the recorded net book value of the properties to their estimated net fair value, which was $3.7 million (unaudited) at September 30, 2001. The net fair value of the properties was estimated by the Bank's in-house appraiser in consultation with a commercial real estate broker. One property is an office building that previously housed several operations functions of the Bank. During 2001, all but one of the departments was relocated to other existing facilities and because the Bank does not expect to need the space for future operations, it was decided to list the property for sale with a commercial real estate broker. Depreciation continues to be recorded on this property because a portion of the building continues to be used for the Bank's call center. This property is currently listed for sale with a commercial real estate broker. The second property is a former branch location that was consolidated into a new branch office less than a mile away. The sale of this property is expected during the first half of 2002. Depreciation expense was discontinued on this property effective September 30, 2001.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.   Accrued Interest Receivable

     Accrued interest receivable at the dates indicated consists of the following (in thousands):

                                                September 30,         December 31,
                                                                --------------------------
                                                    2001           2000           1999
                                                -------------   -----------   ------------
                                                 (Unaudited)
     Loans                                      $       3,080   $     3,460   $      2,873
     Securities                                         1,641         2,325          2,328
                                                -------------   -----------   ------------
        Total accrued interest receivable       $       4,721   $     5,785   $      5,201
                                                =============   ===========   ============


6.   Deposits

     Deposits consisted of the following at the dates indicated (in thousands):

                                                September 30,         December 31,
                                                                --------------------------
                                                    2001           2000           1999
                                                -------------   -----------   ------------
                                                 (Unaudited)
     Savings accounts                           $     104,826   $   107,392   $    125,414
     Money market accounts                            116,228       109,353        115,823
     Time accounts                                    296,308       329,906        305,761
     Demand deposits                                   92,395        94,315         89,302
                                                -------------   -----------   ------------
        Total deposits                          $     609,757   $   640,966   $    636,300
                                                =============   ===========   ============

     The approximate maturity of time accounts at the dates indicated follows (dollars in thousands):

                                      September 30, 200l           December 31, 200O
                                    ----------------------      ----------------------
        Maturity                       Amount     Percent          Amount     Percent
                                    -----------  ---------      -----------  ---------
                                           (Unaudited)
     One year or less               $   213,472       72.0%     $   214,666       65.1%
     Over one year to three years        58,258       19.7%          90,865       27.5%
     Over three years                    24,578        8.3%          24,375        7.4%
                                    -----------  ---------      -----------  ---------
     Total time accounts            $   296,308      100.0%     $   329,906      100.0%
                                    ===========  =========      ===========  =========


     The aggregate amount of time accounts greater than $100,000 was approximately $47.6 million (unaudited), $49.7 million and $42.2 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively. Deposit amounts in excess of $100,000 are not federally insured.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.   Borrowings

     The following is a summary of borrowings at the dates indicated (in thousands):

                                                September 30,           December 31,
                                                                 --------------------------
                                                     2001           2000           1999
                                                -------------    -----------    -----------
                                                 (Unnadited)
     Repurchase agreements                      $      33,388    $   114,618    $    93,599
     Federal Home Loan Bank term advances             227,000        145,000        115,000
     Federal Home Loan Bank overnight advances                         6,500         26,000
                                                -------------    -----------    -----------
        Total borrowings                        $     260,388    $   266,118    $   234,599
                                                =============    ===========    ===========

     The following table sets forth certain information with respect to repurchase agreements at and for the periods indicated (dollars in thousands):

                                         Nine month ended             Year ended
                                           September 30,             December 31,
                                       -------------------   ------------------------------
                                         2001       2000       2000       1999       1998
                                       --------   --------   --------   --------   --------
                                           (Unaudited)
     Maximum month-end balance         $ 62,657   $118,392   $118,392   $ 94,162   $ 92,371
     Average balance during period       56,206    110,561    110,758     71,721     78,078
     Weighted average interest rate
        at end of period                   3.92%      6.49%      6.60%      5.91%      5.36%
     Weighted average interest rate
        during period                      6.26%      6.58%      6.65%      5.07%      5.68%

     Repurchase agreements outstanding at September 30, 2001 are at interest rates ranging from 3.42% to 7.25% (unaudited), and were at interest rates ranging from 5.35% to 7.25% at December 31, 2000. At September 30, 2001, December 31, 2000 and 1999, securities pledged under repurchase agreements and other borrowings approximated $80.2 million (unaudited), $128.2 million and $98.0 million, respectively.

     As of the periods indicated, principal balances of FHLB term advances mature as follows (dollars in thousands):

                                            September 30, 200l        December 31, 200O
                                          -----------------------  -----------------------
                                          Weighted                 Weighted
                                          Average                   Average
                                            Rate         Amount      Rate         Amount
                                          --------     ----------  --------     ----------
           Maturing                            (Unaudited)
           2001                              4.29%     $   20,000     6.31%     $   65,000
           2002                              5.02%         78,500     5.56%         20,000
           2003                              5.59%         88,500     6.32%         40,000
           2004                              4.76%         10,000
           2005                              5.97%         30,000     6.31%         20,000
                                                       ----------               ----------
                Total FHLB term advances     5.29%     $  227,000     6.21%     $  145,000
                                                       ==========               ==========

     Two of the Bank's fixed-rate term FHLB advances totaling $30.0 million at both September 30, 2001 (unaudited) and December 31, 2000, are callable. If called, the Bank has the option to reprice the advance at the then-current FHLB rates, or repay the advance. The first advance for $10 million has a rate of 6.15% and matures in October 2003. The second advance for $20 million has a rate of 6.31% and matures in August 2005.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.   Borrowings (Continued)

     The Bank had available $268.4 million (unaudited) and $293.5 million in borrowing capacity with the Federal Home Loan Bank (subject to limitations), at September 30, 2001 and December 31, 2000, respectively, of which approximately $227.0 million (unaudited) and $151.5 million, respectively, was outstanding. FHLB advances are collateralized by certain mortgage loans, mortgage-backed securities, and other securities under a blanket pledge agreement with the Federal Home Loan Bank.

8.   Employee Benefits

     The Bank has a noncontributory pension plan covering substantially all employees. Under the Plan, retirement benefits are primarily a function of both the years of service and the level of compensation. It is the Bank's policy to fund the Plan as required. Plan assets consist primarily of fixed income and equity mutual funds. The Bank also provides postretirement medical and life insurance benefits to eligible retirees. The costs of these benefits are accrued over the employment period of the active employees.

     The following table represents a reconciliation of the change in the benefit obligation, plan assets and funded status of the plans at December 31 (in thousands):

                                             Pension Benefits      Postretirement Benefits
                                           --------------------    -----------------------
                                             2000        1999        2000           1999
                                           --------    --------    --------       --------
     Change in benefit obligation:
        Benefit obligation at
          beginning of year                $  9,708    $ 10,209    $  3,702       $  4,574
        Service cost                            348         384          93            131
        Interest cost                           729         684         265            265
        Plan participants' contributions         --          --          30             23
        Amendments                               --          --         199             79
        Actuarial gain                         (302)       (723)       (245)        (1,O19)
        Benefits paid                        (1,300)       (846)       (265)          (351)
                                           --------    --------    --------       --------
             Benefit obligation at
               end of year                 $  9,183    $  9,708    $  3,779       $  3,702
                                           ========    ========    ========       ========

     Change in plan assets:
        Fair value of plan assets
          at beginning of year             $ 12,712    $ 11,504    $     --       $     --
        Actual retum on plan assets           2,162       2,054          --             --
        Benefits paid                        (1,300)       (846)         --             --
                                           --------    --------    --------       --------
             Fair value of plan assets
               at end of year              $ 13,574    $ 12,712    $     --       $     --
                                           ========    ========    ========       ========

     Components of accrued benefit cost:
        Funded (unfunded) status           $  4,391    $  3,004    $ (3,779)      $ (3,702)
        Unrecognized prior service
          cost (credit)                          68          75         (21)          (228)
        Unrecognized gain                    (4,835)     (3,474)       (442)          (201)
                                           --------    --------    --------       --------
             Accrued benefit cost          $   (376)   $   (395)   $ (4,242)      $ (4,131)
                                           ========    ========    ========       ========

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


8.   Employee Benefits (Continued)

     The composition of the net periodic benefit plan cost for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):

                                                      Pension Benefits                Postretirement Benefits
                                            ----------------------------------   ---------------------------------
                                              2000         1999        1998        2000        1999        1998
                                            ---------    ---------   ---------   ---------   ---------   ---------
Service cost                                $     348    $     384   $     336   $      93   $     131   $     125
Interest cost                                     729          684         650         265         265         280
Amortization of unrecognized (gain)loss          (149)         (34)       (107)         (5)          -           7
Amortization of unrecognized
  prior service cost (credit)                       7            7          (8)         (8)        (25)        (28)
Amortization of unrecognized
  transition asset                                  -            -         (78)          -           -           -
Expected return on plan assets                   (954)        (940)       (890)          -           -           -
                                            ---------    ---------   ---------   ---------   ---------   ---------
     Net periodic benefit plan
        (credit) cost                       $     (19)   $     101   $     (97)  $     345   $     371   $     384
                                            =========    =========   =========   =========   =========   =========


Weighted-average assumptions
  as of December 31:
     Discount rate                               8.00%        7.75%       6.50%       7.50%       7.50%       6.50%
     Expected return on plan assets              8.00%        8.00%       8.00%
     Rate of compensation increase               5.50%        5.50%       4.50%


     For measurement purposes, a 7.0% annual rate of increase in the per capita cost of pre-65 covered health care benefits and a 6.0% annual rate of increase in the per capita cost of post-65 covered health care benefits was assumed for 2000. Both rates were assumed to decrease gradually to 5.0% by 2008 and remain at that level thereafter.

     The Bank also maintains a defined contribution employee savings 401(k) plan. Contributions associated with the plan amounted to approximately $167,000 (unaudited) and $197,000 (unaudited) for the nine months ended September 30, 2001 and 2000, respectively, and were approximately $247,000, $244,000 and $185,000 for the years ended December 31, 2000, 1999 and 1998, respectively.


     In June 2001, the Bank entered into an Executive Supplemental Retirement Income Agreement (the "SERP") with the Chief Executive Officer (the "CEO"). Under the terms of the SERP, upon the CEO's retirement on or after attainment of age 65, the CEO will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary, payable in monthly installments over 15 years. The SERP also contains provisions regarding the benefits payable to the CEO or his beneficiary in the event of early retirement, disability, death or a change in control of the Bank. The Bank has also entered into an endorsement split dollar agreement for the benefit of the CEO, under which the Bank purchased life insurance to provide death benefits to the CEO's beneficiary until the CEO has a vested interest in death benefits under the SERP (i.e., until he attains age 60). The Bank will pay the annual premiums on the policy and will have an interest in the policy equal to the greater of the aggregate amount of the premiums paid or the policy's entire cash surrender value. The accrued benefit liability under the SERP was approximately $40,000 (unaudited) as of September 30, 2001. For the nine months ended September 30, 2001, the Bank recorded an expense of approximately $131,000 (unaudited) related to the SERP, including premiums paid on the life insurance policy. The cash surrender value of the life insurance policy as of September 30, 2001 was not significant (unaudited).

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


9.   Income Taxes

     The provision for income taxes for the periods indicated consisted of the following (in thousands):



                         Nine months ended               Year ended
                            September 30,                December 31,
                      ----------------------   -------------------------------
                         2001         2000        2000       1999       1998
                      ---------    ---------   ---------  ---------  ---------
                           (Unaudited)

     Current:
        Federal       $   2,416    $   2,025   $   1,854  $   3,015  $     379
        State               270          207          68        400         67

     Deferred:
        Federal            (745)          60         396        144        (45)
        State              (177)         149         229         42         (6)
                      ---------    ---------   ---------  ---------  ---------
                      $   1,764    $   2,441   $   2,547  $   3,601  $     395
                      =========    =========   =========  =========  =========


     A reconciliation of the federal statutory rate to the effective income tax rate for periods indicated is as follows:

                                                    Nine months ended           Year ended
                                                      September 30,            December 31,
                                                   ------------------  ----------------------------
                                                     2001      2000      2000      1999      1998
                                                   --------  --------  --------  --------  --------
                                                       (Unaudited)
  Federal statutory income tax rate                    34 %      34 %      34 %      34 %      34 %
  State tax, net of Federal benefit                     1 %       3 %       2 %       3 %       4 %
  Tax-exempt income on securities and loans            (3)%      (2)%      (3)%      (1)%     (10)%
  Income from bank-owned life insurance                (4)%      (4)%      (5)%      (l)%       - %
  Death benefit from bank-owned life insurance         (4)%       - %       - %       - %       - %
  Other                                                 3 %       3 %       4 %       2 %       8 %
                                                   --------  --------  --------  --------  --------
                                                       27 %      34 %      32 %      37 %      36 %
                                                   ========  ========  ========  ========  ========

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


9.   Income Taxes (Continued)

     The components of deferred income taxes included in other assets in the consolidated statements of condition are approximately as follows (in thousands):

                                               September 30,          December 31,
                                               -------------   -------------------------
                                                   2001           2000          1999
                                               -------------   -----------   -----------
                                                (Unaudited)
     Deferred tax assets:
       Allowance for loan losses               $       2,575   $     2,607   $     3,319
       Accrued postretirement benefit                  1,726         1,662         1,697
       Depreciation                                      559           448           553
       Net unrealized loss on securities
         available-for-sale                                -             -         1,799
       Writedown of buildings held for sale              600             -             -
       Other                                             647           533           251
                                               -------------   -----------   -----------
          Total deferred tax assets                    6,107         5,250         7,619
                                               -------------   -----------   -----------

     Deferred tax liabilities:
       Bond discount accretion                          (130)         (195)         (141)
       Net unrealized gain on securities
         available-for-sale                           (3,068)         (118)            -
                                               -------------   -----------   -----------
          Total deferred tax liabilities              (3,198)         (313)         (141)
                                               -------------   -----------   -----------
     Net deferred tax assets                   $       2,909   $     4,937   $     7,478
                                               =============   ===========   ===========


     Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. Based on the sufficiency of temporary taxable items, historical taxable income, as well as estimates of future taxable income, the Bank believes it is more likely than not that the gross deferred tax assets at September 30, 2001 (unaudited), December 31, 2000 and 1999, will be realized.

     As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

     In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $5.1 million at both September 30, 2001 (unaudited) and December 31, 2000, and the New York State base-year reserve of $20.8 million at both September 30, 2001 (unaudited) and December 31, 2000, since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $1.7 million at both September 30, 2001 (unaudited) and December 31, 2000. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $1.0 million (net of Federal benefit) at both September 30, 2001 (unaudited) and December 31, 2000.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.    Commitments and Contingencies

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance sheet instruments.

       The following presents financial instruments whose contract amounts represent credit risk at the dates indicated (in thousands):

                                                               Contract Amount
                                             --------------------------------------------------
                                                                          December 31,
                                             September 30,      -------------------------------
                                                  2001               2000             1999
                                             -------------      -------------     -------------
                                              (Unaudited)

          Commitments to extend credit       $      48,654      $      37,055     $      44,552
          Letters of credit                          5,413              5,647             3,319



       As of September 30, 2001, December 31, 2000, and December 31, 1999, fixed rate loan commitments totaled $19.4 million (unaudited), $9.5 million, and $5.8 million, with rates between 5.25% - 14.50% (unaudited), 6.25% - 14.50%, and 5.00% - 14.50%, respectively.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       Standby and other letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since a portion of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

       For both commitments to extend credit and letters of credit, the amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include residential and commercial real estate.

       The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance periods ended September 30, 2001 and December 31, 2000 was $6.2 million (unaudited) and $5.9 million, respectively, which was satisfied by cash on hand.

       The Bank leases office space and certain branches under noncancelable operating lease agreements having initial terms which expire at various dates through 2010. Certain leases provide for renewal options of two five-year terms. Rent expense totaled approximately $318,000 (unaudited) and $268,000 (unaudited) for the nine months ended September 30, 2001 and 2000, respectively, and was approximately $403,000, $322,000 and $270,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Savings Bank of Utica and Subsidiaries

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



10.    Commitments and Contingencies (Continued)

       Minimum rentals under the initial terms of these leases are summarized as follows:


       Year ending December 31 (in thousands):
            2001                                                $     305
            2002                                                      260
            2003                                                      237
            2004                                                      190
            2005                                                      163
            Thereafter                                                517
                                                                ---------
              Total minimum lease payments                      $   1,672
                                                                =========


11.    Disclosures about Fair Values of Financial Instruments

       SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and Cash Equivalents

         The carrying values reported in the statement of condition for cash and cash equivalents are equal to the assets' fair value.

         Securities

         Fair values for securities are based on quoted market prices or dealer quotes. The fair value of accrued interest approximates carrying value.

         Loans

         Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

         Deposits

         The fair values disclosed for non-interest bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

         Borrowings

         The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings. The fair value of accrued interest approximates carrying value.

The Savings Bank of Utica and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



11.  Disclosures about Fair Values of Financial Instruments (Continued)

     Mortgagors' Escrow Funds

     The fair value for mortgagors' escrow funds approximates carrying value. The fair value of accrued interest approximates carrying value.

     Off-Balance Sheet and Derivative Instruments

     Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. Derivative instruments include interest rate cap and floor agreements. The fair value of these financial instruments is not significant.

     The net carrying amounts and fair values of financial instruments as of the dates indicated are as follows (in thousands):

                                                                            December 31,
                                                         -----------------------------------------------------
                                  September 30, 200l                2000                       1999
                                -----------------------  -------------------------  --------------------------
                                 Carrying      Fair        Carrying        Fair      Carrying         Fair
                                  Amount       Value        Amount         Value      Amount          Value
                                ----------   ----------  ------------  -----------  -----------   ------------
                                     (Unaudited)
Financial assets:
   Cash and cash equivalents     $ 29,873    $ 29,873     $  16,945    $   16,945    $  29,852     $   29,852
   Securities                     312,587     312,587       344,221        45,887      321,164        319,686

   Loans                          604,652     611,129       611,774       606,813      578,215        568,812
   Allowance for loan losses       (7,481)          -        (7,564)            -       (9,328)             -
                                 --------    --------     ---------    ----------    ---------     ----------
     Net loans                    597,171     611,129       604,210       606,813      568,887        568,812

   Accrued interest receivable      4,721       4,721         5,785         5,785        5,201          5,201

Financial liabilities:
   Deposits                      $609,757    $615,239     $ 640,966    $  641,244    $ 636,300     $  635,306
   Borrowings                     260,388     267,121       266,118       268,720      234,599        233,561
   Mortgagors' escrow funds         3,123       3,123         5,781         5,781        5,755          5,755
   Accrued interest payable         1,515       1,515         2,796         2,796        1,608          1,608


12.  Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001 (unaudited) and December 31, 2000, that the Bank met all capital adequacy requirements to which it was subject.

The Savings Bank of Utica and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


12.  Regulatory Matters (continued)

     As of September 30, 2001 (unaudited), the most recent notification from the Federal Depository Insurance Corporation, categorized the Bank as well capitalized under the regulatory framework of prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table (dollars in thousands). There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                       To Be Well Capitalized
                                                                 For Capital           Under Prompt Corrective
                                              Actual          Adequacy Purposes           Action Provisions
                                      ---------------------- --------------------     -------------------------
                                        Amount      Ratio      Amount      Ratio          Amount        Ratio
                                      ---------   ---------- ---------   --------     -----------   -----------
As of September 30,200l (unaudited):
   Total Capital
     (to Risk-Weighted Assets)        $ 100,973      19.6%    $ 41,239       8%         $ 51,549          10%
   Tier I Capital
     (to Risk-Weighted Assets)           94,533      18.3%      20,620       4%           30,930           6%
   Tier I Capital
     (to Average Assets)                 94,533       9.5%      39,866       4%           49,832           5%

As of December 31,200O:
   Total Capital
     (to Risk-Weighted Assets)        $  96,488      17.9%    $ 43,227       8%         $ 54,034          10%
   Tier I Capital
     (to Risk-Weighted Assets)           89,703      16.6%      21,613       4%           32,420           6%
   Tier I Capital
     (to Average Assets)                 89,703       8.8%      40,670       4%           50,837           5%

As of December 31,1999:
   Total Capital
     (to Risk-Weighted Assets)        $  92,203      18.4%    $ 39,246       8%         $ 49,058          10%
   Tier I Capital
     (to Risk-Weighted Assets)           84,420      17.1%      19,623       4%           29,435           6%
   Tier I Capital
     (to Average Assets)                 84,420       8.5%      39,593       4%           49,491           5%

12.  Regulatory Matters (continued)

     The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital as of the dates indicated (in thousands):

                                                            September 30,           December 31,
                                                            -------------------------------------------
                                                                2001           2000              1999
                                                            -------------------------------------------
                                                             (Unaudited)

GAAP equity                                                   $ 99,154        $ 89,911         $ 81,624
                                                              --------        --------         --------
(Less) plus:
   Unrealized holding (gains) losses on securities
      available-for-sale, net of tax                            (4,601)           (179)           2,697
                                                              --------        --------         --------
   Disallowed mortgage servicing assets                            (20)            (29)             (41)
                                                              ========        ========         ========
      Tier I capital                                            94,533          89,703           84,280

Plus:
   Allowable portion of the allowance for loan losses            6,440           6,755            6,167
                                                              ========        ========         ========
   45% of net unrealized gains on marketable equity
      securities                                                     -              30                -
      Total capital                                           $100,973        $ 96,488         $ 90,447
                                                              ========        ========         ========

13.  Adoption of Plan of Conversion (Unaudited)

     On October 2, 2001, the Board of Trustees of the Bank adopted the Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan"). Pursuant to the Plan, the Bank will reorganize into the mutual holding company form of organization as a wholly-owned subsidiary of Partners Trust Financial Group, Inc., a mid-tier stock holding company (the "holding company") that will be a majority-owned subsidiary of Partners Trust, MHC (the "MHC"). Following receipt of all required regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the reorganization, the Bank will consummate the reorganization. Pursuant to the Plan, the reorganization will be effected in a manner that is consistent with applicable federal law and regulations. Contemporaneously with the reorganization, Partners Trust Financial Group, Inc. will sell a minority interest in shares of common stock in a public stock offering (the "offering").

The Savings Bank of Utica and Subsidiaries


Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


13.  Adoption of Plan of Conversion (Unaudited) (Continued)

     Subsequent to the reorganization and offering, the minority interest will represent 49% or less of Partners Trust Financial Group, Inc.'s outstanding shares, with the MHC owning at least 51%.

     The reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Bank's assets, liabilities and equity.

     In connection with the reorganization, the Bank proposes to create a charitable foundation to be funded by the holding company by contributing a number of authorized but unissued shares of common stock and cash to the charitable foundation, immediately following the reorganization. Such contributions, once made, will not be recoverable by the Bank or the holding company. The holding company will recognize expense equal to the cash contributed and the fair value of the stock in the quarter in which the contributions occur, which is expected to be the second quarter of 2002. Such expense will reduce earnings and could have a material impact on the Bank's earnings for such quarter and for 2002.

     Reorganization and conversion costs will be deferred and deducted from the proceeds of the shares sold in the offering. If the reorganization and conversion is not completed, all costs will be charged to expense. As of September 30, 2001, approximately $35,000 of costs had been deferred.

         You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of SBU Bank or Partners Trust Financial Group may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                      Partners Trust Financial Group, Inc.
                     (Proposed Holding Company for SBU Bank)


                          5,563,125 Shares Common Stock
                 (Subject to Increase to up to 6,397,594 Shares)



                                 _______________


                                   PROSPECTUS

                                 _______________



                        Sandler O'Neill & Partners, L.P.

                                February 14, 2002

Until the later of March 21, 2002 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

                                                                                       Amount
                                                                                       ------

     *    Legal Fees and Expenses .............................................   $      245,000
     *    Printing, Postage, Mailing and EDGAR ................................          500,000
     *    Appraisal and Business Plan Fees and Expenses .......................           50,000
     *    Blue Sky Fees and Expenses ..........................................            7,500
     *    Accounting Fees and Expenses ........................................          200,000
     *    Conversion Data Processing ..........................................           70,000
     **   Marketing Agent Fees and Expenses ...................................          523,000
     *    Marketing Agent Counsel Fees ........................................           50,000
     *    Filing Fees (OTS and SEC) ...........................................           28,700
     *    Nasdaq Listing Fees .................................................           78,000
     *    Other Expenses ......................................................           21,300
                                                                                  --------------
     *    Total ...............................................................   $    1,773,500
                                                                                  ==============

_____________________
*    Estimated
** The Savings Bank of Utica ("SBU Bank") and Partners Trust Financial Group, Inc. have retained Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that Sandler O'Neill will receive fees of approximately $513,000, exclusive of expenses (including attorneys' fees) of $60,000.

Item 14.  Indemnification of Directors and Officers

Indemnification of Directors and Officers of Partners Trust Financial Group,
Inc.

          Article ELEVENTH of the Bylaws of Partners Trust Financial Group, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     ELEVENTH:
     --------

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a Director, officer or employee of the Company or is or was serving at the request of the Company as a Director, Officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer or employee or in any other capacity while serving as a Director, officer or employee, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Regulations of the Office of Thrift Supervision, as the same exists or may hereafter be amended against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

     B. The right to indemnification conferred herein shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, to the fullest extent authorized by the Regulations of the Office. The rights to indemnification and to the advancement of expenses conferred herein shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Item 15.  Recent Sales of Unregistered Securities.

          Not Applicable.

Item 16.        Exhibits and Financial Statement Schedules:

         The exhibits and financial statement schedules filed as part of this registration statement are as follows:

                (a)   List of Exhibits

1.1      Engagement Letters between SBU Bank and Sandler O'Neill & Partners,
         L.P.*

1.2 Agency Agreement among Partners Trust Financial Group, Inc., SBU Bank and Sandler O'Neill & Partners, L.P.*

2 Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan*

3.1      Charter of Partners Trust Financial Group, Inc.*

3.2      Bylaws of Partners Trust Financial Group, Inc.*

4        Form of Common Stock Certificate of Partners Trust Financial Group,
         Inc.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2      New York State Tax Opinion of KPMG LLP*

8.3      Letter from RP Financial, L.C. with respect to Subscription Rights*

10.1     Employment Agreement between The Savings Bank of Utica and John A.
         Zawadzki*

10.2     Employment Agreement between The Savings Bank of Utica and Steven A.
         Covert*

16       Letter Regarding Certified Public Accountants*

21       Subsidiaries of the Registrant*

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)*

23.2     Consent of KPMG LLP

23.3     Consent of PricewaterhouseCoopers LLP

23.4     Consent of RP Financial, L.C.

24       Power of Attorney (set forth on Signature Page)

99.1 Appraisal and Business Plan Agreement between SBU Bank and RP Financial, L.C.*

99.2     Appraisal Report of RP Financial, L.C.**

99.3     Marketing Materials*

99.4     Order and Acknowledgment Form*

99.6     Prospectus Supplement*

_________________________________
*        Previously Filed

**       Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.

                  (b)   Financial Statement Schedules

                  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.          Undertakings

                  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Utica, state of New York on February 7, 2002.

                                         PARTNERS TRUST FINANCIAL GROUP, INC.

                                    By:  /s/ John A. Zawadzki
                                         ------------------------------------
                                         John A. Zawadzki
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Partners Trust Financial Group, Inc. (the "Company") hereby severally constitute and appoint John A. Zawadzki as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said John A. Zawadzki may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said John A. Zawadzki shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signatures                               Title                                    Date
----------                               -----                                    ----
/s/ John A. Zawadzki                     President, Chief Executive               February 7, 2002
---------------------------------        Officer and Director (Principal
John A. Zawadzki                         Executive Officer)


/s/ Steven A. Covert                     Senior Vice President and  Chief         February 7, 2002
---------------------------------        Financial Officer (Principal
Steven A. Covert                         Accounting Officer)


/s/ Elizabeth B. Dugan                   Director                                 February 7, 2002
---------------------------------
Elizabeth B. Dugan


/s/ Richard R. Griffith                  Director                                 February 7, 2002
---------------------------------
Richard R. Griffith

/s/ Gordon M. Hayes, Jr.                 Director
---------------------------------
Gordon M. Hayes, Jr.                                                              February 7, 2002

/s/ Dr. Marybeth McCall                  Director              February 7, 2002
---------------------------------
Dr. Marybeth McCall

/s/ Nicholas O. Matt                     Director              February 7, 2002
---------------------------------
Nicholas O. Matt

/s/ William L. Schrauth                  Director              February 7, 2002
---------------------------------
William L. Schrauth

/s/ John B. Stetson                      Director              February 7, 2002
---------------------------------
John B. Stetson

/s/ Dwight E. Vicks, Jr.                 Director              February 7, 2002
---------------------------------
Dwight E. Vicks, Jr.

/s/ John R. Zapisek                      Director              February 7, 2002
---------------------------------
John R. Zapisek

    As filed with the Securities and Exchange Commission on February 12, 2002
                                                      Registration No. 333-75514



================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  -------------




                                  PRE-EFFECTIVE
                             AMENDMENT NO. 2 TO THE
                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1




                                  -------------








                      PARTNERS TRUST FINANCIAL GROUP, INC.

                                  EXHIBIT INDEX

1.1      Engagement Letters between SBU Bank and Sandler O'Neill & Partners,
         L.P.*

1.2 Agency Agreement among Partners Trust Financial Group, Inc., SBU Bank and Sandler O'Neill & Partners, L.P.*

2 Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan*

3.1      Charter of Partners Trust Financial Group, Inc.*

3.2      Bylaws of Partners Trust Financial Group, Inc.*

4        Form of Common Stock Certificate of Partners Trust Financial Group,
         Inc.*


5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.


8.2      New York State Tax Opinion of KPMG LLP*

8.3      Letter from RP Financial, L.C. with respect to Subscription Rights*

10.1     Employment Agreement between The Savings Bank of Utica and John A.
         Zawadzki*

10.2     Employment Agreement between The Savings Bank of Utica and Steven A.
         Covert*

16       Letter Regarding Certified Public Accountants*

21       Subsidiaries of the Registrant*


23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)*

23.2     Consent of KPMG LLP

23.3     Consent of PricewaterhouseCoopers LLP

23.4     Consent of RP Financial, L.C.

24       Power of Attorney (set forth on Signature Page)

99.1 Appraisal and Business Plan Agreement between SBU Bank and RP Financial, L.C.*

99.2     Appraisal Report of RP Financial, L.C.**

99.3     Marketing Materials*

99.4     Order and Acknowledgment Form*

99.6     Prospectus Supplement*

_________________________________
*        Previously Filed
**       Supporting financial schedules filed pursuant to Rule 202 of Regulation
         S-T.